Exhibit 10.7
MASTER LOAN AGREEMENT
by and among
US BIO ALBERT CITY, LLC
and
AGSTAR FINANCIAL SERVICES, PCA
dated
as of
November 15, 2005

i

LIST OF SCHEDULES AND EXHIBITS

Schedule 3.01(d)	Real Property
Schedule 4.01(a)	Description of Certain Transactions Related to the Borrower’s Stock
Schedule 4.01(f)	Description of Certain Threatened Actions, etc.
Schedule 4.01(k)	Location of Inventory and Farm Products; Third Parties in Possession; Crops
Schedule 4.01(l)	Office Locations; Fictitious Names; Etc.
Schedule 4.01(p)	Intellectual Property
Schedule 4.01(t)	Environmental Compliance
Schedule 5.01(o)	Management
Schedule 5.02(a)	Description of Certain Liens, Lease Obligations, etc.
Schedule 5.02(k)	Transactions with Affiliates

Exhibit A	Compliance Certificate
Exhibit B	Project Sources and Uses Statement
Exhibit C	Form of Opinion Letter

ii

MASTER LOAN AGREEMENT
     THIS MASTER LOAN AGREEMENT (this “Agreement”), dated as of November 15, 2005, between AGSTAR FINANCIAL SERVICES, PCA, a United States corporation (“Lender”) and US BIO ALBERT CITY, LLC, an Iowa limited liability company (the “Borrower”).
RECITALS
     A. The Borrower has requested the Lender extend to the Borrower various credit facilities for the purposes of acquiring, constructing, equipping and furnishing of an ethanol production facility to be located near Albert City, Buena Vista County, Iowa (the “Project”).
     B. Lender has agreed to make such loans to the Borrower, and in order to reduce the amount of paperwork associated therewith, Lender and the Borrower would like to enter into a master loan agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing, intending to be legally bound hereby, and in consideration of Lender making one or more loans to the Borrower, Lender and the Borrower agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING MATTERS
     Section 1.01. Certain Defined Terms. As used in this Agreement and in the Supplements, the following terms shall have the following meanings. Terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code, as amended from time to time. All references to dollar amounts shall mean amounts in lawful money of the United States of America.
     “Advances” means the Loans or Letters of Credit provided the Borrower pursuant to this Agreement and the Supplements to this Agreement. .
“Affiliate” means, as to any Person, any other Person: (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock of such Person; or (c) ten percent (10%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall the Lender or any Bank be deemed an Affiliate of the Borrower or any of their subsidiaries.

“Agreement” means this Agreement, as this Agreement may be amended or modified from time to time, together with all exhibits and schedules attached to this Agreement from time to time.
“Allowed Distributions” has the meaning specified in Section 5.02(b).
“Borrower” means US Bio Albert City, LLC, an Iowa limited liability company.
“Borrower’s Equity” means funds of at least 40% of Project Costs consisting of (i) member cash equity of not less than $35,000,000.00; and (ii) Subordinated Debt.
“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lender’s Office is located and, if such day relates to any LIBOR Rate, means any such day on which dealings in dollar deposits are conducted by and between banks in the applicable offshore dollar interbank market.
“Capital Expenditures” means, for any period, the sum of all amounts that would, in accordance with generally accepted accounting principles consistently applied, be included as additions to property, plant and equipment on a statement of cash flows for the Borrower during such period, with respect to: (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds; or (b) other capital expenditures and other uses recorded as capital expenditures having substantially the same effect.
“Closing Date” means November 15, 2005.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.
“Collateral” means and includes, without limitation, all property and assets granted as collateral security for the Loans or Indebtedness, whether real or personal property, whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, assignment of rents, deed of trust, assignment, pledge, chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien, charge, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract or otherwise.
“Commitment” means the respective amounts committed to by Lender under the Supplements and the Notes.
“Completion Date” means the earlier of (i) March 30, 2007, or (ii) the date a Completion Certificate is issued for the Project executed by the Borrower, General Contractor and Inspecting Engineer, whichever shall first occur.

“Completion Certificate” means a certificate executed by the Borrower, General Contractor and Inspecting Engineer stating that the Project is completed and that the corn processing equipment and fixtures are completely operational.
“Compliance Certificate” means a certificate of the Treasurer, or any other officer reasonably acceptable to the Lender, of the Borrower, substantially in the form attached hereto as Exhibit A, setting forth the calculations of current financial covenants and stating: (a) the Financial Statements are true and correct and, other than the unaudited interim financial statements, have been prepared in accordance with generally accepted accounting principles consistently applied; (b) whether they have knowledge of the occurrence of any Event of Default under this Agreement, and if so, stating in reasonable detail the facts with respect thereto; and (c) reaffirm and ratify the representations and warranties, as of the date of the certificate, contained in this Agreement.
“Construction Advance” means any Advance for the payment of Project Costs.
“Construction Contracts” means any and all contracts, written or oral, between the Borrower and any Contractor and any subcontractor and between any of the foregoing and any other person or entity relating in any way to the construction of the Project, including the performing of labor or the furnishing of standard or specially fabricated materials in connection therewith.
“Construction Loan” means the loan from the Lender to the Borrower in the amount of $75,000,000.00 and pursuant to the terms and conditions provided for in the First Supplement to this Agreement.
“Construction Note” means that certain promissory note of even date herewith executed and delivered to the Lender by the Borrower in the amount of $75,000,000.00 and pursuant to the terms and conditions provided for in the First Supplement to this Agreement.
“Construction Loan Maturity Date” means 60 days after the Completion Date.
“Contractor” means and includes any person or entity, including the General Contractor, engaged to work on or to furnish materials or supplies for the Project.
“Current Portion of Long Term Debt” means that portion of Funded Debt payable within one year from the date of such determination, determined in accordance with generally accepted accounting principles, consistently applied.
“Debt” means: (A) indebtedness for borrowed money or for the deferred purchase price of property or services; (B) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases; (C) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (A) or (B) above or (E) through (G) below; (D) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA; (E) indebtedness in respect of mandatory redemption or mandatory dividend rights on equity interests but excluding dividends payable solely in additional equity interests; (F) all obligations of a Person, contingent or otherwise, for the payment of money under any noncompete, consulting or similar agreement entered into with the seller of a company or its assets or any other similar arrangements providing for the deferred payment of the purchase price for an acquisition permitted hereby or an acquisition consummated prior to the date hereof; and (G) all obligations of a Person under any Hedging Agreement.
“Default Rate” means the lesser of: (a) the Maximum Rate; or (b) the rate per annum which shall from day-to-day be equal to two percent (2%) in excess of the then applicable rate of interest under any Supplement or Note.
“Disbursing Agent” means Lender, its successors and assigns.
“Disbursing Agreement” means the Disbursing Agreement, of even date herewith, executed by the Title Company, the Borrower, and the Lender, and any holder of Subordinated Debt, as the same may be from time to time amended, modified, or supplemented.
“Distribution” means any dividend, distribution, payment, or transfer of property to any member of the Borrower.
“Environmental Laws” means all laws and regulations relating to environmental, health, safety and land use matters applicable to any property.
“EBITDA” means for any period, the total of the following each calculated without duplication for the Borrower for such period: (i) net income from operations; plus (ii) any provision for (or less any benefit from) income taxes included in determining such net income; plus (iii) Interest Expense deducted in determining such net income; plus (iv) amortization and depreciation expense deducted in determining such net income.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Events of Default” has the meaning specified in Section 6.01.
“Excess Cash Flow” means EBITDA, less the sum of: (i) required payments in respect of Funded Debt; (ii) Maintenance Capital Expenditures; and (iii) Allowed Distributions.
“Excess Cash Flow Payment” has the meaning specified in Section 2.04(b).

“Excess Distributions” shall have the meaning specified in Section 5.02(b).
“Extraordinary Items” means items which are material and significantly different from the Borrower’s typical business activities, determined in accordance with generally accepted accounting principles, consistently applied.
“Facility Fee” shall have the meaning specified in Section 2.06.
“Fixed Charge Coverage Ratio” means the ratio of (EBITDA +/- Extraordinary Items) divided by the sum of Current Portion of Long Term Debt + Interest Expense + Dividends + Distributions + Tax Distributions + Maintenance Capital Expenditures).
“Food Security Act” means the Food Security Act of 1985, 7 U.S.C. §1631, as amended, and the regulations promulgated thereunder.
“Funded Debt” means the principal amount of all Debt of the Borrower having a final maturity of more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin) excluding, however, the principal amount due under any Revolving Note or any other line of credit used by Borrower for working capital purposes, all determined in accordance with generally accepted accounting principles, consistently applied for the period in question.
“GAAP” means generally accepted accounting principals, consistently applied.
“General Contractor” means Fagen, Inc., a Minnesota corporation, and its successors and assigns.
“Governmental Authority” means and includes any and all courts, boards, agencies, commissions, offices, or authorities of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city, or otherwise) whether now or hereafter in existence.
“Guarantor” means and includes US BioEnergy Corporation, a South Dakota corporation, together with all other of the guarantors, sureties, and accommodation parties in connection with any Indebtedness.
Guaranties. The terms “Guaranty” and “Guaranties” shall mean those guaranties given by the Guarantor, pursuant to which the Guarantor shall guarantee the full and prompt payment and performance of the Borrower under the Note and this Agreement.
“Income Taxes” means the applicable state, local or federal tax on the net income of the Borrower.
“IDNR” means the Iowa Department of Natural Resources of the State of Iowa.

“Inspecting Engineer” means BBI, Inc., and its successors and permitted assigns.
“Intellectual Property” has the meaning specified in Section 4.01(p).
“Interest Expense” means for any period, the total interest expense of the Borrower calculated on a consolidated basis.
“Interest Period” means the period commencing on the date of an Advance and ending on the numerically corresponding day in the first calendar month thereafter, except that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (a) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day or if such succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day; (b) any Interest Period which would otherwise extend beyond the Maturity Date shall end on the Maturity Date; and (c) no Interest Period shall have a duration of less than one (1) month.
“Inventory” means all of the Borrower’s inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.
“Lender” means AgStar Financial Services, PCA, and its successors and assigns.
“Letter of Credit” means any letter of credit issued by Lender pursuant to the terms of this Agreement and any Supplement.
“Letter of Credit Liabilities” means, at any time, the aggregate maximum amount available to be drawn under all outstanding Letters of Credit (in each case, determined without regard to whether any conditions to drawing could then be met) and all unreimbursed drawings under Letters of Credit.
“LIBOR Rate” (London Interbank Offered Rate) means the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on Eurocurrency Liabilities (as hereinafter defined) for banks subject to FRB Regulation D (as hereinafter defined) or required by any other federal law or regulation, quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time two Banking Days (as hereinafter defined) before the commencement of the Interest Period for the offering of U.S. Dollar deposits in the London interbank market for an Interest Period of one month, as published by Bloomberg or another major information vendor listed on BBA’s official website. “Banking Day” shall mean a day on which Lender is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England. “Eurocurrency Liabilities” has the

meaning as set forth in FRB Regulation D. “FRB Regulation D” means Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended from time to time.
“Loan and Carrying Charges” means all commitment fees to the Lender, brokerage fees, standby fees, interest charges, service fees, attorneys’ fees, contractors’ fees, developers’ fees, funding fees, title insurance fees and charges, recording fees, registration taxes, real estate taxes, special assessments, insurance premiums, utility charges incurred by the Borrower in the construction of the Project and issuance of the Notes, all costs incurred in acquisition of the Real Property and any other costs incurred in the development of the Project.
“Loan Documents” means this Agreement, any and all Supplements to this Agreement, the Notes, Letters of Credit, the Security Agreement, the Mortgage and all other agreements, documents, instruments, and certificates of the Borrower delivered to, or in favor of, the Lender under this Agreement or in connection herewith or therewith, including, without limitation, all agreements, documents, instruments, certificates and delivered in connection with the extension of Advances by the Lender.
“Loan Obligations” means all obligations, indebtedness, and liabilities of the Borrower to the Lender, including the Reimbursement Obligations, arising pursuant to any of the Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of the Borrower to repay the Advances, interest on the Advances, and all fees, costs, and expenses (including attorneys’ fees and expenses) provided for in the Loan Documents.
“Loan/Loans” means and includes the Construction Loan, the Revolving Loan and any other financial accommodations extended to the Borrower by the Lender pursuant to the terms of this Agreement and any Supplements.
“Long Term Debt” means indebtedness that matures more than one year after the date of determination thereof.
“Long Term Marketing Agreement” means any contract, agreement or understanding of the Borrower having a term of one year or more after the date of determination thereof relating to the sale of any raw materials, inventory, products or by-products of the Borrower.
“Maintenance Capital Expenditures” means all Capital Expenditures made in the ordinary course of business to maintain existing business operations of the Borrower in any fiscal year, determined in accordance with generally accepted accounting principles, consistently applied.
“Material Adverse Effect” means any set of circumstances or events which: (i) has or could reasonably be expected to have any material adverse effect upon the validity or enforceability of any Loan Documents or any material term or condition contained therein; (ii) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), business assets, operations, or property of the Borrower; or (iii) materially impairs or could reasonably be expected to materially impair the ability of the Borrower to perform the obligations under the Loan Documents.
“Material Contract” means (i) any contract or any other agreement, written or oral, or any of the Borrower or its Subsidiaries involving monetary liability of or to any such person in an amount in excess of $500,000.00 per annum; and (ii) any other contract or agreement, written or oral, of any of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect on any of the Borrower or its Subsidiaries; provided, however, that any contract or agreement which is terminable by a party other than any of the Borrower or its Subsidiaries without cause upon notice of 90 days or less shall not be considered a Material Contract.
“Maturity Date” means the fifth anniversary of the Construction Loan Maturity Date.
“Maximum Rate” means the maximum nonusurious interest rate, if any, at any time, or from time to time, that may be contracted for, taken, reserved, charged or received under applicable state or federal laws.
“Mortgage” means that certain Mortgage of even date herewith, pursuant to which a mortgage interest shall be given by the Borrower to the Lender in the Real Property to secure payment to the Lender of the Loan Obligations.
“Net Income” means net income as determined in accordance with GAAP.
“Note/Notes” means and includes the Construction Note, Revolving Note and any promissory notes executed and delivered to the Lender by the Borrower pursuant to the terms of this Agreement and any Supplements as the same may be amended, modified, supplemented, extended or restated from time to time.
“Ordinary Trade Payable Dispute” means trade accounts payable, in an aggregate amount not in excess of $100,000.00 with respect to the Borrower, with respect to which: (a) there exists a bona fide dispute between Borrower and the vendor; (b) the Borrower is contesting the same in good faith by appropriate proceedings; and (c) the Borrower has established appropriate reserves on its financial statements.
“Participation Fee” shall have the meaning specified in Section 2.06.
“Person” means any individual, corporation, business trust, association, company, partnership, joint venture, governmental authority, or other entity.
“Personal Property” means all buildings, structures, equipment, fixtures, improvements, building supplies and materials and personal property now or hereafter attached to, located in, placed in or necessary to the use of the improvements on the Real Property including, but without being limited to, all machinery, fixtures, equipment, furnishings, and appliances, as well as all renewals, replacements, additions, and substitutes thereof, and all products and proceeds thereof, and including without limitation all accounts, instruments, chattel paper, other rights to payment, money, deposit accounts, insurance proceeds and general intangibles of the Borrower, whether now owned or hereafter acquired.
“Plans and Specifications” means the final plans and specifications for the construction of the Project, to be prepared by the General Contractor, and approved by the Lender, and all amendments and modifications thereof approved by Lender.
“Project” means any and all buildings, structures, fixtures, and other improvements made to the Real Property and other uses identified in the Project Sources and Uses Statement as part of the acquisition and construction of an ethanol production facility in Albert City, Iowa, for which the Loans to Borrower are being made hereunder.
“Project Costs” means the total of all costs of acquiring the Real Property and constructing the Project as identified in the Project Sources and Uses Statement, together with all Loan and Carrying Charges.
“Project Sources and Uses Statement” means the statement attached hereto as Exhibit B which identifies the sources and uses of monies in a total amount of $125,000,000.00 related to the Project.
“Real Property” means that real property located in the County of Buena Vista, State of Iowa, owned by the Borrower, upon which the Project is to be constructed and which is described in Schedule 3.01(d).
“Reimbursement Obligation” means the obligation of the Borrowers to reimburse the Lender for any demand for payment or drawing under a Letter of Credit.
“Related Documents” means and includes without limitation all promissory notes, credit agreements, loan agreements, supplements, guaranties, security agreements, mortgages, deeds of trust, assignments and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with the Indebtedness.
“Revolving Loan” means any revolving loan provided by the Lender to the Borrower pursuant to the terms and conditions provided for in this Agreement and in any Revolving Loan Supplement.
“Revolving Loan Maturity” means the maturity date set forth in any revolving loan supplement.

“Revolving Note” means that certain promissory note in the amount of $6,500,000.00 executed and delivered to the Lender by the Borrower pursuant to the terms and conditions provided for in the Second Supplement to this Agreement.
“SARA” means the Superfund Amendment and Reauthorizations Act of 1986, as amended.
“Security Agreement” means and includes, without limitation, any agreements, promises, covenants, arrangements, understandings, or other agreements, whether created by law, contract, or otherwise, which evidence, govern, represent, or create a Security Interest, as the same has been and may hereafter be amended or otherwise modified.
“Security Interest” means and includes without limitation any type of collateral security, whether in the form of a lien, charge, mortgage, assignment of rents, deed of trust, assignment, pledge, chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise.
“Subordinated Debt” means Debt, in an amount not to exceed $15,000,000.00, obtained by the Borrower (i) on terms reasonably acceptable to the Lender; (ii) subject to an intercreditor and subordination agreement in form and substance reasonably acceptable to Lender; and (iii) subject to the terms and conditions of the Disbursing Agreement.
“Subordinated Debt Distributions” shall have the meaning specified in Section 5.02(b).
“Supplement” has the meaning set forth in Section 2.01 of this Agreement.
“Tangible Net Worth” means the excess of total assets over total liabilities except Subordinated Debt, total assets and total liabilities each to be determined in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 5.01(c) for the Borrower, excluding, however, from the determination of total assets: (i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles; (ii) treasury stock; (iii) securities which are not readily marketable; (iv) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of capital stock or Debt; (v) any write-up in the book value of any asset resulting from a revaluation thereof subsequent to the Closing Date; (vi) amortized start-up costs; and (vii) any items not included in clauses (i) through (vi) above which are treated as intangibles in conformity with generally accepted accounting principles.
“Tangible Owner’s Equity” means the Tangible Net Worth divided by total assets, measured annually at the end of each fiscal year, and expressed as a percentage.

“Tax Distributions” has the meaning specified in Section 5.02(b).
“Term Loan” means any amortizing loan with a maturity of greater than one year provided by the Lender to the Borrower pursuant to the terms and conditions of this Agreement and Supplement to this Agreement.
“Underwriting Fee” shall have the meaning specified in Section 2.06.
“Working Capital” means current assets of the Borrower less current liabilities of the Borrower as determined in accordance with GAAP.
     Section 1.02. Accounting Matters. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistently applied, except as otherwise stated herein. To enable the ready and consistent determination of compliance by the Borrower with its obligations under this Agreement, the Borrower will not change the manner in which either the last day of its fiscal year or the last days of the first three fiscal quarters of its fiscal years is calculated.
     Section 1.03. Construction. Wherever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate. The headings, captions or arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of the Loan Documents, nor affect the meaning thereof.
ARTICLE II
AMOUNTS AND TERMS OF THE LOANS
     Section 2.01. Supplements. In the event the Borrower desires to borrow from Lender and Lender is willing to lend to the Borrower, or in the event Lender and Borrower desire to consolidate any existing loans hereunder, the parties will enter into a supplement to this Agreement (each supplement, as it may be amended, modified, supplemented, extended or restated from time to time, a “Supplement” and, collectively, the “Supplements”). Each Supplement will set forth Lender’s commitment to make a Loan to the Borrower, the amount of the Loan(s), the purpose of the Loan(s), the interest rate or rate options applicable to the Loan(s), the repayment terms of the Loan(s), and any other terms and conditions applicable to the Loan(s). Each Supplement will also be accompanied by a Note of the Borrower setting forth the Borrower’s obligation to make payments of interest on the unpaid principal balance of the Loan(s), and fees and premiums, if any, and to repay the principal balance of the Loan(s). Each Loan will be governed by the terms and conditions contained in this Agreement and in the Note and the Supplement relating to that Loan.
     Section 2.02. Construction Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth in this Agreement,

the Lender has agreed to lend to Borrower and Borrower has agreed to borrow from Lender the lesser of: (i) $75,000,000.00; or (ii) 60% of the Project Costs. Such amount shall be loaned by Lender pursuant to the terms and conditions set forth in this Agreement and the First Supplement to this Agreement.
     Section 2.03. Revolving Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth in this Agreement, the Lender has agreed, as of the Closing Date, to lend to Borrower and Borrower has agreed to borrow from Lender from time to time on a revolving basis an amount not to exceed $6,500,000.00. Such amount shall be loaned by Lender pursuant to the terms and conditions set forth in this Agreement and the Second Supplement to this Agreement. Pursuant to the terms and conditions in this Agreement, the Lender may extend additional term Revolving Loans to the Borrower. Any such future term Revolving Loans shall be provided by Lender pursuant to the terms and conditions of a future term Revolving Loan Supplement.
     Section 2.04. Conversion of Construction Loan Into Term Loan. Pursuant to the terms and conditions contained in this Agreement, the Lender shall extend a term loan to the Borrower on the Construction Loan Maturity Date. Any such amount shall be provided by Lender pursuant to the terms and conditions set forth in this Agreement and a future Supplement to this Agreement setting forth the terms and conditions of such term loan, provided, however, that (i) all unpaid principal and all accrued interest on the Term Loan shall be due and payable on the Maturity Date and (ii) the Borrower shall have the right to convert all or any part of the Term Loan into a fixed rate loan, with the consent of the Lender, which shall bear interest at a rate equal to the most recent ten-year fixed rate bonds sold by the Federal Farm Credit Banks Funding Corporation prior to the Construction Loan Maturity Date, plus 300 basis points. Should the Borrower elect such fixed rate option, such rate of interest shall not be subject to any adjustments under Section 2.05 of this Agreement.
          (a) Conditions Precedent. In addition to the terms and conditions of disbursement set forth in this Agreement and the Disbursing Agreement, the Lender shall not be obligated to extend a term loan to the Borrower on the Construction Loan Maturity Date unless and until:
               (i) Completion of Project. The Project shall have been completed per the Plans and Specifications and a Completion Certificate has been obtained;
               (ii) Amount of Term Loan. The maximum amount of the Term Loan shall be the lesser of the following: (A) $75,000,000.00; or (B) 60% of the Project Costs. On the Borrower’s written request on or before the Construction Loan Maturity Date, the Construction Loan may be segmented into two credit facilities: (i) a term revolving loan in an amount not to exceed $17,000,000.00, with no required amortization; and (ii) a term loan in an amount not to exceed $58,000,000.00, with a twelve (12) year amortization. Both the term revolving loan and the term loan shall be payable in full on the Maturity Date.
               (iii) Construction Loan Exceeds Term Loan. In the event that the amount of the Construction Loan advanced by Lender exceeds the amount of the term loan to be made by the Lender, the Borrower shall immediately repay the amount of the Construction Loan which is not being converted into a term loan;
               (iv) Facility Fee. The Borrower shall have paid Lender the Facility Fee which is due pursuant to Section 2.06;
               (v) Representations and Warranties. The representations and warranties set forth in this Agreement and the First Supplement are true and correct in all material respects as of the Construction Loan Maturity Date to the same extent and with the same effect as if made at and as of the date thereof;
               (vi) No Defaults. The Borrower is not in default under the terms of this Agreement, the Related Documents or any other agreement to which the Borrower is a party and which relates to the construction or operation of the Project;
               (vii) Government Action. No license, permit, permission or authority necessary for the construction or operation of the Project has been revoked or challenged by or before any Governmental Authority; and
               (viii) Marketing Agreements. The Borrower has executed marketing agreements for all ethanol and DDGs to be produced at the Project and provided Lender with collateral assignments of all such agreements in form and content which is reasonably satisfactory to Lender and its counsel and acknowledged by the non-Borrower party to all such agreements.
          (b) Excess Cash Flow. Such term loan shall require that, beginning with the first calendar quarter following the Construction Loan Maturity Date, and continuing throughout the term of the Term Loan, the Borrower shall remit to Lender, in addition to all other installments of principal and interest, an amount equal to 50% of the Borrower’s Excess Cash Flow for the immediately preceding calendar quarter (the “Excess Cash Flow Payment”), provided however, that the total Excess Cash Flow Payments required hereunder shall not exceed $5,000,000.00 in any calendar year. All Excess Cash Flow Payments shall be applied to the reduction of the outstanding principal balance of the Revolving Term Loan. No Excess Cash Flow Payments shall be required during any calendar year should the Tangible Owner’s Equity be greater than 60% at the end of the immediately preceding fiscal year of the Borrower.
          (c) Principal Payment Suspension. Principal payments may be suspended by prepaying up to four quarterly term loan principal payments under the Term Loan. At any subsequent time to the prepayment during the course of the term of the loan Borrower may skip as many quarterly principal payments as have been prepaid (up to four) as long as all loan covenants are in compliance. Interest payments will continue to be paid according to the original amortization and due dates.
     Section 2.05. Adjustments to Interest Rate. Notwithstanding any other provision of this Agreement, the Supplements, the Notes, or the Related Documents, after the Construction

Loan Maturity Date, the rate of interest under any Loan which bears interest on a variable rate, shall be adjusted according to the following schedule should the Tangible Owner’s Equity of the Borrower, achieve the levels set forth below:

Tangible Owner’s Equity	Interest Rate

Less than 49.99%	Applicable LIBOR Rate plus 325 basis points

50.00%—59.99%	Applicable LIBOR Rate plus 300 basis points

Greater Than 60.00%	Applicable LIBOR Rate plus 275 basis points
Upon delivery of the monthly financial statements and the Compliance Certificate pursuant to Section 5.01(c)(iii) for each month that corresponds with each month end, the rate of interest for any month shall automatically be adjusted in accordance with the Tangible Owner’s Equity set forth therein and the rates set forth above. Such automatic adjustment to the rate of interest shall take effect as of the first Business Day of the month in which the Lender received the related Compliance Certificate. The term “Adjustment Date” shall mean each such Business Day when such rates, margins or fees change pursuant to the immediately prior sentence or the next following sentence. If the Borrower fails to deliver such Compliance Certificate which so sets forth the Tangible Owner’s Equity within the period of time required by Section 5.01(c)(iii) hereof or if any Event of Default occurs, the rate of interest shall automatically be adjusted to a rate equal to the applicable LIBOR Rate plus 375 basis points, such automatic adjustments: (a) to take effect as of the first Business Day after the last day on which the Borrower were required to deliver the applicable Compliance Certificate in accordance with Section 5.01(c)(iii) hereof or in the case of an Event of Default, on the date the written notice is given to the Borrower; and (b) to remain in effect until subsequently adjusted in accordance herewith upon the delivery of such Compliance Certificate or, in the case of an Event of Default, when such Event of Default has been cured to the satisfaction of the Lender.
     Section 2.06. Underwriting/Participation/Facility Fees. The Borrower agrees to pay to the Lender on the Closing Date: (i) a Underwriting Fee of $70,000.00, less any amount of this underwriting fee already paid by Borrower; and (ii) a Participation Fee of $489,000.00. In addition, the Borrower shall pay to Lender on or before the Construction Loan Maturity Date, and on each anniversary of the Construction Loan Maturity Date through the fourth anniversary, an annual Facility Fee of $35,000.00, provided that in the event the loans are refinanced, accelerated or for any other reason do not reach the Maturity Date, the Lender shall be entitled to payment of the total amount of such Facility Fees in an amount not less than $175,000.00.
     Section 2.07. Default Interest. In addition to the rights and remedies set forth above and notwithstanding any Note: (i) if the Borrower fails to make any payment to Lender when due (including, without limitation, any purchase of equity of Lender when required), then at

Lender’s option in each instance, such obligation or payment shall bear interest from the date due to the date paid at 2% per annum in excess of the rate of interest that would otherwise be applicable to such obligation or payment; (ii) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at Lender’s option in each instance, the unpaid balances of the Loans shall bear interest form the date of the Event of Default or such later date as Lender shall elect at 2% per annum in excess of the rate(s) of interest that would otherwise be in effect on the Loans under the terms of the applicable Note; (iii) after the maturity of any Loan, whether by reason of acceleration or otherwise, the unpaid principal balance of the Loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 2% per annum in excess of the rate of interest that would otherwise be in effect on the Loan under the terms of the applicable Note. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.
     Section 2.08. Late Charge. If any payment of principal or interest due under the Supplements or the Notes is not paid within ten (10) days of the due date thereof, the Borrower shall, in addition to such amount, pay a late charge equal to five percent (5%) of the amount of such payment.
     Section 2.09. Prepayment of Term Loan. The Borrower may, by notice to the Lender, prepay the outstanding amount of the Term Loan in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, without penalty or premium, except as provided in this Section and Section 2.16. In the event the Term Loan is prepaid, in whole or in part, within two (2) years following the Closing Date, the Borrower shall pay a prepayment fee equal to the following specified percentage of the amount of principal prepaid:

Months 1-12	2.00%
Months 13-24	1.00%
Notwithstanding the foregoing, no prepayment fee shall be required if such prepayment is made pursuant to Section 2.04(b) of this Agreement. Any prepayment does not otherwise affect Borrower’s obligation to pay any fees due under this Agreement. In addition, in the event any Loan is converted to a fixed rate loan, the Borrower shall pay the prepayment penalty applicable to that fixed interest rate, if any.
     Section 2.10. Changes in Law Rendering Certain LIBOR Rate Loans Unlawful. In the event that any change in any applicable law (including the adoption of any new applicable law) or any change in the interpretation of any applicable law by any judicial, governmental or other regulatory body charged with the interpretation, implementation or administration thereof, should make it (or in the good-faith judgment of the Lender should raise a substantial question as to whether it is) unlawful for the Lender to make, maintain or fund LIBOR Rate Loans, then: (a) the Lender shall promptly notify each of the other parties hereto; and (b) the obligation of the Lender to make LIBOR rate loans of such type shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness. During the period of any suspension, Lender shall make loans to Borrower that are deemed lawful and that as closely as possible reflect the terms of this Agreement.
     Section 2.11. Payments and Computations.
          (a) Method of Payment. Except as otherwise expressly provided herein, all payments of principal, interest, and other amounts to be made by the Borrower under the Loan Documents shall be made to the Lender in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim, not later than 2:00 P.M. (Minneapolis, Minnesota time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower shall, at the time of making each such payment, specify to the Lender the sums payable under the Loan Documents to which such payment is to be applied and in the event that the Borrower fail to so specify or if an Event of Default exists, the Lender may apply such payment and any proceeds of any Collateral to the Loan Obligations in such order and manner as it may elect in its sole discretion.
          (b) Application of Funds. Lender may apply all payments received by it to the Loan Obligations in such order and manner as Lender may elect in its sole discretion; provided that any payments received from any guarantor or from any disposition of any collateral provided by such guarantor shall only be applied against obligations guaranteed by such guarantor.
          (c) Payments on a Non-Business Day. Whenever any payment under any Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and fees, as the case may be.
          (d) Proceeds of Collateral. All proceeds received by the Lender from the sale or other liquidation of the Collateral when an Event of Default exists shall first be applied as payment of the accrued and unpaid fees and expenses of the Lender hereunder, including, without limitation, under Section 7.04 and then to all other unpaid or unreimbursed Loan Obligations (including reasonable attorneys’ fees and expenses) owing to the Lender and then any remaining amount of such proceeds shall be applied to the unpaid amounts of Loan Obligations, until all the Loan Obligations have been paid and satisfied in full or cash collateralized. After all the Loan Obligations (including without limitation, all contingent Loan Obligations) have been paid and satisfied in full, all Commitments terminated and all other obligations of the Lender to the Borrower otherwise satisfied, any proceeds of Collateral shall be delivered to the Person entitled thereto as directed by the Borrower or as otherwise determined by applicable law or applicable court order.
          (e) Computations. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days lapsed over a year of 365 or 366 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

     Section 2.12. Maximum Amount Limitation. Anything in this Agreement, any Supplement, any Note, or the other Loan Documents to the contrary notwithstanding, Borrower shall not be required to pay unearned interest on any Note or any of the Loan Obligations, or ever be required to pay interest on any Note or any of the Loan Obligations at a rate in excess of the Maximum Rate, if any. If the effective rate of interest which would otherwise be payable under this Agreement, any Note or any of the other Loan Documents would exceed the Maximum Rate, if any, then the rate of interest which would otherwise be contracted for, charged, or received under this Agreement, any Note or any of the other Loan Documents shall be reduced to the Maximum Rate, if any. If any unearned interest or discount or property that is deemed to constitute interest (including, without limitation, to the extent that any of the fees payable by Borrower for the Loan Obligations to the Lender under this Agreement, any Supplement, any Note, or any of the other Loan Documents are deemed to constitute interest) is contracted for, charged, or received in excess of the Maximum Rate, if any, then such interest in excess of the Maximum Rate shall be deemed a mistake and canceled, shall not be collected or collectible, and if paid nonetheless, shall, at the option of the holder of such Note, be either refunded to the Borrower, or credited on the principal of such Note. It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable law, all calculations of the rate of interest or discount contracted for, charged or received by the Lender under its Note, or under any of the Loan Documents, that are made for the purpose of determining whether such rate exceeds the Maximum Rate applicable to the Lender, if any, shall be made, to the extent permitted by applicable laws (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full terms of the Advances evidenced by the Notes, and any renewals thereof all interest at any time contracted for, charged or received by Lender in connection therewith. This Section 2.11 shall control every other provision of all agreements among the parties to this Agreement pertaining to the transactions contemplated by or contained in the Loan Documents, and the terms of this Section 2.11 shall be deemed to be incorporated in every Loan Document and communication related thereto.
     Section 2.13. Lender Records. All advances and all payments or prepayments made thereunder on account of principal or interest may be evidenced by the Lender in accordance with its usual practice in an account or accounts evidencing such advances and all payments or prepayments thereunder from time to time and the amounts of principal and interest payable and paid from time to time thereunder; in any legal action or proceeding in respect of the Notes, the entries made in such account or accounts shall be prima facie evidence of the existence and amounts of all advances and all payments or prepayments made thereunder on account of principal or interest. Lender shall provide monthly statements of such entries to Borrower for the purpose of confirming the accuracy of such entries.
     Section 2.14. Loan Payments. During the continuance of an Event of Default, the Lender may deduct any obligations due or any other amounts due and payable by the Borrower under the Loan Documents from any accounts maintained with the Lender.
     Section 2.15. Purchase of Equity Interests in AgStar Financial Services, PCA. In addition to (and not in lieu of) the other amounts payable by Borrower under this Agreement or any Supplement, Borrower shall purchase $1,000.00 of equity interests in AgStar Financial Services, PCA. The purchase price for the equity interests shall be payable in full on or prior to the date hereof. Such purchases of equity interests shall comply with AgStar Financial Services, PCA’s respective by-laws and capital plans applicable to borrowers generally. Borrower hereby acknowledges receipt of the following information and materials pertaining to AgStar Financial Services, PCA prior to the execution of this Agreement: (i) copies of the by-laws of AgStar Financial Services, PCA; (ii) a written description of the terms and conditions under which the equity interests are issued; (iii) a copy of the most recent annual reports of AgStar Financial Services, PCA; and (iv) if more recent than the latest annual reports, the latest quarterly reports of AgStar Financial Services, PCA. AgStar Financial Services, PCA shall possess a statutory security interest in its equity interests. AgStar Financial Services, PCA reserves the right to sell participations on a non-patronage basis.
     Borrower acknowledges and agrees that: (a) only the portions of the Loans provided to Borrower by AgStar Financial Services, PCA are entitled to patronage distributions in accordance with the bylaws of AgStar Financial Services, PCA and its practices and procedures; and (b) any patronage or similar payments to which Borrower is entitled as a result of its ownership of the equity interests in AgStar Financial Services, PCA will not be based on any of the Loans not belonging to AgStar Financial Services, PCA or in which AgStar Financial Services, PCA has granted a participation interest at any time.
     Section 2.16. Compensation. Upon the request of the Lender, the Borrower shall pay to the Lender such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate it for any loss, cost, or expense (excluding loss of anticipated profits incurred by it) as a result of: (i) any payment, prepayment, or conversion of a LIBOR rate loan for any reason on a date other than the last day of the Interest Period for such Loan; or (ii) any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Section 3.01 to be satisfied) to borrow, extend, or prepay a LIBOR rate loan on the date for such borrowing, extension, or prepayment specified in the relevant notice of borrowing, extension or prepayment under this Agreement.
     Such indemnification may include any amount equal to the excess, if any, of: (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrower, convert or extend to the last day of the applicable Interest Period (or in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such loan as provided for herein; over (b) the amount of interest (as reasonably determined by the Lender) which would have accrued to the Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market. The covenants of the Borrower set forth in this Section 2.16 shall survive the repayment of the Loans and other obligations under the Loan Documents hereunder.

ARTICLE III.
CONDITIONS PRECEDENT
     Section 3.01. Conditions Precedent to Funding. The effectiveness of this Agreement and obligations of the Lender to make any Advance, are subject to the conditions precedent that the Lender shall have received the following, in form and substance satisfactory to the Lender:
     (a) This Agreement, duly executed by the Borrower and the Lender;
     (b) The Supplements, duly executed by the Borrower and the Lender;
     (c) The Construction Note and the Revolving Note duly executed by the Borrower;
     (d) The Mortgage, fully executed and notarized, to secure the Loans encumbering on a first Lien basis the fee interest and/or leasehold interest of the Borrower in the Real Property and the fixtures thereon described in Schedule 3.01(d);
     (e) A Security Agreement duly executed by the Borrower and in a form as provided by the Lender by which security agreement the Lender is granted a security interest by the Borrower in the Collateral;
     (f) A copy of the Construction Contract(s) and a complete set of the Plans and Specifications, together with copies of all permits and government approvals relating to the construction and use of the Project;
     (g) An assignment of contract for each of the Construction Contracts and the Plans and Specifications, duly executed by the Borrower and pursuant to which the Borrower shall have assigned to the Lender all of the Borrower’s right, title and interest in and to each such Construction Contract, and which assignment shall have been consented to and certified in writing by the other party(ies) to each such Construction Contract;
     (h) Copies of all Material Contracts between Borrower and third parties used in the normal operations of Borrower, including but not limited to management agreements, marketing agreements, and corn delivery agreements;
     (i) Assignments of the Material Contracts between Borrower, duly executed by the Borrower and pursuant to which the Borrower shall have assigned to the Lender all of the Borrower’s right, title and interest in and to each such contracts, and which assignment shall have been consented to and certified in writing by the other party(ies) to each such contract;
     (j) Financing Statements in form and content satisfactory to the Lender and in proper form under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Lender, desirable to perfect the security interests created by the Security Agreement;
     (k) Copies of UCC, tax and judgment lien search reports listing all financing statements and other encumbrances which name the Borrower (under its present name and any previous name) and which are filed in the jurisdictions in which the Borrower is located, organized or maintains collateral, together with copies of such financing statements (none of which shall cover the collateral purported to be covered by the Security Agreement);
     (l) Evidence that all other actions necessary or, in the opinion of the Lender, desirable to enable the Lender to perfect and protect the security interests created by the Security Agreement have been taken;
     (m) An ALTA mortgagee title insurance policy issued by a title insurance company acceptable to Lender, with respect to the Real Property, assuring the Lender that the Mortgage creates a valid and enforceable encumbrance on the Real Property, free and clear of all defects and encumbrances except Permitted Liens and containing: (i) a comprehensive endorsement (ALTA form 9); (ii) a zoning endorsement (ALTA form 3.1) specifying an ethanol production facility as a permitted use for all of the parcels included in the Real Property; and (iii) such endorsements as the Lender shall reasonably require. All such title insurance policies shall be in form and substance reasonably satisfactory to the Lender and shall provide for affirmative insurance and such reinsurance as the Lender may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Lender;
     (n) Maps or plats of the Real Property certified to the Lender and the title insurance company issuing the policy referred to in Subsection 3.01(n) (the “Title Insurance Company”) in a manner reasonably satisfactory to each of the Lender and the Title Insurance Company, dated a date reasonably satisfactory to each of the Lender and the Title Insurance Company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (i) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (ii) the lines of streets abutting the sites and width thereof; (iii) all access and other easements appurtenant to the sites necessary to use the sites; (iv) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (v) any encroachments on any adjoining property by the building structures and improvements on the sites; and (vi) if the site is described as being on a filed map, a legend relating the survey to said map;
     (o) Evidence as to: (i) whether any portion of the Real Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”); and (ii) if any portion of the Real Property is a Flood Hazard Property: (A) whether the community in which such Real Property is located is participating in the National Flood Insurance Program; (B) the Borrower’s written acknowledgment of receipt of written notification from the Lender (1) as to the fact that such Real Property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program; and (C) copies of insurance policies or certificates of insurance of the Borrower evidencing flood insurance satisfactory to the Lender and naming the Lender as sole loss payee on behalf of the Lender;
     (p) Evidence reasonably satisfactory to the Lender that the Real Property and the contemplated use of the Real Property, are in compliance in all material respects with all applicable Laws including without limitation health and Environmental Laws, including, but not limited to all concentrated animal feedlot operations rules and regulations, erosion control ordinances, storm drainage control laws, doing business and/or licensing laws, zoning laws (the evidence submitted as to zoning should include the zoning designation made for the Real Property, the permitted uses of the Real Property under such zoning designation and zoning requirements as to parking, lot size, ingress, egress and building setbacks) and laws regarding access and facilities for disabled persons including, but not limited to, the Federal Architectural Barriers Act, the Fair Housing Amendments Act of 1988, the Rehabilitation Act of 1973 and the Americans with Disabilities Act of 1990;
     (q) A certificate of the secretary of the Borrower together with true and correct copies of the following: (i) the Articles of Organization of the Borrower, including all amendments thereto, certified by the Office of the Secretary of State of the state of its incorporation and dated within 30 days prior to the date hereof; (ii) the Operating Agreement of the Borrower, including all amendments thereto; (iii) the resolutions of the Board of Governors of the Borrower authorizing the execution, delivery and performance of this Agreement, the other Loan Documents, and all documentation executed and delivered in connection therewith to which the Borrower is a party; (iv) certificates of the appropriate government officials of the state of organization of the Borrower as to its existence and good standing, and certificates of the appropriate government officials in each state where each corporate Borrower does business and where failure to qualify as a foreign corporation would have a material adverse effect on the business and financial condition of the Borrower, as to its good standing and due qualification to do business in such state, each dated within 30 days prior to the date hereof; and (v) the names of the officers of the Borrower authorized to sign this Agreement and the other Loan Documents to be executed by each corporate Borrower, together with a sample of the true signature of each such officer;
     (r) Legal opinion of Lindquist & Vennum, PLLP, legal counsel for the Borrower, substantially in the form attached hereto as “Exhibit C”;
     (s) The Participation Fee and Underwriting Fee due pursuant to Section 2.06 have been paid;
     (t) An intercreditor and subordination agreement between the Lender and any holder of Subordinated Debt as to the priority of the Lender’s security interests in the Collateral, rights to payment following an Event of Default, and as to such other matters as reasonably requested by the Lender;

     (u) Evidence that the costs and expenses (including, without limitation, attorney’s fees) referred to in Section 7.04, to the extent incurred and invoiced, shall have been paid in full;
     (v) The results of the Lender’s inspection of the Collateral, and the Lender’s receipt of an appraisal of the Collateral acceptable to Lender in its sole discretion;
     (w) Satisfactory review by the Lender of any pending litigation relating to the Borrower;
     (x) A Phase I Environmental Assessment in form and substance acceptable to the Lender;
     (y) The Borrower shall have ordered the General Contractor to begin construction of the Project, and construction shall have commenced;
     (z) A schedule, certified by Borrower as accurate and complete, setting forth: (i) the necessary licenses, permits and consents required by applicable federal, state, and local governmental entities required for the lawful construction and operation of the Project; and (ii) the deadlines to obtain such licenses, permits and consents so that the Completion Date occurs as scheduled;
     (aa) Lender shall have received in form and substance acceptable to Lender, an agreement with an Inspecting Engineer of recognized standing and acceptable to Lender, by which agreement such Inspecting Engineer agrees to assist Lender in its inspection of the Project during construction, review and approve requests for Advances on the Construction Loan on behalf of Lender, and provide such additional services as Lender may reasonably require at the sole expense of Borrower;
     (bb) The Borrower shall have provided commitment to the Lender of its Borrower’s Equity;
     (cc) The Borrower shall have provided to Lender evidence reasonably satisfactory to the Lender that the Borrower is an eligible Farm Credit System borrower under 12 CFR §613.3010;
     (dd) A Commodity Account Control Agreement for all commodity accounts kept and maintained by the Borrower;
     (ee) A Deposit Account Control Agreement for all deposit accounts kept and maintained by the Borrower;
     (ff) The Guarantor shall have executed and delivered to Lender the Guaranty pursuant to which the Guarantor shall have guaranteed the full and prompt payment and performance by Borrower of the Notes, Indebtedness, the Supplements and this Agreement; and

     (gg) Evidence that the insurance required by Sections 5.01(j) and 5.01(r)(xii) has been obtained by the Borrower.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
     Section 4.01 Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:
          (a) Borrower. The Borrower is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Iowa and is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect on its respective financial condition or operations. The Borrower has the power and authority to own and operate its assets and to carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is or may become a party. There are no outstanding subscriptions, options, warrants, calls, or rights (including preemptive rights) to acquire, and no outstanding securities or instruments convertible into, membership interests (units) of the Borrower, except for those transactions set forth on Schedule 4.01(a);
          (b) The Loan Documents. The execution, delivery and performance by the Borrower of the Loan Documents are within the Borrower’s powers, have been duly authorized by all necessary action, do not contravene: (i) the articles of organization or operating agreements of the Borrower; or (ii) any law or any contractual restriction binding on or affecting the Borrower, and do not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant to the terms thereof) upon or with respect to any of its respective properties;
          (c) Governmental Approvals. No consent, permission, authorization, order or license of any Governmental Authority or of any party to any agreement to which the Borrower is a party or by which it or any of its respective property may be bound or affected, is necessary in connection with the project, acquisition or other activity being financed by this Agreement, the execution, delivery, performance or enforcement of the Loan Documents or the creation and perfection of the liens and security interest granted thereby, except as such have been obtained and are in full force and effect or which are required in connection with the exercise of remedies hereunder;
          (d) Enforceability. This Agreement is, and each other Loan Document to which the Borrower is a party when delivered will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity;
          (e) Financial Condition and Operations. The balance sheet of the Borrower , as of November 10, 2005, and, with respect to the period ended November 10, 2005,

the related statement of cash flow of the Borrower for the fiscal period then ended, copies of which have been furnished to the Lender, fairly present in all material respects the financial condition of the Borrower as at such date, and the results of the operations of the Borrower for the period ended on such dates and since November 10, 2005, there has been no material adverse change in such condition or operations;
          (f) Litigation. Except as described on Schedule 4.01(f), there is no pending or threatened action or proceeding affecting the Borrower or any of the transactions contemplated hereby before any court, governmental agency or arbitrator, which may materially adversely affect the financial condition or operations of the Borrower. As of the Closing Date, there are no outstanding judgments against the Borrower;
          (g) Use of Proceeds of Advances, etc. (i) No proceeds of the Loans will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934 (provided, however, that this provision shall not prohibit Borrower from investing in certain value added cooperatives for the purposes of carrying out their overall business operations); (ii) the Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System); and (iii) no proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock;
          (h) Liens. Except as created by the Loan Documents, there is no lien, security interest or other charge or encumbrance, and no other type of preferential arrangement, upon or with respect to any of the properties or income of the Borrower, which secures Debt of any Person, except as described in Schedule 5.02(a);
          (i) Taxes. The Borrower has filed or caused to be filed all federal, state and local tax returns that are required to be filed and has paid all other taxes, assessments, and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except where the payment of such tax, assessment, government charge or levy is being contested in good faith and by appropriate proceedings and adequate reserves in compliance with GAAP have been set aside on the Borrower’s books therefore;
          (j) Solvency. As of and from and after the date of this Agreement, the Borrower: (i) owns and will own assets the fair saleable value of which are: (A) greater than the total amount of liabilities (including contingent liabilities); and (B) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (ii) has capital that is not unreasonably small in relation to its business as presently conducted or any contemplated or undertaken transaction; and (iii) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due;
          (k) Location of Inventory and Farm Products; Third Parties in Possession; Crops. The Borrower’s inventory and farm products pledged as collateral under the

Security Agreement are located at the places (or, as applicable, jurisdictions) specified in Schedule 4.01(k) for the Borrower, except to the extent any such inventory and farm products are in transit. Schedule 4.01(k) correctly identifies, as of the date hereof, the landlords or mortgagees, if any, of each of its locations identified in Schedule 4.01(k) currently leased or owned by the Borrower. Except for the Persons identified on Schedule 4.01(k), no Person other than the Borrower and the Lender has possession of any of the Collateral. Except as described in above, none of its Collateral has been located in any location within the past four months other than as set forth on Schedule 4.01(k) for the Borrower;
          (l) Office Locations; Fictitious Names; Predecessor Companies; Tax I.D. Number. The Borrower’s chief place of business, its chief executive office, and its jurisdiction of organization is located at the place identified for the Borrower on Schedule 4.01(l). Within the last four months it has not had any other chief place of business, chief executive office, or jurisdiction of organization. Schedule 4.01 (l) also sets forth all other places where the Borrower keeps its books and records and all other locations where the Borrower has a place of business. The Borrower does not do business nor has the Borrower done business during the past five (5) years under any trade-name or fictitious business name except as disclosed on Schedule 4.01(l). Schedule 4.01(l) sets forth an accurate list of all names of all predecessor companies of the Borrower including the names of any entities it acquired (by stock purchase, asset purchase, merger or otherwise) and the chief place of business and chief executive office of each such predecessor company. For purposes of the foregoing, a “predecessor company” shall mean any Person whose assets or equity interests are acquired by the Borrower or who was merged with or into the Borrower within the last four months prior to the date hereof. The Borrower’s United States Federal Income Tax I.D. Number and state organizational identification number are identified on Schedule 4.01(l);
          (m) Title to Properties. The Borrower has such title or leasehold interest in and to the Real Property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title or leasehold interest in and to all of its Personal Property, including those reflected on the financial statements of the Borrower previously delivered to Lender, except those which have been disposed of by the Borrower subsequent to the date of such delivered financial statements which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder;
          (n) Disclosure. All factual information furnished by or on behalf of the Borrower or its subsidiaries in writing to the Lender (including, without limitation, all factual information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Lender, will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided;

          (o) Operation of Business. The Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct its business substantially as now conducted and will obtain all such licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto necessary to conduct its business as presently proposed to be conducted except those that the failure to so possess could not reasonably be expected to have a Material Adverse Effect on its financial condition or operations, and the Borrower is not in violation of any valid rights of others with respect to any of the foregoing except violations that could not reasonably be expected to have such a Material Adverse Effect;
          (p) Intellectual Property. The Borrower owns, or has the legal right to use, all patents, trademarks, tradenames, copyrights, technology, know-how and processes (the “Intellectual Property”) necessary for it to conduct its business as currently conducted except for those the failure to own or have such legal right to use could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, set forth in Schedule 4.01(p) is a list of all Intellectual Property registered with the United States Copyright Office or the United States Patent and Trademark Office and owned by the Borrower or that the Borrower has the right to use. Except as provided in Schedule 4.01(p), no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any such claim, and, to the knowledge of the Borrower, the use of such Intellectual Property by the Borrower does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect;
          (q) Employee Benefit Plans. The Borrower is in compliance in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder, the failure to comply with which could have a Material Adverse Effect on the Borrower;
          (r) Investment Company Act. The Borrower is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended;
          (s) Compliance with Laws. The Borrower is in compliance in all material respects with all laws, rules, regulations, ordinances, codes, orders, and the like, the failure to comply with which could have a Material Adverse Effect on the Borrower;
          (t) Environmental Compliance. Borrower, except as set forth in Schedule 4.01(t), is in material compliance with all applicable Environmental Laws; and
          (u) Material Change. The Borrower has performed all of its material obligations, other than those obligations for which performance is not yet due, under all Material Contracts and, to the best knowledge of the Borrower, each other party thereto is in compliance with each such Material Contract. Each such Material Contract is in full force and effect in accordance with the terms thereof. The Borrower has made available a true and complete copy of each such Material Contract for inspection by Lender.
ARTICLE V.
COVENANTS OF THE BORROWER
     Section 5.01. Affirmative Covenants. So long as any Loan Obligations remain unpaid or the Lender shall have any commitment hereunder, the Borrower shall, unless the Lender shall otherwise consent in advance in writing:
          (a) Compliance with Laws, etc. Comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, (i) all applicable zoning and land use laws; (ii) all employee benefit and Environmental Laws, and (iii) paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith;
          (b) Visitation Rights; Field Examination. At any reasonable time and from time to time, permit the Lender or representatives, to (i) examine and make copies of and abstracts from the records and books of account of the Borrower, and (ii) enter onto the property of the Borrower to conduct unannounced field examinations and collateral inspections, with such frequency as Lender in its sole discretion may deem appropriate, and (iii) discuss the affairs, finances, and accounts of the Borrower with any of Borrower’s officers or directors. Borrower consents to and authorizes Lender to enter onto the property of Borrower for purposes of conducting the examinations, inspections and discussions provided above. Upon and during the occurrence of an Event of Default or in the event that there are deemed by the Lender to be any material inconsistencies and/or material noncompliance with respect to any financial or other reporting on the part of the Borrower, any and all visits and inspections deemed necessary or desirable on account of such Event of Default, inconsistency and/or noncompliance shall be at the expense of the Borrower. In addition to the foregoing, at any reasonable time and from time to time, the Borrower also shall permit the Lender or representatives thereof, at the expense of the Lender, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower, and to discuss the affairs, finances and accounts of the Borrower with any of its respective officers or directors;
          (c) Reporting Requirements. Furnish to the Lender:
               (i) As soon as available, but in no event later than 120 days after the end of each fiscal year of the Borrower occurring during the term hereof, annual consolidated financial statements of the Borrower, prepared in accordance with GAAP consistently applied and in a format that demonstrates any accounting or formatting change that may be required by the various jurisdictions in which the business of the Borrower is conducted (to the extent not inconsistent with GAAP). Such financial statements shall: (i) be audited by independent certified public accountants selected by the Borrower and acceptable to Lender; (ii) be accompanied by a report of such accountants containing an certified opinion, without qualification, thereon acceptable to Lender; (iii) be prepared in reasonable detail, and in comparative form; and (iv) include a balance sheet, a statement of income, a statement of stockholders’, members’ or partner’s equity, a statement of cash flows, and all notes and schedules relating thereto and any management letter;
               (ii) Beginning with the first (1st) month following the Completion Date, as soon as available and in any event within 30 days after the end of each month, balance sheets of the Borrower as of the end of such month and statement of income of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such month, certified by an authorized officer of the Borrower;
               (iii) As soon as available but in no event later than 30 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower occurring during the term hereof, unaudited quarterly consolidated financial statements of the Borrower, in each case prepared in accordance with GAAP consistently applied (except for the omission of footnotes and for the effect of normal year-end audit adjustments) and in a format that demonstrates any accounting or formatting change that may be required by various jurisdictions in which the business of the Borrower is conducted (to the extent not inconsistent with GAAP). Each of such financial statements shall (i) be prepared in reasonable detail and in comparative form, including a comparison of actual performance to the budget for such quarter and year-to-date, delivered to Lender under Subsection 5.01(c)(vi) below, and (ii) include a balance sheet, a statement of income for such quarter and for the period year-to-date, and such other quarterly statements as Lender may specifically request which quarterly statements shall include any and all supplements thereto. Such quarterly statements shall be certified by an authorized officer of the Borrower, and be accompanied by a Compliance Certificate which: (A) states that no Event of Default, and no event or condition that but for the passage of time, the giving of notice or both would constitute an Event of Default, has occurred or is in existence; and (B) shows in detail satisfactory to the Lender the calculation of, and the Borrower’ compliance with, each of the covenants contained in Sections 5.01(d), 5.01(e), 5.01(f), and 5.01(g);
               (iv) promptly upon the Lender’s request therefor, copies of all reports and notices which the Borrower or any of its subsidiaries files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Borrower or any its subsidiary receives from such Corporation;
               (v) notwithstanding the foregoing Section 5.01(c)(iv), provide to Lender within 30 days after it becomes aware of the occurrence of any Reportable Event (as defined in Section 4043 of ERISA) applicable to the Borrower or any of its Subsidiaries, a statement describing such Reportable Event and the actions it proposes to take in response to such Reportable Event;
               (vi) by November 1 of each fiscal year of the Borrower, an annual (with monthly break out) operating and capital assets budget of the Borrower for the immediately succeeding fiscal year containing, among other things, pro forma financial statements and forecasts for all planned lines of business;

               (vii) as soon as available but in any event not more than 30 days after the end of each month, production reports for the immediately preceding calendar month setting forth corn inputs, ethanol output, DDGS output, natural gas usage and CO2 output, together with such additional production information as requested by Lender;
               (viii) promptly, upon the occurrence of an Event of Default or an event or condition that but for the passage of time or the giving of notice or both would constitute an Event of Default, notice of such Event of Default or event;
               (ix) promptly after the receipt thereof, a copy of any management letters or written reports submitted to the Borrower by its independent certified public accountants with respect to the business, financial condition or operation of the Borrower;
               (x) promptly after the receipt thereof, a copy of any notice of default under any Long-Term Marketing Agreement;
               (xi) furnish to the Lender, promptly after transmittal or filing thereof by the Borrower, copies of all proxy statements, notices and reports as it shall send to its members and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission), and promptly after the receipt thereof by the Borrower, copies of all management letters or similar documents submitted to the Borrower by independent certified public accountants in connection with each annual and any interim audit of the accounts of the Borrower or of the Borrower and any of its Subsidiaries.
               (xii) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its respective subsidiaries as the Lender may from time to time reasonably request;
               (xiii) promptly after the commencement thereof, notice of the commencement of all actions, suits, or proceedings before any court, arbitrator, or government department, commission, board, bureau, agency, or instrumentality affecting the Borrower or any of its subsidiaries which, if determined adversely, could have a Material Adverse Effect on any of the Borrower or its subsidiaries;
               (xiv) without limiting the provisions of Section 5.01(c)(xiii) above, promptly after receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or any other communication alleging a condition that may require the Borrower or any of its subsidiaries to undertake or to contribute to a cleanup or other response under all laws relating to environmental protection, or which seek penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such laws, or which claim personal injury or property damage to any person as a result of environmental factors or conditions;

               (xx) promptly after filing, receipt or becoming aware thereof, copies of any filings or communications sent to and notices or other communications received by the Borrower or any of its subsidiaries from any Governmental Authority, including, without limitation, the Securities and Exchange Commission, the FCC, the PUC, or any other state utility commission relating to any material noncompliance by the Borrower or any of its subsidiaries with any laws or with respect to any matter or proceeding the effect of which, if adversely determined, could have a Material Adverse Effect on any of the Borrower of its subsidiaries;
               (xxi) promptly after becoming aware thereof, notice of any matter which has had or could have a Material Adverse Effect on any of the Borrower or its subsidiaries
          (d) Working Capital. Achieve and maintain, Working Capital of at least $5.0 million at the end of the 12th month following the Completion Date. Achieve and maintain Working Capital of at least $10.0 million at the end of the 24th month following the Completion Date. Thereafter, continually maintain Working Capital of at least $10.0 million;
          (e) Tangible Net Worth. On the Completion Date, the Borrower’s Tangible Net Worth shall be not less than $45,000,000.00. After the Completion Date, the Borrower shall maintain Tangible Net Worth, measured at the end of each fiscal year, in an amount equal to the lesser of: (i) the Borrower’s Tangible Net Worth at the end of the immediately preceding fiscal year plus $1,000,000.00; or (ii) the Borrower’s Tangible Net Worth at the end of the immediately preceding fiscal year plus the Borrower’s retained earnings at the end of the current fiscal year;
          (f) Tangible Owner’s Equity. Achieve and maintain Tangible Owner’s Equity of at least 40% beginning at the end of the 12th month following the Completion Date and maintained and measured annually thereafter;
          (g) Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00, measured initially at the end of the 12th month following the Completion Date and maintained and measured annually thereafter.
          (h) Liens. There shall be no lien, security interest or other charge or encumbrance, and no other type of preferential arrangement, upon or with respect to any of the properties or income of the Borrower, which secures Debt of any Person, except for the security interests of the Security Agreement or except as described in Schedule 5.02(a);
          (i) Landlord and Mortgagee Waivers. Obtain and furnish to the Lender as soon as available, waivers, acknowledgments and consents, duly executed by each: (i) real property owner, landlord and mortgagee having an interest in any of the premises owned or leased by the Borrower or in which any Collateral of the Borrower is located or to be located (and if no Collateral of Borrower is located at a parcel of property not owned or leased by a Borrower, no such waivers, acknowledgments or consents will be required); and (ii) each third party holding any Collateral, all in form and substance acceptable to the Lender, except as otherwise agreed to by the Lender;

          (j) Insurance. Maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as are usually carried by entities engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates, and make such increases in the type of amount or coverage as Lender may reasonably request, provided that in any event the Borrower will maintain and cause each of its subsidiaries to maintain workers’ compensation insurance, property insurance and comprehensive general liability insurance reasonably satisfactory to the Lender. All such policies insuring any collateral for the Borrower’s obligations to Lender shall have lender or mortgagee loss payable clauses or endorsements in form and substance acceptable to Lender. Each insurance policy covering Collateral shall be in compliance with the requirements of the Security Agreement;
          (k) Property and Insurance Maintenance. Maintain and preserve all of its property and each and every part and parcel thereof that is necessary to or useful in the proper conduct of its business in good repair, working order, and condition, ordinary wear and tear excepted, and in compliance with all applicable laws, and make all alterations, replacements, and improvements thereto as may from time to time be necessary in order to ensure that its properties remain in good working order and condition and compliance. The Borrower agrees that upon the occurrence and continuing existence of an Event of Default, at Lender’s request, which request may not be made more than once a year, the Borrower will furnish to Lender a report on the condition of the Borrower’s and any of its subsidiaries’ property prepared by a professional engineer satisfactory to Lender;
          (l) Keeping Books and Records. Maintain and cause each of its subsidiaries to, maintain proper books of record and account in which full, true, and correct entries in conformity with generally accepted accounting principles shall be made of all dealings and transactions in relation to its business and activities;
          (m) Food Security Act Compliance. If the Borrower acquires any Collateral which may have constituted farm products in the possession of the seller or supplier thereof, such Borrower shall, at its own expense, use its best efforts to take such steps to insure that all Liens (except the liens granted pursuant hereto) in such acquired Collateral are terminated or released, including, without limitation, in the case of such farm products produced in a state which has established a Central Filing System (as defined in the Food Security Act), registering with the Secretary of State of such state (or such other party or office designated by such state) and otherwise take such reasonable actions necessary, as prescribed by the Food Security Act, to purchase farm products free of liens (except the liens granted pursuant hereto); provided, however, that such Borrower may contest and need not obtain the release or termination of any lien asserted by any creditor of any seller of such farm products, so long as it shall be contesting the same by proper proceedings and maintain appropriate accruals and reserves therefor in accordance with the generally accepted accounting principles. Upon the Lender’s request made, the Borrower agrees to forward to the Lender promptly after receipt copies of all notices of liens and master lists of Effective Financing Statements delivered to the Borrower pursuant to the Food Security Act, which notices and/or lists pertain to any of the Collateral. Upon the Lender’s request, the Borrower agrees to provide the Lender with the names of Persons who supply the Borrower with such farm products and such other information as the Lender may reasonably request with respect to such Persons;
          (n) Warehouse Receipts. If any warehouse receipt or receipts in the nature of a warehouse receipt is issued in respect of any portion of the Collateral, then the Borrower: (i) will not permit such warehouse receipt or receipts in the nature thereof to be “negotiable” as such term is used in Article 7 of the Uniform Commercial Code; and (ii) will deliver all such receipts to the Lender (or a Person designated by the Lender) within five (5) days of the Lender’s request and from time to time thereafter. If no Event of Default exists, the Lender agrees to deliver to such Borrower any receipt so held by the Lender upon such Borrower’s request in connection with such sale or other disposition of the underlying inventory, if such disposition is in ordinary course of such Borrower’s business;
          (o) Management of Borrower. Management of the Borrower shall be maintained as set forth on Schedule 5.01(o) hereto, unless otherwise approved in Lender’s reasonable discretion;
          (p) Compliance with Other Agreements. Borrower will perform in all material respects all obligations and abide in all material respects by all covenants and agreements contained in the following agreements: (i) any and all Long Term Marketing Agreements; and (ii) any other Material Contracts.
          (q) Additional Assurances. Make, execute and deliver to Lender such promissory notes, mortgages, deeds of trust, financing statements, control agreements, instruments, documents and other agreements as Lender or its counsel may reasonably request to evidence and secure the Loans and to perfect all Security Interest; and
          (r) Construction of Project. Borrower shall:
               (i) diligently proceed with construction of the Project in accordance with the Plans and Specifications and in accordance with all applicable laws and ordinance and will complete the Project on or before the Completion Date;
               (ii) use the proceeds of all Advances solely to pay the Project Costs as specified in the Project Sources and Uses Statement;
               (iii) use its best efforts to require the Contractor(s) to comply with all rules, regulations, ordinances and laws relating to work on the Project;
               (iv) obtain the Lender’s prior written approval of any change in the Plans and Specifications for the Project approved by the Lender which might materially adversely affect the value of the Lender’s security, and has a cost of $25,000.00 or greater. The Lender will have a reasonable time to evaluate any requests for its approval of any changes referred to in this paragraph. The Lender may approve or disapprove changes in its discretion, subject to the foregoing provisions of this Section 5.01(r)(iv). If it reasonably appears to the Lender that any change may increase the Project Costs, the Lender may require the Borrower to deposit additional funds with the Lender pursuant to the provisions of this Agreement in an amount sufficient to cover the increased costs as a condition to giving its approval;
               (v) comply with and keep in effect all necessary permits and approvals obtained from any Governmental Authority relating to the lawful construction of the Project. The Borrower will comply with all applicable existing and future laws, regulations, orders, and requirements of any Governmental Authority, judicial, or legal authorities having jurisdiction over the Real Property or Project, and with all recorded restrictions affecting the Real Property;
               (vi) furnish to the Lender from time to time on request by the Lender, in a form acceptable to the Lender, correct lists of all contractors and subcontractors employed in connection with construction of the Project and true and correct copies of all executed contracts and subcontracts. The Lender may contact any contractor or subcontractor to verify any facts disclosed in the lists, Borrower must consent to the disclosure of such information by the contractors and subcontractors to Lender or its agents upon Lender’s request, and Borrower must assist Lender or its agents in obtaining such information upon Lender’s request;
               (vii) upon completion of the building foundation of the Project, deliver to the Lender an “as-built” survey of the Real Property which: (a) sets forth the location and exterior lines and egress and other improvements completed on the Real Property and demonstrates compliance with all applicable setback requirements; (b) demonstrates that the Project is entirely within the exterior boundaries of the Real Property and any building restriction lines and does not encroach upon any easements or rights-of-way; and (c) contains such other information as the Lender may reasonably request;
               (viii) not purchase any materials, equipment, fixtures, or articles of personal property placed in the Project prior to the Construction Loan Maturity Date under any security agreement or other agreement where the seller reserves or purports to reserve title or the right of removal or repossession, or the right to consider them personal property after their incorporation in the work of construction, unless authorized by the Lender in writing;
               (ix) provide the Lender and its representatives with access to the Real Property and the Project at any reasonable time and upon reasonable notice to enter the Real Property and inspect the work or construction and all materials, plans, specifications, and other matters relating to the construction. The Lender will also have the right to, at any reasonable time and upon reasonable notice, examine, copy, and audit the books, records, accounting data, and other documents of the Borrower and its contractors relating to the Real Property or construction of the Project;
               (x) pay and discharge all claims and liens for labor done and materials and services furnished in connection with the construction of the Project. The Borrower will have the right to contest in good faith any claim or lien, provided that it does so diligently and without prejudice to the Lender or the ability to obtain title insurance in the manner required by this Agreement and the Disbursing Agreement. Upon the Lender’s request, the Borrower will promptly provide a bond, cash deposit, or other security reasonably satisfactory to the Lender to protect the Lender’s interest and security should the contest be unsuccessful;
               (xi) at the Lender’s request and expense, post signs on the Real Property for the purpose of identifying the Lender as the “Lender.” At the request of the Lender, or the participating local community banks, the Borrower will use its best efforts to identify the Lender as the lender in publicity concerning the Project;
               (xii) maintain in force until full payment of the builder’s risk insurance in such amounts, form, risk coverage, deductibles, insurer, loss payable and cancellation provision s as required by the Lender. The Lender’s approval, however, will not be a representation of the solvency of any insurer or the sufficiency of any amount of insurance;
               (xiii) cooperate at all times with the Lender in bringing about the timely completion of the Project, and resolve all disputes arising during the work of construction in a manner which will allow work to proceed expeditiously. With respect to such disputes, the Borrower will have the right to contest in good faith claims resulting in disputes, provided that it does so diligently and without prejudice to the Lender. Upon the Lender’s request, the Borrower will promptly provide a bond, cash deposit, or other security reasonably satisfactory to the Lender to protect the Lender’s interest and security should the contest be unsuccessful;
               (xiv) pay the Lender’s and the Disbursing Agent’s out-of-pocket costs and expenses incurred in connection with the making or disbursement of the Loans or in the exercise of any of its rights or remedies under this Agreement, including but not limited to title insurance and escrow charges, disbursing agent fees, recording charges, and mortgage taxes, reasonable legal fees and disbursements, and reasonable fees and costs for services which are not customarily performed by the Lender’s salaried employees and are not specifically covered by the fees charged to originate the Loan, if any. The provision of this paragraph will survive the termination of this Agreement and the repayment of the Loan;
               (xv) keep true and correct financial books and records on a cash basis for the construction of the Project and maintain adequate reserves for all contingencies. If required by the Lender, the Borrower will submit to the Lender at such times as it requires (which will in no event be more often than monthly) a statement which accurately shows the application of all funds expended to date for construction of the Project and the source of those funds as well as the Borrower’s best estimate of the funds needed to complete the Project and the source of those funds. The Borrower will promptly supply the Lender with any financial statements or other information concerning its affairs and properties as the Lender may reasonably request, and will promptly notify the Lender of any material adverse change in its financial condition or in the physical condition of the Property or Project;
               (xvi) comply with the requirements of any commitment or agreement entered into by Borrower with any Governmental Authority to assist the construction or financing of the Real Property and/or Project and with the terms of all applicable laws, regulations, and requirements governing such assistance;
               (xvii) indemnify and hold the Lender harmless from and against all liabilities, claims, damages, reasonable costs, and reasonable expenses (including but not limited to reasonable legal fees and disbursements) arising out of or resulting from any defective workmanship or materials occurring in the construction of the Project. Upon demand by the Lender, the Borrower will defend any action or proceeding brought against the Lender alleging any defective workmanship or materials, or the Lender may elect to conduct its own defense at the reasonable expense of the Borrower. The provisions of this paragraph will survive the termination of this Agreement and the repayment of the Loan; and
               (xviii) obtain and deliver to the Lender copies of all necessary occupancy certificates relating to the Project.
     Section 5.02. Negative Covenants. So long as any of the Loan Obligations remain unpaid or the Lender shall have any commitment hereunder, the Borrower will not, without the prior written consent of the Lender:
          (a) Liens, etc. Create or suffer to exist, or permit any of its subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its subsidiaries to assign, any right to receive income, in each case to secure any Debt (as defined below) of any Person, other than:
               (i) those described on Schedule 5.02(a) hereto and renewals and extensions on the same or substantially the same terms and conditions and at no increase in the debt or obligation; or
               (ii) liens or security interests which are subject to an intercreditor and subordination agreement in form and substance reasonably acceptable to Lender in Lender’s sole discretion; or
               (iii) the liens or security interests of the Security Agreement; or
               (iv) liens (other than liens relating to environmental liabilities or ERISA) for taxes, assessments, or other governmental charges that are not more than 30 days overdue or, if the execution thereof is stayed, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established; or
               (v) liens of warehousemen, carriers, landlords, mechanics, materialmen, or other similar statutory or common law liens securing obligations that are not yet due and are incurred in the ordinary course of business or, if the execution thereof is stayed, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established in accordance with generally accepted accounting principles; or
               (vi) liens resulting from good faith deposits to secure payments of workmen’s compensation unemployment insurance, or other social security programs or to secure the performance of tenders, leases, statutory obligations, surety, customs and appeal bonds, bids or contracts (other than for payment of Debt); or
               (vii) any attachment or judgment lien not constituting an Event of Default; or
               (viii) liens arising from filing UCC financing statements regarding leases not prohibited by this Agreement; or
               (ix) customary offset rights of brokers and deposit banks arising under the terms of securities account agreements and deposit agreements; or
               (x) any real estate easements and easements, covenants and encumbrances that customarily do not affect the marketable title to real estate or materially impair its use; or
          (b) Distributions, etc. Declare or pay any dividends, purchase or otherwise acquire for value any of its membership interests (units) now or hereafter outstanding, or make any distribution of assets to its stockholders, members or general partners as such, or permit any of its subsidiaries to purchase or otherwise acquire for value any stock, membership interest or partnership interest of the Borrower, provided, however, the Borrower may: (i) declare and pay dividends and distributions payable in membership interests (units); (ii) purchase or otherwise acquire shares of the membership interests (units) of the Borrower with the proceeds received from the issuance of new membership interests (units); (iii) pay distributions in an amount not to exceed, in the aggregate, the difference between $15,000,000.00 and the original principal amount of all Subordinated Debt in place immediately prior to such distribution (the “Subordinated Debt Distributions”); (iv) pay redemptions, dividends or distributions in an amount not to exceed, in the aggregate, 20% of the Borrower’s immediately preceding fiscal year’s Net Income (“Allowed Distributions”); (v) pay dividends or distributions which are immediately reinvested in the Borrower (“Reinvestment Distributions”); (vi) complete the transactions reflected on Schedule 4.01(a) and (vi) after payment of the Excess Cash Flow Payment required by Section 2.04(b), if any, pay additional distributions in an amount reasonably acceptable to Lender (“Excess Distributions”), provided, however, that immediately prior to the proposed payment of any dividends or distributions permitted by this Section 5.02(b), or after giving effect thereto, no Default or Event of Default shall exist; or
          (c) Capital Expenditures. Except for costs identified in the Project Costs and Uses Statement, make any investment in fixed assets in the aggregate amount of $1,000,000.00 during any fiscal year during the term of this Agreement; or

          (d) Consolidation, Merger, Dissolution, Etc. Directly or indirectly, merge or consolidate with any other Person or permit any other Person to merge into or with or consolidate with the Borrower or any of its subsidiaries; or
          (e) Indebtedness, etc. Create, incur, assume or suffer to exist any Debt or other indebtedness, liabilities or obligations, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, except: (i) the liabilities of the Borrower to the Lender hereunder; (ii) trade accounts payable and accrued liabilities (other than Debt) arising in the ordinary course of the Borrower’s business; (iii) Subordinated Debt; and (iv) the liabilities of the Borrower described on Schedule 5.02(a); or
          (f) Organization; Name; Chief Executive Office. Change its state of organization, name or the location of its chief executive office without the prior written consent of the Lender, except that the principal office shall be moved to the plant site when construction of the administration office is substantially complete; or
          (g) Loans, Guaranties, etc. Make any loans or advances to (whether in cash, in-kind, or otherwise) any Person, or directly or indirectly guaranty or otherwise assure a creditor against loss in respect of any indebtedness, obligations or liabilities (contingent or otherwise) of any Person; or
          (h) Subsidiaries; Affiliates. Form or otherwise acquire any subsidiary or affiliated business, or acquire the assets of or acquire any equity or ownership interest in any Person, unless such subsidiary, affiliate or Person executes and delivers to the Lender: (i) a guaranty of all of the Loan Obligations, in form and substance acceptable to the Lender in its sole discretion; (ii) security agreements in form substantially similar to the Security Agreement; and (iii) such other documents and amendments to this Agreement and the other Loan Documents as the Lender shall reasonably require; or
          (i) Transfer of Assets. Sell, lease, assign, transfer, or otherwise voluntarily dispose of any of its assets, or permit any of its subsidiaries to sell, lease, assign, transfer, or otherwise voluntarily dispose of any of its assets except: (i) dispositions of inventory in the ordinary course of business; and (ii) dispositions of: (A) obsolete or worn out equipment; (B) equipment or real property not necessary for the operation of its business; or (C) equipment or real property which is replaced with property of equivalent or greater value as the property which is disposed;
          (j) Lines of Business. Engage in any line or lines of business activity other than the production of ethanol and DDGS;
          (k) Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate or with any director, officer or employee of the Borrower or any Affiliate, except (i) transactions listed on Schedule 5.02(k), (ii) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower or any of its subsidiaries and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to the Borrower or such subsidiary than would be obtained in a comparable arm’s length transaction with a person or entity that is not an Affiliate, and (iii) payment of compensation to directors, officers and employees in the ordinary course of business for services actually rendered in their capacities as directors, officers and employees, provided such compensation is reasonable and comparable with compensation paid by companies of like nature and similarly situated. Notwithstanding the foregoing, upon the election of Lender, no payments may be made with respect to any items set forth in clauses (i) and (ii) of the preceding sentence upon the occurrence and during the continuation of a Potential Default or an Event of Default; or
          (l) Management Fees and Compensation. Directly or indirectly pay any management, consulting or other similar fees to any person, except legal or consulting fees paid to persons or entities that are not Affiliates of the Borrower or its subsidiaries for services actually rendered and in amounts typically paid by entities engaged in the Borrower’s or such subsidiary’s business. Not withstanding the foregoing and only with the prior written consent of the Lender, a management fee of up to 5% of the Borrower’s EBITDA for the immediately proceeding fiscal year may be paid by the Borrower after the Lender has determined that all applicable covenants will be met after the distribution of the management fee; or
          (m) Material Control or Management. (i) One or more of the members of the Borrower as of the date hereof shall fail, in the aggregate, to own, directly or indirectly, 100% of the common (voting) membership interests in the Borrower, or (ii) there should be any change in the chief executive officer of the Borrower, unless within 90 days of such event a person reasonably acceptable to Lender is appointed to such position.
ARTICLE VI.
EVENTS OF DEFAULT AND REMEDIES
     Section 6.01. Events of Default. Each of the following events shall be an “Event of Default”:
          (a) The Borrower shall fail to pay any installments of principal or interest, fees, expenses, charges or other amounts payable hereunder or under the other Loan Documents or to make any deposit of funds required under this Agreement when due; or
          (b) Any representation or warranty made by the Borrower, or any of its officers or directors under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or
          (c) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d), (e), (f) or (g) or take any action as prohibited by Section 5.02; or

          (d) The Borrower shall fail to deliver the financial statements or Compliance Certificate under Section 5.01(c) within 5 days of the date due; or
          (e) The Borrower shall fail to perform or observe any term, covenant or agreement contained in any Loan Document (other than those listed in clauses (a) through (d) of this Section 6.01) on its part to be performed or observed (other than the covenants to pay the Loan Obligations) and any such failure shall remain unremedied for ten (10) days after written notice thereof shall have been given to the Borrower by the Lender, provided, however, that no Event of Default shall be deemed to exist if, within said ten (10) day period, Borrower have commenced appropriate action to remedy such failure and shall diligently and continuously pursue such action until such cure is completed, unless such cure is or cannot be completed within thirty (30) days after written notice shall have been given; or
          (f) The Borrower shall fail to pay any indebtedness in an amount in excess of $100,000.00 (either in any individual case or in the aggregate) excluding indebtedness evidenced by the Notes and excluding Ordinary Trade Payable Disputes, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other default under any agreement or instrument relating to any such indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such indebtedness (excluding Ordinary Trade Payable Disputes); or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof (excluding Ordinary Trade Payable Disputes); or
          (g) The Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it) either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or the Borrower shall take any corporate action to authorize any of the actions set forth above in this subsection; or
          (h) Any one or more judgment(s) or order(s) for the payment of money in excess of $100,000.00 in the aggregate shall be rendered against the Borrower and either: (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
          (i) Any provision of any Loan Document shall for any reason cease to be valid and binding on the Borrower or the Borrower shall so state in writing; or
          (j) The Mortgage or the Security Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to create a valid lien, encumbrance or security interest in any of the property purported to be covered thereby; or
          (k) The termination of any Long Term Marketing Agreement prior to its stated expiration date, unless such Long Term Marketing Agreement is replaced by another Long Term Marketing Agreement acceptable to the Lender, within thirty (30) days of the termination of such Long Term Marketing Agreement; or
          (l) The Borrower dissolves, suspends, or discontinues doing business; or
          (m) Construction of the Project is halted or abandoned prior to completion for any period of thirty (30) consecutive days for any cause which is not beyond the reasonable control of the Borrower, its contractors and subcontractors; or
          (n) The construction of the Project shall be delayed for any reason and for such period that, in the reasonable judgment of the Lender, the Project will not be completed by the Completion Date. If such delay is curable and if Borrower has not been given a notice of a similar breach within the preceding twelve (12) months, it may be cured (and no Event of Default will have occurred) if Borrower cures the failure within thirty (30) days, which shall include advancing the progress of the Project to the point that, in the reasonable judgment of the Lender, the Project will be completed by the Completion Date; pr
          (o) Any event, change or condition not referred to elsewhere in this Section 6.01 should occur which results in a Material Adverse Effect on the Borrower, any subsidiary or any guarantor of the Borrower’s obligations hereunder; or
          (p) Any guarantee, suretyship, subordination agreement, maintenance agreement, or other agreement furnished in connection with the Borrower’s obligations hereunder and under any Note shall, at any time, cease to be in full force and effect, or shall be revoked or declared null and void, or the validity or enforceability thereof shall be contested by the guarantor, surety or other maker thereof, or the Guarantor shall deny any further liability or obligations thereunder, or shall fail to perform its obligations thereunder, or any representation or warranty set forth therein shall be breached, or the Guarantor shall breach or be in default under the terms of any other agreement with Lender (including any loan agreement or security agreement); or
          (q) The loss, suspension or revocation of, or failure to renew, any franchise, license, certificate, permit, authorization, approval or the like now held or hereafter acquired by the Borrower or any of its subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect on the Borrower or (ii) any regulatory or Governmental Authority replaces the management of the Borrower or any of its subsidiaries or assumes control over the Borrower or such subsidiary; or
          (r) The Borrower should breach or be in default under a Material Contract in any material respect, including any material breach or default, or any termination shall have occurred, or any other event which would permit any party other than the Borrower to cause a termination, or any Material Contract shall have ceased for any reason to be in full force and effect prior to its stated or optional expiration date.
          (s) The Borrower should terminate, change, amend or restate, without the Lender’s prior consent any Material Contract, or any material Construction Contract.
     Section 6.02. Remedies. Upon the occurrence of an Event of Default and at any time while such Event of Default is continuing, the Lender:
          (a) may accelerate the due date of the unpaid principal balance of the Notes, all accrued but unpaid interest thereon and all other amounts payable under this Agreement making such amounts immediately due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith immediately due and payable, without presentment, notice of intent to accelerate or notice of acceleration, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any of the Borrower under the Federal Bankruptcy Code, the Notes, all such interest and all such amounts shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower;
          (b) may withhold or direct the Disbursing Agent to withhold any one or more Advances in its discretion, and terminate the Lender’s obligations, if any, under this Agreement to make any Advances whereupon the commitment and obligations of the Lender to extend credit or to make Advances hereunder shall terminate, and no disbursement of Loan funds by the Lender will cure any default of the Borrower, unless the Lender agrees otherwise in writing;
          (c) may, by notice to the Borrower, obtain the appointment of a receiver to take possession of all Collateral of the Borrower, including, but not limited to all personal property, including all fixtures and equipment leased, occupied or used by any of the Borrower. Borrower hereby irrevocably consents to the appointment of such receiver and agrees to cooperate and assist any such receiver as reasonably requested to facilitate the transfer of possession of the Collateral to such receiver and to provide such receiver access to all books, records, information and documents as requested by such receiver;
          (d) in its discretion, enter the Real Property and take any and all actions necessary in its judgment to complete construction of the Project, including but not limited to making changes in Plans and Specifications, work or materials, and entering into, modifying, or terminating any contractual arrangements, subject to the Lender’s right at any time to discontinue any work without liability. If the Lender elects to complete the Project, it will not assume any liability to the Borrower or any other person for completing the Project or for the manner or quality of construction of the Project, and the Borrower expressly waives any such liability. The Borrower irrevocably appoints the Lender as its attorney-in-fact, with full power of substitution, to complete the Project in the Borrower’s name, or the Lender may elect to complete construction in its own name. In any event, all sums expended by the Lender in completing construction will be considered to have been disbursed to the Borrower and will be secured by the Mortgage and any other instruments or documents securing the Loans, and any such sums that cause the principal amount of the Loans to exceed the face amount of the Notes will be considered to be an additional loan to the Borrower bearing interest at the rate provided in the Notes and will be secured by the Mortgage and any other instrument or documents securing the Loans. The Lender will not have any obligation under the Plans and Specifications prepared for the Project, any studies, data, and drawings with respect thereto prepared by or for Borrower, or the contracts and agreements relating to the Plans and Specifications, or the aforesaid studies, data, and drawings, or to the construction of the Project unless it expressly hereafter agrees in writing. The Lender will have the right to exercise any rights of the Borrower under those contracts and agreements or with respect to such Plans and Specifications, studies, data, and drawings upon any default by the Borrower under this Agreement, and shall have such other rights and remedies with respect thereto as are afforded a secured creditor under applicable law; and
          (e) may, by notice to the Borrower, require the Borrower to pledge to the Lender as security for the Loan Obligations an amount in immediately available funds equal to the then outstanding Letter of Credit Liabilities, such funds to be held in an interest bearing cash collateral account at the Lender without any right of withdrawal by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any of its subsidiaries under the Federal Bankruptcy Code, the Borrower shall, without notice, pledge to the Lender as security for the Loan Obligations an amount in immediately available funds equal to the then outstanding Letter of Credit Liabilities, such funds to be held in such an interest bearing cash collateral account at the Lender; and
          (f) may exercise all other rights and remedies afforded to the Lender under the Loan Documents or by applicable law or equity.
     Section 6.03. Remedies Cumulative. Each and every power or remedy herein specifically given shall be in addition to every other power or remedy, existing or implied, given now or hereafter existing at law or in equity, and each and every power and remedy herein specifically given or otherwise so existing may be exercised from time to time and as often and in such order as may be deemed expedient by Lender, and the exercise or the beginning of the exercise of one power or remedy shall not be deemed a waiver of the right to exercise at the same time or thereafter any other power or remedy. No delay or omission of Lender in the exercise of any right or power accruing hereunder shall impair any such right or power or be construed to be a waiver of any default or acquiescence therein.

ARTICLE VII.
MISCELLANEOUS
     Section 7.01. Amendments, etc. No amendment or waiver of any provision of any Loan Document to which the Borrower is a party, nor any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be agreed or consented to by the Lender and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     Section 7.02. Notices, etc. All notices and other communications provided for under any Loan Document shall be in writing and mailed, faxed, or delivered at the addresses set forth below, or at such other address as such party may specify by written notice to the other parties hereto:

If to the Borrower:	US Bio Albert City, LLC
111 Main Avenue
Suite 200
Brookings, South Dakota 57006
Telephone: (605) 696-3150
Fax: (605) 696-3153
Attention: President

With a copy to:	Lindquist & Vennum P.L.L.P.
4200 IDS Center
80 South Eighth Street
Minneapolis, MN 55402-2205
Telephone: (612) 371-3211
Fax: (612) 371-3207
Attn. Michael Weaver

If to the Lender:	AgStar Financial Services, PCA
1921 Premier Drive
P.O. Box 4249
Mankato, MN 56002-4249
Telephone: (507) 386-4242
Facsimile: (507) 344-5088
Attention: Mark Schmidt

With copy to:	Phillip L. Kunkel
Gray Plant Mooty
1010 West St. Germain, Suite 600
St. Cloud, MN 56301
Facsimile: (320) 252-4482
All such notices and communications shall have been duly given and shall be effective: (a) when delivered; (b) when transmitted via facsimile to the number set forth above; (c) the Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service; or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Any confirmation sent by the Lender to the Borrower of any borrowing under this Agreement shall, in the absence of manifest error, be conclusive and binding for all purposes.
     Section 7.03. No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.
     Section 7.04. Costs, Expenses and Taxes.
          (a) The Borrower agrees, jointly and severally, to pay on demand all costs and expenses in connection with the preparation, execution, delivery, filing, recording and administration of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lender (who may be in-house counsel), and local counsel who may be retained by said counsel, with respect thereto and with respect to advising the Lender as to its respective rights and responsibilities under the Loan Documents, and all costs and expenses (including reasonable counsel fees and expenses) for the Lender in connection with the filing of the Financing Statements and the enforcement of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, in the context of any bankruptcy proceedings. In addition, the Borrower agrees to pay on demand the expenses described in Section 5.01(b). In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Loan Documents and the other documents to be delivered under the Loan Documents, and agrees to save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.
          (b) If, due to payments made by the Borrower pursuant to Section 2.06 or due to acceleration of the maturity of the Advances pursuant to Section 6.01 or due to any other reason, the Lender receives payments of principal of any Loan other than on the last day of an Interest Period relating thereto, the Borrower shall pay to the Lender on demand any amounts required to compensate the Lender for any additional losses, costs or expenses which it may incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain such Loan.
     Section 7.05. Right of Set-off. The Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the Loan Obligations, irrespective of whether or not the Lender shall have made any demand under such Loan Document and although deposits, indebtedness or such obligations may be unmatured or contingent. The Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.
     Section 7.06. Severability of Provisions. Any provision of this Agreement or of any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or unenforceability of such provision in any other jurisdiction.
     Section 7.07. Binding Effect; Successors and Assigns; Participations.
          (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign or otherwise transfer its rights hereunder or any interest herein without the prior written consent of the Lenders. Upon the request of Borrower, Lender shall provide copies of all invoices for costs and expenses to be reimbursed by Borrower under this Agreement or under any of the Loan Documents.
          (b) Borrower agrees and consents to Lender’s sale or transfer, whether now or later, of one or more participation interests in the Loans to one or more purchasers, whether related or unrelated to Lender. Lender may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Lender may have about Borrower or about any other matter relating to the Loans, and Borrower hereby waives any rights to privacy it may have with respect to such matters; provided, however, that any information received by any such purchaser or potential purchaser under this provision which concerns the personal, financial or other affairs of the Borrower shall be received and kept by the purchaser or potential purchaser in full confidence and will not be revealed to any other persons, firms or organizations nor used for any purpose whatsoever other than for determining whether or not to participate in the Loans and in accord with the rights of Lender if a participation interest is acquired. Borrower additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interest. Borrower also agrees that the purchasers of any such participation interests will be considered as the absolute owners of such interests in the Loans and will have all the rights granted under the participation agreement or agreements governing the sale of such participation interests. Borrower further waives all rights of offset or counterclaim that it may have now or later against Lender or against any purchaser of such a participation interest arising out of or by virtue of the participation and unconditionally agrees that either Lender or such purchaser may enforce Borrower’s obligation under the Loans irrespective of the failure or insolvency of any holder of any interests in the Loans. Borrower further agrees that the purchaser of any such participation interests may enforce its interests irrespective of any personal claims or defenses that Borrower may have against Lender.

     Section 7.08. Consent to Jurisdiction.
          (a) The Borrower hereby irrevocably submits to the jurisdiction of any Minnesota state court or federal court over any action or proceeding arising out of or relating to this Agreement, the Note and any instrument, agreement or document related hereto or thereto, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Minnesota state court or federal court. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to Borrower at its address specified in Section 7.02. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (b) Nothing in this Section 7.08 shall affect the right of the Lender to serve legal process in any other manner permitted by law or affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.
     Section 7.09. Governing Law. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF MINNESOTA.
     Section 7.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and on telecopy counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.
     Section 7.11. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Advances and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Loan Obligations are outstanding and unpaid and so long as the Lender has any unexpired commitments under this Agreement or the Loan Documents. The expense reimbursement, additional cost, capital adequacy and indemnification provisions of this Agreement shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan Obligations or the termination of this Agreement or any provision hereof.

     Section 7.12. WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT TO WHICH IT IS A PARTY OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.
     Section 7.13. Entire Agreement. THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES THERETO.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers and duly authorized, as of the date first above written.
BORROWER ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS MASTER LOAN AGREEMENT, AND BORROWER AGREES TO ITS TERMS. THIS AGREEMENT IS DATED AS OF THE DATE FIRST ABOVE STATED.
[SIGNATURE PAGE ON FOLLOWING PAGE]

SIGNATURE PAGE TO:
MASTER LOAN AGREEMENT
by and among
US BIO ALBERT CITY, LLC
and
AGSTAR FINANCIAL SERVICES, PCA

BORROWER:
US BIO ALBERT CITY, LLC, an Iowa limited liability company

/s/ CHAD D. HATCH
By Chad D. Hatch
Its Vice President and Treasurer

LENDER:

AGSTAR FINANCIAL SERVICES, PCA an United States corporation

/s/ MARK SCHMIDT
By Mark Schmidt
Its Vice President

EXHIBIT A
COMPLIANCE CERTIFICATE
TO: AGSTAR FINANCIAL SERVICES, PCA (the “Lender”)
     Pursuant to that certain Master Loan Agreement dated November 15, 2005, by and between US BIO ALBERT CITY, LLC, an Iowa limited liability company (the “Borrower”), and the Lender, and any amendments thereto and extensions thereof (the “Loan Agreement”), the undersigned hereby represents, warrants and certifies to the Lender as follows:
1.	The financial statement(s) attached hereto are complete and correct in all material respects and fairly present the financial condition of the Borrower as of the date of said financial statement(s) and the result of its business operations for the period covered thereby;

2.	Repeats and reaffirms to the Lender each and all of the representations and warranties made by the Borrower in the Loan Agreement and the agreements referred to therein or related thereto, and represents and warrants to the Lender that each and all of said warranties and representations are true and correct as of the date hereof, except as disclosed in writing to the Lender;

3.	No Event of Default (as that term is defined in the Loan Agreement), and no event which with the giving of notice or the passage of time or both would constitute an Event of Default, has occurred and is continuing as of the date hereof; and

4.	All the calculations set forth below are made pursuant to the terms of the Loan Agreement and are true and accurate as of the date of the attached financial statements:
1.	Section 5.01(d) – Working Capital. (tested annually)

(a)	Required Working Capital	(12 months from Completion Date)		$5,000,000.00
		(24 months from Completion Date and continually thereafter)		$10,000.000.00

(a)	Current Assets		$

(b)	Current Liabilities		$

Line (a) less line (b)			$

In Compliance	Yes ___	No ___
2.	Section 5.01(e) – Tangible Net Worth. (tested annually)

(a)	Required Tangible Net Worth	$

(b)	Actual Tangible Net Worth

(1) Total Assets	$

(2) Less Intangible Assets (per definition)	$

(3) Total Tangible Assets	$

(4) Total Liabilities	$

(5) Tangible Net Worth	$

(line (4) minus line (5))

In Compliance	Yes ___	No___
3.	Section 5.01(f) – Owner Equity Ratio (tested annually)

(a)	Tangible Net Worth	$

(b)	Total Assets	$

(c)	Owner Equity Percentage (percent of line (b) to (c))		—%

Required Percentage of 40%

In Compliance	Yes ___	No___
4.	Section 5.01(g) – Fixed Charge Ratio

(a)	EBITDA	$

(b)	Extraordinary Items	$

(c)	Numerator (sum of lines (a) and (b))	$

(d)	Current Portion of Long Term Debt	$

(e)	Interest Expense	$

(f)	Dividends	$

(g)	Tax Distributions	$

(h)	Maintenance Capital Expenditures	$

(i)	Denominator (sum of lines (d) through (h))	$

Ratio of line (c) to (i)		________ to 1.00

Required Ratio of 1.25 to 1.00

In Compliance	Yes ___	No ___

     IN WITNESS WHEREOF, the undersigned has signed and delivered this Certificate to the Lender as of the ___day of ___, ___.
BORROWER:
US BIO ALBERT CITY, LLC
an Iowa limited liability company

By

Its

EXHIBIT B
PROJECT SOURCE AND USE STATEMENT

US BioEnergy Sources and Uses of Cash

Albert City, IA
Sources:
Owner Equity	$35,000,000
Sub Debt/Mezzanine	$14,600,000
Construction Loan	$75,000,000
Grant Income
Low/zero interest loans	$400,000

$125,000,000

Uses:
General Contractor fees	$97,250,000
Accounting fees	$90,000
Consulting fees	$533,000
Legal fees
Electric
Dues	$10,000
Insurance	$200,000
Real Estate	$385,000
Site Engineering	$50,000
Phase 1 site grading	$1,600,000
Phase 2 site work	$765,000
Septic
Site improvements and tiling	$100,000
Water wells	$325,000
Other	$23,692,000

$125,000,000

EXHIBIT C
FORM OF OPINION LETTER
November ____, 2005
AgStar Financial Services, PCA
1921 Premier Drive
P.O. Box 4249
Mankato, MN56002-4249
Re: Master Loan Agreement Dated November ___, 2005 by and between US Bio Albert City, LLC and AgStar Financial Services, PCA
     Ladies and Gentlemen:
     We have acted as counsel to US Bio Albert City, LLC, an Iowa limited liability company (the “Company”), in connection with the negotiation of the Master Loan Agreement dated November 15, 2005 (the “Loan Agreement”) by and between the Company and Agstar Financial Services, PCA (the “Lender” or “you”) dated as of the date hereof and the consummation of the transactions described therein. This letter is furnished to satisfy a condition set forth in Section 3.01(r) of the Loan Agreement. All capitalized terms used in this letter that are not otherwise defined herein have the meanings assigned to them in the Loan Agreement unless the context requires otherwise.
     In our capacity as counsel to the Company, and for purposes of this opinion, we have examined the following documents:
     (i) the Loan Agreement;
     (ii) the First Supplement to the Loan Agreement;
     (iii) the Second Supplement to the Loan Agreement;
     (iv) the Construction Note;
     (v) the Revolving Note;
     (vi) the Security Agreement;
     (vii) the Mortgage;
     (viii) the Disbursing Agreement;
     (ix) the Articles of Organization and Operating Agreement, as amended, of the Company;

     (x) the records of proceedings and actions of the members and Board of Managers of the Company with respect to the transactions between you and the Company contemplated by the Loan Agreement;
     (xi) such other documents, agreements and materials as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions and qualifications noted below.
     The documents listed as items (i) through (viii) above are dated as of the first date written above and are collectively referred to herein as the “Loan Documents.” In addition, we have examined and relied upon representations and warranties as to matters of fact (other than facts constituting conclusions of law) contained in and made pursuant to the Loan Documents.
     In addition, we have examined such other resolutions, documents, certificates and records and have made such investigations of law and fact as we have deemed necessary or appropriate to enable us to render the opinions expressed herein.
     In reaching the opinions set forth below, we have assumed, and have not independently verified, the genuineness of all signatures on all documents, the legal capacity and competency for all purposes relevant hereto of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the authentic originals of all documents submitted to us as copies, the correctness, completeness and accuracy of all facts set forth in all representations, warranties and certificates referred to or identified in this opinion, and that there are no documents, agreements or understandings to which the Lender is a party between the Lender, on the one hand, and the Company on the other hand, other than the Loan Documents, which would have an effect on the opinions set forth below. In examining documents executed by parties other than the Company, we have assumed that such parties had the requisite power, right and authority (corporate or otherwise) to execute, deliver and perform all of their respective obligations thereunder and have also assumed the due authorization by all requisite corporate action and execution and delivery of such documents by such parties, and the validity, legality and binding effect of those documents on those parties. As to questions of fact material to our opinions, we have relied upon the representations and warranties made in the Loan Documents and upon certificates of officers or other representatives of the Company and of public officials (“Certificates”). We have not independently or through third parties verified such representations and warranties or Certificates, or made any independent investigation as to the existence of agreements, instruments or other documents, orders, judgments or decrees by which the Company or any of its properties or assets may be bound.
     In basing the opinions and other matters set forth herein on phrases such as “best of our knowledge,” “our knowledge,” or “known to us,” such phrases signify that, in the course of our representation of the Company in matters with respect to which we have been engaged by the Company to give substantive attention as counsel, no information has come to our attention that would give us actual knowledge that any such opinion or other matters are not accurate or that any of the foregoing Certificates and other matters on which we have relied are not accurate and complete. Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters. The phrases “best of our knowledge,” “our knowledge,” “known to us” and similar language used herein are intended to be limited to the knowledge of the lawyers currently employed by our firm who have performed substantive legal services related to the Loan Documents and have specific knowledge of the substance of this opinion.
     Based on our review of the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, it is our opinion that:
     1. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Iowa.
     2. The Company has the power to enter into and perform its obligations under the Loan Documents.
     3. The Company has taken all necessary company action to authorize the execution, delivery, and performance by the Company of the Loan Documents, and the consummation by the Company of the transactions set forth in the Loan Documents.
     4. The Loan Documents have been duly and validly executed and delivered by the Company and constitute legal, valid, binding, and enforceable obligations of the Company.
     5. The execution and delivery by the Company of the Loan Documents do not, and the consummation by the Company of the transactions contemplated by the Loan Documents and the compliance by the Company with the provisions of the Loan Documents do not, (a) conflict with or result in a breach of any provision of the Company’s Articles of Organization, or Operating Agreement, (b) to our knowledge, conflict with or result in a material violation of any applicable state or federal law or regulation, (c) to our knowledge, conflict with any order, judgment, or decree to which the Company are a party or subject or by which any of its properties or assets are bound, or (d) to our knowledge, conflict with any Material Contract to which the Company is a party or by which the Company or any of its properties or assets are bound.
     6. To our knowledge, except as expressly disclosed in the Loan Documents, there are no actions, suits or proceedings pending or threatened in writing against or affecting the Company before any court or arbitrator or by or before any administrative agency or government authority, which, if adversely determined, would constitute an material adverse effect on the Company. We do, however, call your attention to the recently completed private placement of the Company’s sole member US BioEnergy Corporation pursuant to private placement memorandum dated May 31, 2005, and the release of the Company’s equity funds (through contributions by US BioEnergy Corporation) for use in the transactions contemplated by the Loan Documents. We make no opinions herein with respect to the outcome or impact of those matters.
     The foregoing opinions are subject to the following qualifications (in addition to the qualifications, exceptions, limitations and assumptions specified above):

     A. Our opinions as they relate to the legality, validity, binding effect and/or enforceability of the Loan Documents are subject to the limitations that might result from bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent or preferential transfer, fraudulent conveyance, and other state and federal laws relating to or affecting the rights or remedies of creditors generally, now or hereafter, in effect.
     B. Our opinions as they relate to the legality, validity, binding effect and/or enforceability of the Loan Documents are subject to the qualification that the availability of the remedies of specific performance or injunctive relief, or any other equitable remedy, is subject to the discretion of the court before which a proceeding therefor may be brought, equitable defenses and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including without limitation, concepts of materiality, reasonableness, good faith, fair dealing and other similar doctrines affecting the enforcement of agreements generally.
     C. Except as expressly stated herein, no opinion is expressed or implied as to the truth, accuracy or completeness of any of the representations, warranties or other statements of the Company or any other person contained in any of the Loan Documents or in any exhibit, schedule or attachment thereto.
     D. We express or imply no opinion as to what actions the parties to the Loan Documents are required to or may take or fail to take on or after the date hereof which, if taken or not taken, would affect or impair the legality, validity, binding effect and/or enforceability of the Loan Documents or the rights and remedies of the parties thereunder.
     E. With respect to the legality, validity, binding effect and enforceability of the remedies available to the Lender under the Uniform Commercial Code in force in the State of Minnesota (“UCC”), we have assumed that the Lender will enforce such remedies in accordance with the UCC and under such circumstances and in a manner in which it is commercially reasonable to do so. In addition, because a claimant bears the burden of proof required to support its claim, our opinion assumes that you will undertake the effort and expense necessary to present your claims in the prosecution of any remedy accorded you under the Loan Documents.
     F. We express or imply no opinion as to the creation, attachment, perfection or priority of any security interest, mortgage or other lien which the Lender may claim in any real or personal property of the Company under any of the Loan Documents or otherwise.
     G. Our opinions as they relate to the legality, validity, binding effect and/or enforceability of the Loan Documents are subject to the limitations arising from state and federal court decisions involving statutes, public policy and/or principles of equity holding that (i) purported waivers of notice, remedies (or the delay in, omission of, or enforcement thereof) or the benefits of statutory provisions or constitutional or common law rights and broadly or vaguely stated provisions waiving rights or waivers of unknown future rights or duties imposed by law are or may be void or unenforceable, (ii) under certain circumstances, provisions declaring that the failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy are invalid, (iii) provisions declaring that the documents may only be amended or waived in writing may be unenforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying one or more provisions of the Loan Documents, (iv) the enforcement of public policy is of a paramount public interest which may prohibit enforcement of certain contractual provisions; (v) the indemnification and exculpation provisions of the Loan Documents may be unenforceable to the extent that the enforcement of such provisions is determined to be against public policy; and (vi) certain other provisions in the Loan Documents, including, without limitation, self-help provisions, provisions that purport to establish evidentiary standards, provisions requiring the payment of a late payment or repayment charge, fee, reinvestment charge, premium or penalty, however denominated, are or may be unenforceable in whole or in part.
     H. Since it is necessary for the Lender to elect its proper remedy in certain instances, no opinion is expressed or implied that any cumulative remedy provision contained in any of the Loan Documents is valid or enforceable.
     I. No opinion is expressed or implied as to the legality, validity, binding effect or enforceability of (i) any power of attorney granted to the Lender in any of the Loan Documents, or (ii) any document, certificate, agreement or instrument executed or delivered by the Lender pursuant thereto.
     J. Minnesota Statutes, Section 290.371, subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and that the use of the courts of the State of Minnesota for all contracts executed and all causes of action that arose before the end of any period for which a corporation failed to file a required report is precluded. We note, however, that a court may excuse the failure to file such a report under certain circumstances described in the statute. Insofar as the foregoing opinion may relate to the legality, validity, binding effect and/or enforceability of any agreement under Minnesota law or in a Minnesota court, we have assumed that any party seeking to enforce the agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to duly file, all Notice of Business Activities Reports.
     K. In giving this opinion, we advise you that a Minnesota court may not strictly enforce certain covenants contained in the Loan Documents or allow acceleration of the maturity of the indebtedness evidenced by the Notes if it concludes that such enforcement or acceleration would be unreasonable under the then existing circumstances. We do believe, however, that subject to the limitations expressed elsewhere in this opinion, enforcement or acceleration would be available if an Event of Default occurs as a result of a material breach of a material covenant contained in the Loan Documents.
     L. Certain rights, remedies, waivers and indemnities contained in the Loan Documents, in addition to those specifically enumerated above, may be limited or rendered ineffective by applicable Minnesota laws or judicial decisions governing such provisions, but such laws and judicial decisions do not render the Loan Documents invalid as a whole, and there exist, in the Loan Documents or pursuant to applicable law, legally adequate remedies for a realization of the principal benefits intended to be provided by the Loan Documents.
     In addition to the qualifications set forth above, the opinions set forth herein are also subject to the following qualifications:
     M. We are members of the Bar of the State of Minnesota. The opinions expressed herein are limited to matters of Minnesota and federal law. We express no opinion with respect to (i) the laws of any other jurisdiction nor any state or federal law or regulation governing AgStar Financial Services, PCA or (ii) the impact of such laws on the Loan Documents or the transactions contemplated thereby. For purposes of this opinion we have assumed that the internal laws (as opposed to the choice of law rules) of the State of Minnesota and applicable federal law would apply and have rendered our opinion on that basis. To the extent that the law of another jurisdiction applies, we have assumed that the law of that jurisdiction would be the same as Minnesota law. We render no opinion as to the enforceability of any choice of law provision.
     N. We express no opinion with respect to title to any property, nor do we express any opinion with respect to the existence of encumbrances upon any property or the attachment, validity, perfection or priority of any liens or security interests.
     O. Except as explicitly addressed in the numbered opinions above, no opinion is expressed herein as to any of the topics listed under Section 19 “Specific Legal Issues” of the Third-Party Legal Opinion Report, published in 1991 by the Section of Business Law of the American Bar Association.
     This opinion is limited to the specific legal issues addressed herein and no opinion is implied or may be inferred beyond the matters expressly set forth herein. Our opinion is rendered to you solely for your benefit in connection with consummation of the transactions set forth in the Loan Documents and may not be quoted in whole or in part, filed publicly or delivered to, or relied upon by any other person without our prior written consent. Our opinion is based upon the state of facts and the law existing and in effect on the date hereof, and we assume no obligation to revise, supplement or update this opinion in any respect at any time subsequent to the date hereof in order to account for any change in the law (whether or not hereinafter enacted or adopted) or future facts, events or circumstances affecting any of the transactions contemplated by any of the Loan Documents.

Very truly yours,

LINDQUIST & VENNUM p.l.l.p.

Schedule 3.01(d)
Real Property
All that part of the W1/2 NE1/4 and the E1/2 NW1/4 lying East of the right of way of the Chicago, Milwaukee and St. Paul Railway company in Sec. 23, T92N, R35W, Buena Vista County, Iowa.

Schedule 4.01(a)
Description of Certain Transactions Related to the Borrowers’ Stock
There are no outstanding subscriptions, options, warrants, calls, or rights (including preemptive rights) to acquire, and no outstanding securities or instruments convertible into, membership interests (units) of US Bio Albert City, LLC.
Borrower does set forth the following transactions with respect to capital stock of US BioEnergy Corporation, the sole member of Borrower:
US BioEnergy Corporation has adopted the US BioEnergy Corporation 2005 Stock Incentive Plan (the “Plan”). There are 10,000,000 shares of the Company’s Class A common stock reserved for issuance in respect of awards under the Plan. As of November 15, 2005, there were issued and outstanding options to purchase an aggregate of 455,000 shares of the Company’s Class A common stock under the Plan as follows:

		Number of Shares of Class
		A Common Stock Underlying
Name of Optionee	Grant Date of Option	Option
Chad D. Hatch	1/28/2005	30,000
O. Wayne Mitchell	1/28/2005	30,000
Steven P. Myers	1/28/2005	30,000
Roland “Ron” J. Fagen	1/28/2005	30,000
Jennifer A. Johnson	1/28/2005	30,000
Gordon W. Ommen	1/28/2005	30,000
Brian Thome	1/28/2005	30,000
Jill L. Wilts	1/28/2005	30,000
Jeff Roskam	5/10/2005	50,000
Mike Malecha	5/10/2005	25,000
Randy Ives	5/10/2005	25,000
Jerry Byrnes	5/10/2005	25,000
David Dykstra	5/10/2005	20,000
Greg Krissek	5/10/2005	20,000
Ron Hansen	5/10/2005	10,000
Anita Mead	5/10/2005	10,000
Kristi Lee	9/26/2005	15,000
Virg Garbers	10/11/2005	15,000

Total:		455,000

On October 11, 2005, US BioEnergy Corporation entered into a letter of intent with CHS Inc. pursuant to which US BioEnergy Corporation may sell between 35 million to 40 million shares of its Class A common stock to CHS Inc. The letter of intent is not a binding commitment and the transactions contemplated by the letter of intent are subject in all respects to definitive agreements.
If US BioEnergy Corporation and CHS Inc. complete the transactions contemplated by the letter of intent, it is expected that the Administrative Services Agreement currently in place between US BioEnergy Corporation and US Bio Resource Group, LLC (a holding company owned 50%

by Capitaline Advisors, LLC, an affiliate of Gordon W. Ommen, and 50% by Global Ethanol, Inc., an affiliate of Ron Fagen) will be terminated. As part of this termination, US BioEnergy Corporation would grant options to Gordon Ommen and Ron Fagen to purchase 3,250,000 shares of Class A common stock each (for a total of 6,500,000 shares covered by the options).
Other than as stated above, there are no outstanding subscriptions, options, warrants, calls, or rights (including preemptive rights) to acquire, and no outstanding securities or instruments convertible into, capital stock of US BioEnergy Corporation.

Schedule 4.01(f)
Description of Certain Threatened Actions, etc.
NONE.

Schedule 4.01(k)
Location of Inventory and Farm Products; Third Parties in Possession; Crops
2356 510th St.
Albert City, IA 50510

Schedule 4.01(l)
Office Locations; Fictitious Names; Etc.

Chief Place of Business.	2356 510th St.
Albert City, IA 50510

Chief Executive Office.	111 Main Avenue, Suite 200
Brookings, SD 57006

Jurisdiction of Organization.	Iowa

Location of Books and Records/ Place of Business	2356 510th St. Albert City, IA 50510 111 Main Avenue, Suite 200 Brookings, SD 57006

Trade Names	US Bio, US Bio Albert City

Predecessor Companies.	None
Federal Income Tax I.D. Number.

State Organizational Identification Number

Schedule 4.01(p)
Intellectual Property
NONE.

Schedule 4.01(t)
Environmental Compliance
NONE, except for (1) nominal amounts of Hazardous Substances used in the ordinary course of business as permissible under the Environmental Indemnity Agreement of even date herewith between Borrower and Lender and (2) the environmental conditions (if any) set forth in the Environmental Report referenced in such agreement.

Schedule 5.01(o)
Management
Management will be maintained in accordance with the Operating Agreement of the Borrower, which includes the following:
Board of Managers
Gordon W. Ommen
Steven P. Myers
Brian Thome
Jeff Roskam
Officers

Name	Title
Gordon W. Ommen	President and Chief Executive Officer
Michael Malecha	Senior Vice President
Steven P. Myers	Vice President
Chad D. Hatch	Vice President and Treasurer
Brian Thome	Vice President
John Van Meeter	Assistant Vice President
Jill Wilts	Secretary
In the event US BioEnergy Corporation completes the transaction described in Schedule 4.01(a) with CHS Inc., a CHS appointee will be added to the Board of Managers of Borrower.

Schedule 5.02(a)
Description of Certain Liens, Lease Obligations, etc.
Borrower has secured a $100,000 letter of credit from First National Bank of Sioux Falls in Sioux Falls, South Dakota for purposes of the natural gas line to serve the Ethanol Plant from Northern Natural Gas in IA. The LC is secured by Borrower’s cash on deposit with that bank.

Schedule 5.02(k)
Transactions with Affiliates
All of the membership interest in US Bio Albert City, LLC is owned by US BioEnergy Corporation (the “Parent”). Certain services relating to procurement of inputs, marketing and sale of ethanol and DDGs, risk management and plant operation are, or will be, performed by the Parent’s wholly-owned subsidiary, United Bio Energy, LLC. The Company has also entered into a Design-Build Agreement with Fagen, Inc., an affiliate of the Parent. Roland J. Fagen, a director of the Parent, is the principal of Fagen, Inc. and other directors of the Parent are employees or officers of Fagen, Inc. The Company has also entered into an agreement relating to environmental consulting services with ICM, Inc., of which David Vander Griend, a director of Parent, is the principal. In addition, members of the Company’s Board of Managers are also officers of or members of the Board of Directors of the Parent. In addition, affiliates of the Parent may provide management or administrative services to Borrower.
[Below is descriptions of affiliate transactions from the PPM – these are transactions with the issuer (US Bio Energy Corporation) and do not necessarily impact Bio Albert City]
RECENT DEVELOPMENTS
     This Amended and Restated Confidential Private Placement Memorandum amends and restates in its entirety our Confidential Private Placement Memorandum dated January 31, 2005 (the “Memorandum”) relating to the offering for sale of up to 100,000,000 shares of our Class A common stock to accredited investors. The following explains recent developments in our business and our capital structure that occurred after the distribution of the Memorandum that are now reflected in this Amended and Restated Confidential Private Placement Memorandum.
Extension of Offering until September 30, 2005
     On April 18, 2005, our Board of Directors extended the duration of this offering. As extended by our Board on April 18, 2005, we intend to terminate the offering on June 30, 2005, but we may extend the offering one or more times in our discretion to no later than September 30, 2005 to raise up to the maximum amount offered.
Issuances of Class A Common Stock; Conversion of Class B Common Stock
     As a result of the Acquisition Transactions described below, we issued 1,500,000 shares of our Class A common stock on April 30, 2005 and 5,000,000 shares of our Class A common stock on May 5, 2005. On May 17, 2005, we closed on the options to purchase the land for our proposed ethanol plant in Lake Odessa, Michigan and as payment for the land, we issued 294,000 shares of our Class A common stock to the land holders.
     Additionally, on April 18, 2005 and on April 28, 2005, US Bio Resource Group made payments of $500,000 and $750,000, respectively, under its December 2004 subscription agreement for which we issued it an additional 1,515,150 shares and 2,272,727 shares of our Class B common stock, respectively. Immediately following these issuances, US Bio Resource Group had been issued an aggregate of 14,537,877 shares of our Class B common stock and, upon our receipt of an additional $3,500,000 in subscription payments from US Bio Resource Group pursuant to its December 2004 subscription agreement, would be issued an additional 10,462,123 shares of Class B common stock. On May 25, 2005, US Bio Resource Group elected to convert all shares of our Class B common stock into shares of our Class A common stock. As provided in our articles of incorporation, each share of Class B common stock is convertible into one share of Class A common stock. Upon its conversion, US Bio Resource Group was issued 14,537,877 shares of our Class A common stock and, through its December 2004 subscription agreement, US Bio Resource Group will be issued an additional 10,462,123 shares of Class A common stock upon our receipt of an additional $3,500,000.
     Our articles of incorporation further provide that shares of our Class B common stock that are converted may not be reissued. Therefore, following the conversion of Class B common stock into Class A common stock, we had no shares of Class B common stock issued or outstanding and none are available for issuance.
Merger Transaction with Superior Corn Products
     On March 31, 2005, we entered into a Transaction Agreement with Superior Corn Products, LLC (“Superior Corn”) pursuant to which we would acquire Superior Corn by merger. Superior Corn was a development-stage company organized to develop, own and operate a 45 million gallon per year dry grind ethanol plant near Lake Odessa, Michigan. The merger was structured as a reverse triangular merger of Superior Corn into a subsidiary we created for the purpose of this acquisition, with Superior Corn as the surviving company in the merger. The effect of the reverse triangular merger is that following the merger Superior Corn is our wholly-owned subsidiary.
     On April 30, 2005, we closed the merger transactions with Superior Corn and in connection with the closing, we issued 1,500,000 shares of our Class A common stock to the 21 members of Superior Corn in exchange for all 600 outstanding Superior Corn membership units. As a result, Superior Corn became our wholly-owned subsidiary and we acquired all of the rights, privileges, properties and assets of Superior Corn and became responsible for all of the liabilities and obligations of Superior Corn. In connection with the merger, we adopted an amended and restated operating agreement of Superior Corn as its sole member. This operating agreement is similar to the one we have in place with our US Bio Albert City subsidiary.
     In connection with the transaction agreement relating to the merger, we and Superior Corn each made certain customary representations and warranties to each other regarding our respective businesses, capital structures, assets and liabilities. These representations and warranties will survive the closing date for a period of one year. If there is a claim by a third party that arises out of a material breach of Superior Corn’s representations or warranties, the members of Superior Corn’s board of directors are obligated to jointly and severally indemnify us and Superior Corn against all losses and liabilities asserted against either party, which either individually or in the aggregate exceeds $50,000. In connection with this indemnification obligation by the Superior Corn board, each Superior Corn board member pledged to us the shares of our Class A common stock they received in the merger. Except in cases of fraud or intentional misconduct, our sole remedy against the members of Superior Corn’s Board is to foreclose on this pledge.

Acquisition Transaction with United Bio Energy, LLC
     Effective May 5, 2005, we closed two transactions resulting in our acquisition of United Bio Energy, LLC (“UBE”). The acquisition transactions were between us, UBE and UBE’s two members, ICM Marketing, Inc. (“ICMM”) and Fagen Management, LLC (“Fagen Management”). ICMM and Fagen Management held 60% and 40%, respectively, of the outstanding voting power of UBE. The primary business of each of ICMM and Fagen Management was their ownership of UBE. UBE provides professional and operational services to ethanol plants through its five subsidiaries and currently provides services to approximately thirteen existing ethanol plants.
     The first of the two transactions resulting in the acquisition of UBE was a merger between us and ICMM in which we were the surviving company. In connection with the merger, we issued to ICMM’s three shareholders an aggregate of 3,000,000 shares of our Class A common stock in exchange for all 800 shares of ICMM common stock outstanding. The three shareholders of ICMM were Dave Vander Griend, Jeff Roskam and Randy Ives who received 1,650,000, 1,050,000 and 300,000 shares of our Class A common stock in the merger, respectively, representing their proportionate ownership interest in ICMM. As a result of the merger with ICMM, we acquired all of the rights, privileges, properties and assets of ICMM and became responsible for all of the liabilities and obligations of ICMM.
     The second transaction resulting in the acquisition of UBE was a purchase by us of all of the membership interest in UBE held by Fagen Management in exchange for 2,000,000 shares of our Class A common stock. The sole member of Fagen Management is Ron Fagen, our director.
     In connection with the transaction agreement and member assignment agreement relating to the acquisition of UBE, the parties each made certain customary representations and warranties to each other regarding their respective businesses, capital structures, assets and liabilities. In the transaction agreement the parties also provided for indemnification by Ron Fagen, Dave Vander Griend, Jeff Roskam and Randy Ives of certain liabilities of UBE and/or ICMM. The agreements regarding the indemnification for these certain liabilities will survive the closing indefinitely. The other representations and warranties will survive the closing date for a period of one year. If there is a claim by a third party that arises out of a material breach of the representations or warranties of UBE or ICMM, the owners of the respective entity are obligated to indemnify us against all losses and liabilities asserted against us, which either individually or in the aggregate exceeds $50,000. The indemnification obligation is pro-rata among the owners of UBE and ICMM based upon their respective ownership of such entity. Further, the indemnification obligation is capped at an amount equal to the value received by each owner (directly or indirectly) in the UBE acquisition transactions. To secure the obligations of the indemnification, each owner has pledged to us the shares of Class A common stock each received in the UBE acquisition transactions.
     The effect of our merger with ICMM and our acquisition of UBE membership units from Fagen Management is that we became the sole member of UBE. In connection with the acquisition transaction with UBE, we adopted an amended and restated operating agreement of

UBE as its sole member. This operating agreement is similar to the one we have in place with our US Bio Albert City subsidiary.
     The rights and obligations of UBE and its subsidiaries to third parties did not change as a result of our acquisition of UBE. One of the liabilities of UBE Fuels and UBE Ingredients is a revolving loan of up to $15,000,000 from LaSalle Business Credit, LLC (“LaSalle”). As of May 5, 2005, there was approximately $5,850,025 outstanding under the LaSalle loan. Amounts under the loan are secured by the assets of UBE and each of its subsidiaries and guaranteed by each of the UBE subsidiaries. ICM, Inc. and Fagen, Inc. also provided LaSalle a joint limited guaranty for up to $4,000,000 of the loan obligations. ICM, Inc. is controlled by David Vander Griend, our director, and Fagen, Inc. is controlled by Ron Fagen, our director. In connection with the acquisition of UBE, we entered into a contribution and repayment agreement with LaSalle that provides that if UBE makes distributions or dividend payments to us that exceed the amount necessary to cover the tax liability we may incur as a result of our ownership of UBE, we must pay to LaSalle such excess amount. LaSalle has similar agreements in place with UBE and each of its subsidiaries limiting the distributions and dividends that may be received by them to the amount of their respective tax liabilities.
     On April 28, 2005, our Board of Directors granted ten-year options to purchase 185,000 shares of our Class A common stock under our 2005 Stock Incentive Plan to management of UBE as incentives for future performance. All options to UBE management have an exercise price of $1.00 and vest with respect to 20% of the underlying shares on the first anniversary of the date of grant and each of the next four anniversaries of the date of grant.
     Effective May 5, 2005, we appointed Jeff Roskam as the President of UBE, a position which he held prior to our acquisition of UBE. Also effective May 5, 2005, we appointed David Vander Griend to our Board of Directors, entered into a three-year consulting arrangement with him and granted him an option to purchase our Class A common stock. Further, with the addition of David Vander Griend to our Board, Jill Wilts resigned as a member of our Board of Directors. See “Management – Employment and Consulting Arrangements” for a description of our agreements with Jeff and Dave.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
     Since our inception, we have engaged in the transactions described below with our directors, officers and shareholders owning more than 5% of our voting securities. Although we believe that these transactions were in our best interests, we cannot assure you that these transactions were entered into on terms as favorable to us as those that could have been obtained in arms-length transactions.
     In addition, conflicts of interest exist and may arise in the future because of the relationships between and among our officers, directors, affiliates and us, and the fact that we may, from time to time, enter into transactions with our officers, directors and affiliates. These conflicts of interest are described below. Conflicts of interest could cause our officers and directors to put their own personal interests ahead of ours. We may not be able to resolve conflicts of interests, or if resolved, the resolution may be less favorable than if it involved unaffiliated parties.
     Transactions with related parties and conflicts of interest may adversely affect our business and the value of your investment.
Our Related Parties
     Our shareholder, US Bio Resource Group, LLC, has two equal members, Capitaline Advisors, LLC and Global Ethanol, Inc. Gordon Ommen is the sole owner of Capitaline Advisors, LLC. Ron and Diane Fagen own 91.24% of the voting power of Global Ethanol, Inc., with the remaining voting power controlled by approximately 8 other shareholders, some of whom are our directors and executive officers. Ron Fagen is also the sole owner of Fagen, Inc. and Fagen Management, LLC. David Vander Griend, our director, is the principal owner of ICM, Inc.
Private Placement Issuances of Our Common Stock to Related Parties
     In November 2004, US Bio Resource Group subscribed for 10,000,000 shares of our common stock at a price of $0.10 per share. On November 2, 2004, November 23, 2004 and December 28, 2004, US Bio Resource Group made payments on this December 2004 subscription agreement totaling $1,000,000 and, in consideration for these payments, we issued to US Bio Resource Group an aggregate of 10,000,000 shares. The proceeds from this private placement were used to capitalize our company and to pay the expenses associated with its formation, organization and initial development of the Albert City ethanol plant.
     In December 2004, US Bio Resource Group subscribed for an additional 15,000,000 shares of our common stock at a per share price of $0.33 1/3 per share. In connection with the amendment and restatement of our Articles of Incorporation in January 2005, each share of common stock sold to US Bio Resource Group in the November and December 2004 subscriptions was automatically reclassified as one share of Class B common stock for a total of 25,000,000 shares of our Class B common stock issuable to US Bio Resource Group.
     On December 28, 2004, April 18, 2005 and April 28, 2005, US Bio Resource Group made payments on this December 2004 subscription agreement totaling $1,500,000 and, in consideration for these payments, we issued to US Bio Resource Group an aggregate of 4,537,877 shares of our Class B common stock. Thus, immediately following the last subscription payment on April 28, 2005, we had received $2,500,000 in aggregate subscription proceeds from US Bio Resource Group and had issued to US Bio Resource Group an aggregate of 14,537,877 shares of our Class B common stock therefor.
     On May 25, 2005, US Bio Resource Group elected to convert all shares of our Class B common stock into shares of our Class A common stock. As provided in our articles of incorporation, each share of Class B common stock is convertible into one share of Class A common stock. Upon its conversion, US Bio Resource Group was issued 14,537,877 shares of our Class A common stock and, through its December 2004 subscription agreement, US Bio

Resource Group will be issued an additional 10,462,123 shares of Class A common stock upon our receipt of an additional $3,500,000.
Administration of Our 2005 Stock Incentive Plan and Issuances of Options
     In January 2005, we issued each of our seven directors and our Chief Financial Officer, Chad D. Hatch, a seven-year option to purchase 30,000 shares of Class A common stock at an exercise price of $1.00 per share in recognition of their services since our inception. Each option vests and becomes exercisable as to 10,000 shares of Class A common stock on each of the first three anniversaries of the date of grant. On April 28, 2005, our Board of Directors granted ten-year options to purchase an aggregate of 185,000 shares of our Class A common stock under our 2005 Stock Incentive Plan to management of UBE as incentives for future performance. All options to UBE management have an exercise price of $1.00 and vest with respect to 20% of the underlying shares on the first anniversary of the date of grant and each of the next four anniversaries of the date of grant. These options were issued under our 2005 Stock Incentive Plan.
     Pursuant to the terms of the administrative services agreement between us and US Bio Resource Group, our board has delegated the discretion to determine the persons eligible to receive an award, the type of award and the number of shares underlying the award and the other terms and conditions of such awards consistent with the 2005 Stock Incentive Plan, to US Bio Resource Group. This delegation of authority is with respect to 5,000,000 shares of Class A common stock to be granted as options or other awards. Our board of directors continues to maintain authority over the 5,000,000 shares of Class A common stock currently authorized for awards under the 2005 Stock Incentive Plan and over which US Bio Resource Group has not been delegated any authority. US Bio Resource Group may issue awards under the 2005 Stock Incentive Plan to persons who render services to us or on our behalf, who may be employees of Capitaline Advisors, Global Ethanol or Fagen. No award or option may be granted pursuant to this delegation of authority in consideration for or arising out of any services related to our capital raising activities to persons who are not our employees without our prior approval. Of the total number of shares over which US Bio Resource Group has discretionary authority, up to 4,000,000 shares may be issued as options and the remainder as other awards under the 2005 Stock Incentive Plan. The costs of such awards are in addition to the other costs for such administrative services provided by US Bio Resource Group.
     The delegation of authority will automatically terminate and US Bio Resource Group may not grant any awards pursuant to its delegation of authority from and after the earlier of an initial public offering of our stock, a change in control of us (as defined in the 2005 Stock Incentive Plan) or the termination of the administrative services agreement.
Transactions with Affiliates in Connection with the Acquisition Transactions
     In connection with the Acquisition Transactions, we issued shares of our Class A common stock to Fagen Management, LLC, which is controlled by Ron Fagen, one of our directors and a shareholder owning more than 5% of our voting securities. We also entered into a consulting agreement with David Vander Griend and in connection with that consulting arrangement, granted Dave an option to purchase 100,000 shares of our Class A common stock.

Dave is also the president and chief executive officer of ICM, Inc. Dave is a former shareholder of ICMM and in connection with the acquisition of UBE, was appointed as one of our directors. We also entered into a letter agreement with Jeff Roskam, a former shareholder of ICMM, in connection with his appointment as the President of UBE relating to severance and change of control arrangements. See “Management-Employment and Consulting Arrangements” for a description of our agreements with Jeff and Dave.
     Moreover, as a result of the Acquisition Transactions, we acquired the businesses of Superior Corn and UBE, each of which had pre-existing relationships with our directors, officers and shareholders owning more than 5% of our voting securities. These pre-existing relationships will continue after the Acquisition Transactions and include:
•	the limited guaranty by Fagen, Inc. and ICM, Inc. of debt of UBE Fuels and UBE Ingredients to LaSalle for a revolving loan of up to $15,000,000;

•	an agreement between Superior Corn and Fagen, Inc. for the construction of an ethanol plant near Lake Odessa, Michigan; and

•	UBE’s clients are ethanol plants, some of which are owned at least in part by or receive services from our directors, officers or shareholders owning 5% or more of our voting securities.
     You should review the description of the Acquisition Transactions in this memorandum to further understand these relationships. Although we believe that these transactions were in our best interests, we cannot assure you that these transactions were entered into on terms as favorable to us as those that could have been obtained in arms-length transactions.
Transactions with US Bio Resource Group and Affiliates
  Transactions with US Bio Resource Group, LLC
     We have entered into an administrative services agreement with US Bio Resource Group, LLC to provide us management and administrative services relating to the development of our business and ethanol plants. Under our management services agreement, US Bio Resource Group will assist us with and advise us on nearly all management and administrative functions of our business, ranging from accounting matters, billing and collections, business planning, tax matters and maintenance of business and corporate records to human resource functions. US Bio Resource Group may contract with Capitaline Advisors, Fagen or its affiliates, or any other third party to provide these services. With our acquisition of UBE, we expect that we or US Bio Resource Group will utilize UBE for some of these services. See “Management’s Plan of Operation – UBE Services Business” for more information regarding the services US Bio Resource Group and UBE will provide to us.
     Under the administrative services agreement, we will pay US Bio Resource Group an annual percentage amount of our audited annual earnings before interest, taxes, depreciation and amortization (before deduction of such annual percentage amount) (“EBITDA”) as soon as practicable following the end of our fiscal year, but no later than 105 days following the end of each fiscal year. The following table shows the percentage of EBITDA to be paid to US Bio Resource Group for the periods noted:

Period	EBITDA
Commencement of agreement through December 31, 2011	5%
January 1, 2012 through December 31, 2013	4%
January 1, 2014 through termination of agreement	3%
     We will also pay US Bio Resource Group an annual structure charge in an amount to be mutually agreed upon each year (payable in equal monthly installments) to compensate US Bio Resource Group for a portion of its corporate infrastructure expenses. In addition, we will reimburse US Bio Resource Group for all personnel costs of US Bio Resource Group related to providing the above services to us, all out-of-pocket expenses and all amounts charged to US Bio Resource Group by Fagen and Capitaline relating to services provided to us. The agreement also provides that we will indemnify US Bio Resource Group against claims arising from their services to us.
     Pursuant to the terms of the administrative services agreement between us and US Bio Resource Group, our board has delegated the discretion to determine the persons eligible to receive an award, the type of award and the number of shares underlying the award and the other terms and conditions of such awards consistent with the 2005 Stock Incentive Plan, to US Bio Resource Group. See the section entitled “Certain Relationships and Related Party Transactions – Administration of Our 2005 Stock Incentive Plan and Issuance of Options” for additional information about this delegation of authority.
     The administrative services agreement has a term ending on December 31, 2016. After this initial term, the administrative services agreement will automatically be renewed on an annual basis for successive one year terms, unless earlier terminated upon notice for breach or at such time as US Bio Resource Group and its affiliates hold less than 5% of the outstanding voting power of us (as measured on the last day of each fiscal year). Even if the administrative services agreement is terminated prior to December 31, 2016, we are still obligated to pay US Bio Resource Group the annual percentage amount based upon EBITDA.
     Transactions with Fagen, Inc.
     Master Design-Build Letter Agreement
     We have entered into a master design-build letter agreement with Fagen pursuant to which Fagen will provide us construction services relating to dry mill fuel grade ethanol plants in the U.S. Pursuant to this letter agreement, Fagen will design/build ethanol plants, utilizing ICM technology, for an agreed-upon lump sum base price per 100 mgy gas-fired fuel ethanol plant and agreed-upon lump sum base price per 50 mgy gas-fired fuel ethanol plant, guaranteed through December 31, 2007 and subject to a volume discount. Following December 31, 2007, Fagen may adjust the lump sum base pricing on design build agreements with us after December 31, 2007 to Fagen’s standard lump sum base price, less the volume discount. We have agreed to use Fagen as our exclusive developer and design-builder in connection with fuel ethanol plants.
     In connection with the letter agreement, Fagen has the right to provide us with construction services relating to dry grind fuel grade ethanol plants we wish to have built on terms no less favorable to us than those we could obtain in arms-length transactions with unrelated third parties.
     A committee of our board consisting of two directors who are associated with Capitaline Advisors and one director who is associated with Fagen have the right to review the terms upon which Fagen proposes to provide us services to determine that they are no less favorable than the terms we might obtain from unrelated third parties. Our board will review the membership of the committee from time to time to determine compliance with then-applicable laws relating to approval of transactions between Fagen and us. As used in the letter agreement, the term “Board” means our board of directors or, if the board has delegated its authority to the committee described above, the committee.
     In connection with a transaction, if the Board determines that a proposal for services by a party other than Fagen would, if consummated in accordance with its terms, result in the services being provided to us on terms more favorable to us than Fagen’s proposal, we will provide Fagen notice of this superior proposal and provide it an opportunity to match these terms. If Fagen does not agree to provide us services on the terms contained in the superior proposal, we may proceed to engage the party submitting the superior proposal. From time to time, the Board may also conduct a fee review for services to be provided by Fagen and, based upon that review, it may adjust the prices for Fagen’s services to us to the average of the fees charged on the comparable or similar transactions included in the review.
     If we proceed with a party other than Fagen for the engineering or design-build services for any project, we must reimburse Fagen for its expenses incurred in connection with the project based upon its standard rate plus all third party costs incurred with respect to the project.
     The letter agreement with Fagen terminate at the close of the first fiscal year following the letter agreement in which US Bio Resource Group, together with its affiliates, owns or controls less than 15% of the outstanding voting power of us.
     The parties will enter into definitive design-build agreements acceptable to the parties with respect to each facility or project to be developed or constructed.
     Administrative Services Agreement
     Pursuant to the terms of the administrative services agreement between us and US Bio Resource Group, our board has delegated the discretion to determine the persons eligible to receive an award, the type of award and the number of shares underlying the award and the other terms and conditions of such awards consistent with the 2005 Stock Incentive Plan, to US Bio Resource Group. US Bio Resource Group may make awards under the 2005 Stock Incentive Plan to employees of Global Ethanol or Fagen. See the section entitled “Certain Relationships and Related Party Transactions – Administration of Our 2005 Stock Incentive Plan and Issuance of Options” for additional information about this delegation of authority.
     Transactions with Capitaline Advisors, LLC
     Right to Future Financial Services

     We have entered into a letter agreement with Capitaline Advisors pursuant to which it has a right to provide us financial advisory services in connection with any purchase, acquisition, sale or disposition of any person or any properties or assets of any person having an aggregate transaction value in excess of $5,000,000. For such services, we will pay Capitaline Advisors a fee of 1% of the transaction value, plus its expenses. We have also agreed to engage Capitaline Advisors for financial advisory services in connection with our preparation for any public securities offering by us, with the compensation to Capitaline Advisors for such services to be determined at the time of the offering and subject to a review of the Board, as described below. Capitaline Advisors may choose to decline to provide us services for any transaction.
     A committee of our board consisting of two directors who are associated with Fagen and one director who is associated with Capitaline Advisors have the right to review the terms upon which Capitaline Advisors proposes to provide us services to determine that they are no less favorable than the terms we might obtain from unrelated third parties. Our board will review the membership of the committee from time to time to determine compliance with then-applicable laws relating to approval of transactions between Capitaline Advisors and us. As used in the letter agreement, the term “Board” means our board of directors or, if the board has delegated its authority to the committee described above, the committee.
     In connection with a transaction, if the Board determines that a proposal for services by a party other than Capitaline Advisors would, if consummated in accordance with its terms, result in the services being provided to us on terms more favorable to us than Capitaline Advisor’s proposal, we will provide Capitaline Advisors notice of this superior proposal and provide it an opportunity to match these terms. If Capitaline Advisors does not agree to provide us services on the terms contained in the superior proposal, we may proceed to engage the party submitting the superior proposal.
     From time to time, the Board may also conduct a fee review for services to be provided by Capitaline and, based upon that review, it may adjust the prices for Capitaline Advisor’s services to us to the average of the fees charged on the comparable or similar transactions included in the review.
     The provisions of this letter agreement terminate at the close of the first fiscal year following the letter agreement in which US Bio Resource Group, together with its affiliates, owns or controls less than 15% of the outstanding voting power of us.
     Administrative Services Agreement
     Pursuant to the terms of the administrative services agreement between us and US Bio Resource Group, our board has delegated the discretion to determine the persons eligible to receive an award, the type of award and the number of shares underlying the award and the other terms and conditions of such awards consistent with the 2005 Stock Incentive Plan, to US Bio Resource Group. US Bio Resource Group may make awards under the 2005 Stock Incentive Plan to employees of Capitaline Advisors. See the section entitled “Certain Relationships and Related Party Transactions – Administration of Our 2005 Stock Incentive Plan and Issuance of Options” for additional information about this delegation of authority.

     Conflicts of Interest
     In addition to the transactions described above that present conflicts of interest among the parties, conflicts of interest could arise from the following relationships, among others:
•	Capitaline Renewable Energy II, a private fund created by Capitaline Advisors for the purpose of investing in this offering, intends to subscribe for Class A common stock in this offering. Capitaline Advisors is the investment advisor for Capitaline Renewable Energy II and therefore, controls the voting and disposition of the shares of Class A common stock purchased by Capitaline Renewable Energy II in this offering. Capitaline Advisors may experience a conflict of interest in acting in our best interest and in acting in the best interest of the investors in Capitaline Renewable Energy II when making decisions regarding the voting and/or disposition of our Class A common stock.

•	The officers and directors of US BioEnergy also serve as officers or directors of Fagen, Global Ethanol or Capitaline Advisors. The demands on the time of these officers and directors due to their attention to the business of Global Ethanol or Capitaline may from time to time compete for their time and attention to our business. In addition, these officers or directors may experience conflicts in attempting to act in the best interest of both US BioEnergy, Global Ethanol, Fagen or Capitaline Advisors.

•	Our directors also serve as directors of other ethanol producers that currently compete or will compete with us. While our directors must devote sufficient time to our business and affairs, our directors may experience conflicts of interest in allocating their time and attention between us and other businesses. Our directors may also acquire financial or other incentives in other businesses, including ethanol producers.

•	We will reimburse our directors and officers for out-of-pocket expenses relating to our business. We do not have a reimbursement policy or guideline for determining what expenses will be reimbursed. We will review and reimburse all reasonable expenses that our directors and officers submit to us.

•	Decisions of our directors and executive officers will affect our EBITDA and because annual payments to US Bio Resource Group under the administrative services agreement is based upon a percentage of EBITDA, these decisions may affect the amount we pay to US Bio Resource Group.

•	Decisions of our directors and executive officers regarding various matters, including expenditures that we make for our business, reserves for accrued expenses, including compensation of officers, compensation of directors and reimbursement of out-of-pocket expenses, awards under the 2005 Stock Incentive Plan, loan covenants, capital improvements and contingencies will affect the amount of cash available for distribution to shareholders and because of their significant ownership of our shares, our directors and executive officers will stand to benefit to a greater degree from any distribution to shareholders.

AMENDMENT NO. 1 AND WAIVER TO
MASTER LOAN AGREEMENT
          This Amendment No. 1 and Waiver to Master Loan Agreement (this “Amendment”) is effective as of July 31, 2006, between US Bio Albert City, LLC, an Iowa limited liability company, as borrower (the “Borrower”), and AgStar Financial Services, PCA, as lender (the “Lender”).
RECITALS
          Each of the parties hereto entered into that certain Master Loan Agreement, dated as of November 15, 2005, as supplemented by the Amended and Restated First Supplement thereto, dated as of January 26, 2006, and as further supplemented by the Second Supplement thereto, dated as of November 15, 2005 (as so modified and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).
          The Borrower has requested that the Lender grant certain waivers with respect to certain provisions of the Loan Agreement, all as more fully described herein, and the Lender has agreed to grant such waivers upon the terms and conditions set forth herein.
          The Borrower has requested that the Lender amend certain provisions of the Loan Agreement, all as more fully described herein, and the Lender has agreed to grant such amendments upon the terms and conditions set forth herein.
AGREEMENT
          NOW, THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:
          Section 1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned thereto in the Loan Agreement.
          Section 2. Waivers. Subject to the terms and conditions set forth herein,
               (a) the Lender hereby waives any Event of Default that has occurred under Section 6.01(d) of the Loan Agreement as a result of the failure of the Borrower to deliver financial statements or a Compliance Certificate for the period from the Closing Date through and including the date hereof under Section 5.01(c) of the Loan Agreement;
               (b) the Lender hereby waives any Event of Default or unmatured Event of Default under Section 6.01(e) of the Loan Agreement as a result of the Borrower’s failure to

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furnish to the Lender the items required to be furnished from the Closing Date through and including the date hereof pursuant to Section 5.01(c);
               (c) the Lender hereby waives any Event of Default or unmatured Event of Default under Section 6.01(b), Section 6.01(e), Section 6.01(f) and Section 6.01(r) of the Loan Agreement as a result of the granting by the Borrower of any liens or other encumbrances with respect to any of its properties to secure its obligations under that certain Value-Added Agricultural Products and Processes Financial Assistance Program Agreement, dated April 21, 2005 (the “IDED Loan Agreement”), between the Iowa Department of Economic Development and the Borrower, the failure of the Borrower to perform its obligations in the IDED Loan Agreement, the Borrower’s incurrence of obligations under the IDED Loan Agreement, the occurrence or existence of certain defaults under the IDED Loan Agreement, the Borrower’s failure to provide a copy of the IDED Loan Agreement to the Lender and the Borrower’s failure to disclose any of the foregoing to the Lender; and
               (d) the Lender hereby waives any Event of Default or unmatured Event of Default under Section 6(c) of that certain Guaranty, dated as of November 15, 2005, between US BioEnergy Corporation, as guarantor, and the Lender as a result of the failure of the Borrower to observe any covenant or agreement contained in the Master Loan Agreement or another Loan Document.
          Section 3. Amendments. Subject to the terms and conditions set forth herein, the Loan Agreement is hereby amended as follows:
               (a) Schedule 4.01(a) of the Loan Agreement is hereby amended and restated in its entirety to read as set forth on Annex A hereto.
               (b) Schedule 5.01(o) is hereby deleted in its entirety; and the Loan Agreement is hereby further amended by deleting each reference to Schedule 5.01(o) each time it appears in the Loan Agreement and each other Loan Document.
               (c) Schedule 5.02(a) of the Loan Agreement is hereby amended and restated in its entirety to read as set forth on Annex B hereto.
               (d) Schedule 5.02(k) of the Loan Agreement is hereby amended and restated in its entirety to read as set forth on Annex C hereto.
               (e) Section 5.01(o) of the Loan Agreement is hereby amended by amending and restating such section in its entirety to read as follows:
Borrower shall give notice to the Lender of any change in the Chief Executive Officer or the Chief Financial Officer of the Borrower within thirty (30) days of such change.
               (f) Section 5.02(b) of the Loan Agreement is hereby amended by adding to the last sentence of such section at the end of such sentence, immediately before the semicolon, the following:

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; provided, further, that notwithstanding anything to the contrary contained in this paragraph 5.02(b), the Borrower may pay a distribution to US BioEnergy Corporation in an amount not to exceed $30,367,176 with the proceeds of the Refunding Loan (as defined in the Amended and Restated First Supplement dated as of January 24, 2006, as amended)
               (g) Section 5.02(k) of the Loan Agreement is hereby amended by deleting in its entirety the phrase “which are fully disclosed to Lender” where such phrase appears in clause (ii) of such section.
               (h) Section 5.02(l) of the Loan Agreement is hereby amended by amending and restating the second sentence of such section in its entirety to read as follows:
Notwithstanding the foregoing, the Borrower may pay management fees to any of its Affiliates, provided that such management fees are no less favorable to the Borrower than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate; or
               (i) Section 5.02(m) of the Loan Agreement is hereby amended by amending and restating such section in its entirety to read as follows:
US BioEnergy Corporation shall fail to own, directly or indirectly, 100% of the common (voting) membership interests in the Borrower.
               (j) Section 6.01(s) of the Loan Agreement is hereby amended by amending and restating such section in its entirety to read as follows:
The Borrower should terminate, change, amend or restate any Material Contract or any material Construction Contract without the Lender’s prior consent if any such termination, change, amendment or restatement would be materially adverse to the Lender.
          Section 4. Conditions to Effectiveness of this Amendment. This Amendment shall become effective as of the date hereof upon the satisfaction of the conditions precedent that the Lender shall have received, on or before the date hereof, executed counterparts of this Amendment, duly executed by each of the parties hereto, and an executed Consent of Guarantor in the form attached hereto as Exhibit A, duly executed by the Guarantor.
          Section 5. Representations and Warranties. The Borrower hereby represents to the Lender that, after giving effect to this Amendment:
               (a) All of the representations and warranties of the Borrower contained in the Loan Agreement and in each other Loan Document are true and correct in all material respects as though made on and as of the date hereof.

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               (b) As the date hereof, except as otherwise specifically stated herein, no Event of Default has occurred and is continuing.
          Section 6. Miscellaneous.
               (a) Effect; Ratification. The amendments set forth herein are effective solely for the purposes set forth herein and shall be limited precisely as written, and shall not be deemed to (i) be a consent to, or an acknowledgment of, any amendment, waiver or modification of any other term or condition of the Loan Agreement or (ii) prejudice any right or remedy which the Lender may now have or may have in the future under or in connection with the Loan Agreement, as amended hereby, or any other instrument or agreement referred to therein. Each reference in the Loan Agreement to “this Agreement,” “herein,” “hereof” and words of like import and each reference in the other Loan Documents to the “Loan Agreement,” the “Master Loan Agreement,” or the Loan Agreement shall mean the Loan Agreement, as amended hereby.
               (b) Loan Documents. This Amendment is a Loan Document executed pursuant to the Loan Agreement and shall be construed, administered and applied in accordance with the terms and provisions thereof.
               (c) Counterparts. This Amendment may be executed in any number of counterparts, each such counterpart constituting an original and all of which when taken together shall constitute one and the same instrument.
               (d) Severability. Any provision contained in this Amendment which is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions of this Amendment in that jurisdiction or the operation, enforceability or validity of such provision in any other jurisdiction.
               (e) GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA.
               (f) WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT TO WHICH IT IS A PARTY OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.
               (g) IDED Loan Agreement Consent. The Lender hereby consents to the amendment of the IDED Loan Agreement by the parties thereto so long as the aggregate principal amount outstanding thereunder is not increased.
               (h) Intercreditor Agreement Consent. In connection with that certain Intercreditor and Subordination Agreement, dated as of December ___, 2005 (the “Intercreditor Agreement”), among the Lender, Ethanol Income Fund, LLC and MVP Enterprises, LLC, the Lender hereby consents to the amendment of the EIF Loan Agreement (as defined in the Intercreditor Agreement) by the parties thereto and the amendment of the MVP Loan Agreement

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(as defined in the Intercreditor Agreement) by the parties thereto so long as the aggregate principal amount outstanding under the EIF Loan Agreement or the MVP Loan Agreement, as applicable, is not increased.
(Signature Page Follows)

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

US BIO ALBERT CITY, LLC,

as Borrower

By:	/s/ CHAD D. HATCH

Name:	Chad Hatch
Title:	Vice President

AGSTAR FINANCIAL SERVICES, PCA,

as Lender

By:	/s/ MARK D. SCHMIDT

Name:	Mark D. Schmidt
Title:	Vice President

Annex A
Schedule 4.01(a)
None.

Annex B
Schedule 5.02(a)
Borrower has secured a $100,000 letter of credit from First National Bank of Sioux Falls in Sioux Falls, South Dakota. The LC is secured by the Borrower’s cash on deposit with that bank.
Loan Agreement, dated as of December 19, 2005, among the Borrower, US BioEnergy Corporation, as guarantor, and M.V.P. Enterprises, LLC, as lender
Loan Agreement, dated as of December 19, 2005, among the Borrower, US BioEnergy Corporation, as guarantor, and Ethanol Income Fund, L.L.C., as lender
Value-Added Agricultural Products and Processes Financial Assistance Program Agreement, dated April 21, 2005, between the Iowa Department of Economic Development and the Borrower

Annex B
Schedule 5.02(k)
All of the membership interests in the Borrower are owned by US BioEnergy Corporation (the “Parent”). Certain services relating to procurement of inputs, marketing and sale of ethanol and DDGs, risk management and plant operation are, or will be, performed by the Parent’s wholly-owned subsidiary, UBS Services, LLC. The Company has also entered into a Design-Build Agreement with Fagen, Inc., an affiliate of the Parent. Roland J. Fagen, a director of the Parent, is the principal of Fagen, Inc. and other directors of the Parent are employees or officers of Fagen, Inc. The Company has also entered into an agreement relating to environmental consulting services with ICM, Inc., of which David Vander Griend, a director of Parent, is the principal. In addition, members of the Company’s Board of Managers are officers of the Parent or members of the Board of Directors of the Parent. In addition, affiliates of the Parent may provide management or administrative services to Borrower.

EXHIBIT A
Consent of Guarantor
     The undersigned, US BioEnergy Corporation, hereby (i) consents to the modifications to (A) the Master Loan Agreement dated as of November 15, 2005 pursuant to that certain Amendment No. 1 and Waiver to Master Loan Agreement effective as of July 31, 2006 between US Bio Albert City, LLC (the “Borrower”) and AgStar Financial Services, PCA (the “Lender”) and (B) the Amended and Restated First Supplement dated as of January 24, 2006 pursuant to that certain Amendment No. 1 to Amended and Restated First Supplement to Master Loan Agreement effective as of July 31, 2006 between the Borrower and the Lender and (ii) acknowledges and agrees that the obligations of the undersigned contained in that certain Continuing Guaranty made as of November 15, 2005 by the undersigned for the benefit of the Lender are, and shall remain, in full force and effect.

US BIOENERGY CORPORATION

By:	/s/ CHAD HATCH

Name:	Chad Hatch

Title:	VP

FIRST SUPPLEMENT
TO THE MASTER LOAN AGREEMENT
(CONSTRUCTION LOAN)
THIS FIRST SUPPLEMENT TO THE MASTER LOAN AGREEMENT (this “First Supplement”), dated as of November 15, 2005, is between AGSTAR FINANCIAL SERVICES, PCA (the “Lender”) and US BIO ALBERT CITY, LLC, an Iowa limited liability company (the “Borrower”), and supplements that certain Master Loan Agreement, dated as of even date herewith, between the Lender and the Borrower (as the same may be amended, modified, supplemented, extended or restated from time to time, the “MLA”).
1. Definitions. As used in this Supplement, the following terms shall have the following meanings. Capitalized terms used and not otherwise defined in this Supplement shall have the meanings attributed to such terms in the MLA. Terms not defined in either this Supplement or the MLA shall have the meanings attributed to such terms in the Uniform Commercial Code, as enacted in the State of Minnesota and as amended from time to time.
“Draw Request” means a request for an advance against the Construction Note prior to the Construction Loan Maturity Date, submitted by the Borrower to the Lender and the Disbursing Agent, in accordance with the terms and conditions of the Disbursing Agreement.
“Sworn Construction Statement” means a sworn construction statement, sworn to by the Borrower and the General Contractor, and of a form and substance acceptable to the Lender, a sample of which is attached hereto as Exhibit A.
     2. The Construction Loan. On the terms and conditions set forth in the MLA and this First Supplement, Lender agrees to make a Construction Loan to the Borrower (the “Construction Loan”), by means of multiple advances in an amount not to exceed the lesser of (i) $75,000,000.00 or (ii) an amount equal to 60% of the Project Costs (the “Construction Loan Commitment”). Under the Construction Loan, amounts borrowed and repaid or prepaid may not be reborrowed.
     3. Purpose. Advances under the Construction Loan may be used to fund the payment of Project Costs, including closing costs and fees associated with the Construction Loan. The Borrower agrees that the proceeds of the Construction Loan are to be used only for the purposes set forth in this Section 3.
     4. Interest Rate. Subject to the provisions of Sections 5 and 7 of this First Supplement, the Construction Loan shall bear interest at a rate equal to the LIBOR Rate plus 350 basis points. The computation of interest, amortization, maturity and other terms and conditions of the Construction Loan shall be as provided in the Construction Note, provided, however, in no event shall the applicable rate exceed the Maximum Rate. Such fixed rate of interest shall not be subject to any adjustments under Section 2.05 of the MLA.

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     5. Default Interest. In addition to the rights and remedies set forth in the MLA: (i) if the Borrower fails to make any payment to Lender when due (including, without limitation, any purchase of equity of Lender when required), then at Lender’s option in each instance, such obligation or payment shall bear interest from the date due to the date paid at 2% per annum in excess of the rate of interest that would otherwise be applicable to such obligation or payment; (ii) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at Lender’s option in each instance, the unpaid balances of the Construction Loan shall bear interest form the date of the Event of Default or such later date as Lender shall elect at 2% per annum in excess of the rate(s) of interest that would otherwise be in effect on the Construction Loan under the terms of the Construction Note; (iii) after the maturity of the Construction Loan, whether by reason of acceleration or otherwise, the unpaid principal balance of the Construction Loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 2% per annum in excess of the rate of interest that would otherwise be in effect on the Construction Loan under the terms of the Construction Note. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.
     6. Late Charge. If any payment of principal or interest due under this Supplement or the Construction Note is not paid within ten (10) days of the due date thereof, the Borrower shall pay, in addition to such amount, a late charge equal to five percent (5%) of the amount of such payment.
     7. Changes in Law Rendering Certain LIBOR Rate Loans Unlawful. In the event that any change in any applicable law (including the adoption of any new applicable law) or any change in the interpretation of any applicable law by any judicial, governmental or other regulatory body charged with the interpretation, implementation or administration thereof, should make it (or in the good-faith judgment of the Lender should raise a substantial question as to whether it is) unlawful for the Lender to make, maintain or fund LIBOR Rate Loans, then: (a) the Lender shall promptly notify each of the other parties hereto; and (b) the obligation of the Lender to make LIBOR rate loans of such type shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness. During the period of any suspension, Lender shall make loans to Borrower that are deemed lawful and that as closely as possible reflect the terms of the MLA.
     8. Payments and Computations.
          (a) Method of Payment. Except as otherwise expressly provided herein, all payments of principal, interest, and other amounts to be made by the Borrower under the Loan Documents shall be made to the Lender in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim, not later than 2:00 P.M. (Minneapolis, Minnesota time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).
          (b) Application of Funds. Lender may apply all payments received by it to the Borrower’s obligations to Lender in such order and manner as Lender may elect in its sole

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discretion; provided that any payments received from any guarantor or from any disposition of any collateral provided by such guarantor shall only be applied against obligations guaranteed by such guarantor.
          (c) Payments on a Non-Business Day. Whenever any payment under any Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and fees, as the case may be.
          (d) Proceeds of Collateral. All proceeds received by the Lender from the sale or other liquidation of the Collateral when an Event of Default exists shall first be applied as payment of the accrued and unpaid fees and expenses of the Lender hereunder, including, without limitation, under Section 7.04 of the MLA and then to all other unpaid or unreimbursed Loan Obligations (including reasonable attorneys’ fees and expenses) owing to the Lender and then any remaining amount of such proceeds shall be applied to the unpaid amounts of the Loan Obligations, until all the Loan Obligations have been paid and satisfied in full or cash collateralized. After all the Loan Obligations (including without limitation, all contingent Loan Obligations) have been paid and satisfied in full, all Commitments terminated and all other obligations of the Lender to the Borrower otherwise satisfied, any proceeds of Collateral shall be delivered to the Person entitled thereto as directed by the Borrower or as otherwise determined by applicable law or applicable court order.
          (e) Computations. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days lapsed over a year of 365 or 366 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.
     7. Maximum Amount Limitation. Anything in the MLA, this First Supplement, or the other Loan Documents to the contrary notwithstanding, Borrower shall not be required to pay unearned interest on the Construction Note or any of the Loan Obligations, or ever be required to pay interest on the Construction Note or any of the Loan Obligations at a rate in excess of the Maximum Rate, if any. If the effective rate of interest which would otherwise be payable under the MLA, this First Supplement, the Construction Note, or any of the other Loan Documents would exceed the Maximum Rate, if any, then the rate of interest which would otherwise be contracted for, charged, or received under the MLA, this First Supplement, the Construction Note, or any of the other Loan Documents shall be reduced to the Maximum Rate, if any. If any unearned interest or discount or property that is deemed to constitute interest (including, without limitation, to the extent that any of the fees payable by Borrower for the Loan Obligations to the Lender under the MLA, this First Supplement, the Construction Note, or any of the other Loan Documents are deemed to constitute interest) is contracted for, charged, or received in excess of the Maximum Rate, if any, then such interest in excess of the Maximum Rate shall be deemed a mistake and canceled, shall not be collected or collectible, and if paid nonetheless, shall, at the option of the holder of the Construction Note, be either refunded to the Borrower, or credited on the principal of the Construction Note. It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable law, all calculations of the rate of interest or discount contracted for, charged or received by the Lender under the Construction Note, or under

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any of the Loan Documents, that are made for the purpose of determining whether such rate exceeds the Maximum Rate applicable to the Lender, if any, shall be made, to the extent permitted by applicable laws (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full terms of the Advances evidenced by the Construction Note, and any renewals thereof all interest at any time contracted for, charged or received by Lender in connection therewith. This section shall control every other provision of all agreements among the parties to the MLA pertaining to the transactions contemplated by or contained in the Loan Documents, and the terms of this section shall be deemed to be incorporated in every Loan Document and communication related thereto.
     8. Lender Records. All advances and all payments or prepayments made thereunder on account of principal or interest may be evidenced by the Lender in accordance with its usual practice in an account or accounts evidencing such advances and all payments or prepayments thereunder from time to time and the amounts of principal and interest payable and paid from time to time thereunder; in any legal action or proceeding in respect of the Notes, the entries made in such account or accounts shall be prima facie evidence of the existence and amounts of all advances and all payments or prepayments made thereunder on account of principal or interest. Lender shall provide monthly statements of such entries to Borrower for the purpose of confirming the accuracy of such entries.
     9. Loan Payments. During the continuance of an Event of Default, the Lender may deduct any obligations due or any other amounts due and payable by the Borrower under the Loan Documents from any accounts maintained with the Lender.
     10. Compensation. Upon the request of the Lender, the Borrower shall pay to the Lender such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate it for any loss, cost, or expense (excluding loss of anticipated profits incurred by it) as a result of: (i) any payment, prepayment, or conversion of a LIBOR rate loan for any reason on a date other than the last day of the Interest Period for such Loan; or (ii) any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in the MLA or this First Supplement to be satisfied) to borrow, extend, or prepay a LIBOR rate loan on the date for such borrowing, extension, or prepayment specified in the relevant notice of borrowing, extension or prepayment under this First Supplement.
     Such indemnification may include any amount equal to the excess, if any, of: (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrower, convert or extend to the last day of the applicable Interest Period (or in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such loan as provided for herein; over (b) the amount of interest (as reasonably determined by the Lender) which would have accrued to the Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market. The covenants of the Borrower set forth in this section shall survive the repayment of the Construction Loan and other obligations under the Loan Documents hereunder.

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     11. Construction Loan Term. The Construction Loan shall run for a period beginning on the Closing Date and ending on the Construction Loan Maturity Date. On the Construction Loan Maturity Date, the amount of the then unpaid principal balance of the Construction Loan and any and all other amounts due and owing hereunder or under any other Construction Loan Document relating to this Construction Loan shall be due and payable, except for that part, if any, of the Construction Loan which is converted into a Term Loan pursuant to the terms of the MLA.
     12. Payment and Calculation. The Borrower will pay interest on the Construction Loan (i) quarterly in arrears on first day of each January, April, July and October (each such dated a “Quarterly Payment Date”), commencing on the first Quarterly Payment Date following the date on which the first Advance is made on the Construction Loan, and continuing on each Quarterly Payment Date thereafter until the Construction Loan Maturity Date. If any Quarterly Payment Date is not a Business Day, then the principal installment then due shall be paid on the next Business Day and shall continue to accrue interest until paid.
     13. Disbursement of Construction Loan.
          (a) Deposit Account. Disbursements of the Construction Loan will be made by the Lender in the manner provided in the Disbursing Agreement. Subject to Section 13(b) below, all disbursements will be made by wire transferring such funds to the deposit account of the Disbursing Agent in the amount of each Draw Request which is approved pursuant to the Disbursing Agreement. All Construction Loan funds will be considered to have been advanced to and received by the Borrower upon, and interest on such funds will be payable by the Borrower from and after, their deposit in such deposit account.
          (b) Lender’s Application of Loan Proceeds. Notwithstanding the provisions of Section 13(a), above, the Lender may elect, upon ten (10) days’ notice to the Borrower, to use the Construction Loan funds to pay, as and when due, any Construction Loan fees owing to Lender, interest on the Construction Loan, release charges under prior mortgages on the Property, and legal fees and disbursements of the Lender’s attorneys which are payable by the Borrower, unless Borrower causes such amount(s) to be paid within said ten (10) days. Such

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payments may be made, at the option of the Lender, by debiting or charging the Construction Loan funds in the amount of such payments.
          (c) Cost Information. All disbursements will be based upon a detailed breakdown of the Project Costs as set forth in the Sworn Construction Statement attached as Exhibit A to the MLA. In the event that the Borrower becomes aware of any change in the approved Project Costs, which would increase the total cost in excess of $50,000.00 above the amount shown on the attached Sworn Construction Statement, the Borrower shall immediately notify the Lender in writing and promptly submit to the Lender for its approval a revised Sworn Construction Statement. No further disbursements need be made by the Disbursing Agent unless and until the revised Sworn Construction Statement is approved. The Lender reserves the right to approve or disapprove any revised Sworn Construction Statement in its reasonable discretion.
          (d) Loan in Balance, Deposit of Funds by Borrower. The Borrower shall keep the Loan in balance as provided in this Section. If the Lender at any time reasonably determines that the amount of the undisbursed Construction Loan proceeds will not be sufficient fully to pay for all costs required to complete the construction of the Project in accordance with the approved Plans and Specifications and for all Project Costs to be incurred by the Borrower, whether such deficiency is attributable to changes in the work of construction or in the Plans and Specifications or to any other cause, the Lender may make written demand on the Borrower to deposit in an escrow fund to be established with the Lender an amount equal to the amount of the shortage reasonably determined by the Lender. The Borrower shall then deposit the required funds with the Lender within ten (10) days after the date of the Lender’s written demand. No further disbursements shall be made by the Disbursing Agent until those funds are deposited by the Borrower in the escrow fund. Whenever the Lender has any such funds on deposit in such escrow fund, it shall make all future advances for Project Costs from the escrow fund before making any further advances under the Loan.
          (e) Additional Security. The Borrower irrevocably assigns to the Lender and grants to the Lender a security interest in, as additional security for the performance of the Borrower’s obligations under this the MLA and this First Supplement and the Related Documents, its interest in all funds held by the Disbursing Agent, whether or not disbursed, all funds deposited by the Borrower with the Lender under this First Supplement, all governmental permits obtained for the lawful construction of the Project, and all reserves, deferred payments, deposits, refunds, cost savings, and payments of any kind relating to the construction of the Project. Upon any default of the Borrower, the Lender may use any of the foregoing for any purpose for which the Borrower could have used them under this First Supplement or with respect to the construction or financing of the Project. The Lender will also have all other rights and remedies as to any of the foregoing which are provided under applicable law or in equity.
          (f) Conditions Precedent to Construction Advances. The Lender’s obligation to make Construction Advances under the Construction Note shall be subject to the terms, conditions and covenants set forth in the MLA and this First Supplement, including, without limitation, the following further conditions precedent:

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               (i) Representations and Warranties. The representations and warranties set forth in the MLA and this First Supplement are true and correct in all material respects as of the date of the request for any Advance, except as disclosed in writing to the Lender, to the same extent and with the same effect as if made at and as of the date thereof;
               (ii) Draw Request. The Borrower has submitted to the Lender and the Disbursing Agent a Draw Request for each such Advance, which such Draw Request shall comply with the requirements contained in this the MLA, this Supplement and the Disbursing Agreement;
               (iii) Compliance With Disbursing Agreement. All of the terms and conditions of the Disbursing Agreement have been satisfied with respect to each such Advance;
               (iv) Sworn Construction Statement. The Borrower shall furnish to the Lender an updated Sworn Construction Statement setting forth the Contractor(s) providing services or materials with respect to specific portions of the construction of the Project and setting forth the amounts actually incurred and paid, or to be incurred, in completing construction of the Project. Such updated Sworn Construction Statement shall be sworn to by the Borrower and the General Contractor to be a true, complete and accurate account of all costs actually incurred and an accurate estimate of all costs to be incurred in the future;
               (v) No Defaults. The Borrower is not in default under the terms of the MLA, the Related Documents or any other agreement to which the Borrower is a party and which relates to the construction of the Project;
               (vi) Guaranties. Each of the Guarantors shall have executed and delivered to Lender the Guaranties;
               (vii) Loan in Balance. The Loan is in balance, as required by the provisions of Section 13(d), above;
               (viii) Government Action. No license, permit, permission or authority necessary for the construction of the Project has been revoked or challenged by or before any Governmental Authority;
          (g) Suspension of Construction. If the Lender in reasonably good faith determines that any work or materials do not conform to the approved Plans and Specifications or sound building practice, or otherwise departs from any of the requirements of the MLA and this Supplement, the Lender may require the work to be stopped and withhold disbursements until the matter is corrected. In such event, the Borrower will promptly correct the work to the Lender’s satisfaction. Provided Lender’s actions were reasonable, in good faith, and the work or materials did not conform to the approved Plans and Specifications or sound building practice, no such action by the Lender will affect the Borrower’s obligation to complete the Project on or before the Completion Date.
          (h) Inspections. The Borrower and the Inspecting Engineer shall be responsible for making inspections of the Project during the course of construction and shall determine to their

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own satisfaction that the work done or materials supplied by the Contractors to whom payment is to be made out of each Advance has been properly done or supplied in accordance with the applicable contracts with such Contractors. If any work done or materials supplied by a Contractor are not satisfactory to the Borrower or the Inspecting Engineer, the Borrower will immediately notify the Lender in writing of such fact. It is expressly understood and agreed that the Lender or its authorized representative may conduct such inspections of the Project as it may deem necessary for the protection of the Lender’s interest, and, specifically, an architectural or engineering firm acceptable to the Lender may, at the option of the Lender and at the expense of the Borrower, conduct such periodic inspections of the Project, prepare such written progress reports during the period of construction, prepare such written reports upon completion of the Project and sign such Draw Requests, as the Lender may reasonably request, provided that no inspection shall unreasonably delay progress on the Project. Any inspections which may be made of the Project by the Lender or its representative will be made, and all certificates issued by the Lender’s representative will be issued, solely for the benefit and protection of the Lender, and that Borrower will not rely thereon. The Lender is under no duty to supervise or inspect construction or examine any books and records. Any inspection or examination by the Lender is for the sole purpose of protecting the Lender’s security and preserving the Lender’s rights under the MLA and this Supplement. No default of the Borrower will be waived by any inspection by the Lender. In no event will any inspection by the Lender be a representation that there has been or will be compliance with the Plans or Specifications or that the construction is free from defective materials or workmanship.
          (j) No Waiver. Any waiver by the Lender of any condition of disbursement must be expressly made in writing. The making of a disbursement prior to fulfillment of one or more conditions thereof shall not be construed as a waiver of such conditions, and the Lender reserves the right to require their fulfillment prior to making any subsequent disbursements.
     14. Construction of Project. As a further condition to the Lender’s funding of Project Costs pursuant to the terms of the MLA and this First Supplement, the Borrower will:
               (i) diligently proceed with construction of the Project in accordance with the Plans and Specifications and in accordance with all applicable laws and ordinance and will complete the Project on or before the Completion Date;
               (ii) use the proceeds of all Advances solely to pay the Project Costs as specified in the Project Sources and Uses Statement;
               (iii) use its best efforts to require the Contractor(s) to comply with all rules, regulations, ordinances and laws relating to work on the Project;
               (iv) obtain the Lender’s prior written approval of any change in the Plans and Specifications for the Project approved by the Lender which might materially adversely affect the value of the Lender’s security, and has a cost of $50,000.00 or greater. The Lender will have a reasonable time to evaluate any requests for its approval of any changes referred to in this paragraph. The Lender may approve or disapprove changes in its discretion,

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subject to the foregoing provisions of this Section 14(iv). If it reasonably appears to the Lender that any change may increase the Project Costs, the Lender may require the Borrower to deposit additional funds with the Lender pursuant to the provisions of this The MLA and this in an amount sufficient to cover the increased costs as a condition to giving its approval;
               (v) comply with and keep in effect all necessary permits and approvals obtained from any Governmental Authority relating to the lawful construction of the Project. The Borrower will comply with all applicable existing and future laws, regulations, orders, and requirements of any Governmental Authority, judicial, or legal authorities having jurisdiction over the Real Property or Project, and with all recorded restrictions affecting the Real Property;
               (vi) furnish to the Lender from time to time on request by the Lender, in a form acceptable to the Lender, correct lists of all contractors and subcontractors employed in connection with construction of the Project and true and correct copies of all executed contracts and subcontracts. The Lender may contact any contractor or subcontractor to verify any facts disclosed in the lists, Borrower must consent to the disclosure of such information by the contractors and subcontractors to Lender or its agents upon Lender’s request, and Borrower must assist Lender or its agents in obtaining such information upon Lender’s request;
               (vii) upon completion of the building foundation of the Project, deliver to the Lender an “as-built” survey of the Real Property which: (a) sets forth the location and exterior lines and egress and other improvements completed on the Real Property and demonstrates compliance with all applicable setback requirements; (b) demonstrates that the Project is entirely within the exterior boundaries of the Real Property and any building restriction lines and does not encroach upon any easements or rights-of-way; and (c) contains such other information as the Lender may reasonably request;
               (viii) not purchase any materials, equipment, fixtures, or articles of personal property placed in the Project prior to the Completion Date under any security agreement or other agreement where the seller reserves or purports to reserve title or the right of removal or repossession, or the right to consider them personal property after their incorporation in the work of construction, unless authorized by the Lender in writing;
               (ix) provide the Lender and its representatives with access to the Real Property and the Project at any reasonable time and upon reasonable notice to enter the Real Property and inspect the work or construction and all materials, plans, specifications, and other matters relating to the construction. The Lender will also have the right to, at any reasonable time and upon reasonable notice, examine, copy, and audit the books, records, accounting data, and other documents of the Borrower and its contractors relating to the Real Property or construction of the Project;
               (x) pay and discharge all claims and liens for labor done and materials and services furnished in connection with the construction of the Project. The Borrower will have the right to contest in good faith any claim or lien, provided that it does so diligently and without prejudice to the Lender or the ability to obtain title insurance in the manner required by the MLA, this Supplement and the Disbursing Agreement. Upon the Lender’s request, the

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Borrower will promptly provide a bond, cash deposit, or other security reasonably satisfactory to the Lender to protect the Lender’s interest and security should the contest be unsuccessful;
               (xi) at the Lender’s request and expense, post signs on the Real Property for the purpose of identifying the Lender as the “Lender.” At the request of the Lender, or the participating local community banks, the Borrower will use its best efforts to identify the Lender as the lender in publicity concerning the Project;
               (xii) maintain in force until full payment of the Loan all insurance required by law, public liability insurance, and property insurance. The policies must be approved by the Lender as to amounts, form, risk coverage, deductibles, insurer, and loss payable and cancellation provision. The Lender’s approval, however, will not be a representation of the solvency of any insurer or the sufficiency of any amount of insurance;
               (xiii) cooperate at all times with the Lender in bringing about the timely completion of the Project, and resolve all disputes arising during the work of construction in a manner which will allow work to proceed expeditiously. With respect to such disputes, the Borrower will have the right to contest in good faith claims resulting in disputes, provided that it does so diligently and without prejudice to the Lender. Upon the Lender’s request, the Borrower will promptly provide a bond, cash deposit, or other security reasonably satisfactory to the Lender to protect the Lender’s interest and security should the contest be unsuccessful;
               (xiv) pay the Lender’s and the Disbursing Agent’s reasonable out-of-pocket costs and expenses incurred in connection with the making or disbursement of the Loans or in the exercise of any of its rights or remedies under the MLA, this Supplement and the Disbursing Agreement, including but not limited to title insurance and escrow charges, disbursing agent fees, recording charges, and mortgage taxes, reasonable legal fees and disbursements, and reasonable fees and costs for services which are not customarily performed by the Lender’s salaried employees and are not specifically covered by the fees charged to originate the Loan, if any. The provision of this paragraph will survive the termination of the MLA, this Supplement and the repayment of the Loan;
               (xv) keep true and correct financial books and records on a cash basis for the construction of the Project and maintain adequate reserves for all contingencies. If required by the Lender, the Borrower will submit to the Lender at such times as it requires (which will in no event be more often than monthly) a statement which accurately shows the application of all funds expended to date for construction of the Project and the source of those funds as well as the Borrower’s best estimate of the funds needed to complete the Project and the source of those funds. The Borrower will promptly supply the Lender with any financial statements or other information concerning its affairs and properties as the Lender may reasonably request, and will promptly notify the Lender of any material adverse change in its financial condition or in the physical condition of the Property or Project;
               (xvi) comply with the requirements of any commitment or agreement entered into by Borrower with any Governmental Authority to assist the construction or

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financing of the Real Property and/or Project and with the terms of all applicable laws, regulations, and requirements governing such assistance;
               (xvii) indemnify and hold the Lender harmless from and against all liabilities, claims, damages, reasonable costs, and reasonable expenses (including but not limited to reasonable legal fees and disbursements) arising out of or resulting from any defective workmanship or materials occurring in the construction of the Project. Upon demand by the Lender, the Borrower will defend any action or proceeding brought against the Lender alleging any defective workmanship or materials, or the Lender may elect to conduct its own defense at the reasonable expense of the Borrower. The provisions of this paragraph will survive the termination of the MLA, this Supplement and the repayment of the Loan; and
               (xviii) obtain and deliver to the Lender copies of all necessary occupancy certificates relating to the Project.
     15. Security. The Borrower’s obligations hereunder and, to the extent related thereto, the MLA, shall be secured as provided in the MLA.
IN WITNESS WHEREOF, the parties have caused this First Supplement to the Master Loan Agreement to be executed by their duly authorized officers as of the date shown above.

US BIO ALBERT CITY, LLC an Iowa limited liability company

By:	/s/ CHAD D. HATCH

Name:	Chad D. Hatch
Title:	Vice President and Treasurer

AGSTAR FINANCIAL SERVICES, PCA an United States corporation

By:	/s/ MARK SCHMIDT

Mark Schmidt
Its Vice President

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EXHIBIT A
SWORN CONSTRUCTION STATEMENT
OWNER: US BioEnergy
PROPERTY AT: Albert City, IA

IMPORTANT NOTICE: This statement must be complete as to names of all persons and companies furnishing labor and/or material on the premises herein. Any increase in cost, from changes in construction or otherwise, must be forthwith reported to the DISBURSING AGENT with additional deposits to cover such increase in cost.

	ITEMS	FURNISH BY	TOTAL COST	AMT PAID	BALANCE

1	General contractor fees	Fagen, Inc.	$97,250,000	$23,035,950	$74,214,050
2	Accounting fees	Christenson & Associates	$90,000	$20,000	$70,000
3	Consulting fees	Terricon Consultants, Yaggy Colby Assoc. Plans	$533,000	$134,016	$398,984
4	Dues	EPIC	$10,000	$10,000	$—
5	Insurance-Builders Risk,	IMA	$200,000	$133,877	$66,123
6	Real Estate	Stern, Diehl, Comish & Jensen Trust Acct.	$385,000	$384,674	$326
7	Site Engineering	Antioch, ICM, Kushi & Payer, LTD	$50,000	$32,266	$17,714
8	Phase 1 site grading	JB Holland, Paterson Contractors	$1,600,000	$1,791,183	$(181,183)
9	Phase 2 site work	McComick Constr., JB Holland, Pagan Inc.	$765,000	$287,939	$477,061
10	Site improvements & tilling	Golly Farms, Terricon Cons., Planscape Partners	$100,000	$170,879	$(70,879)
11	Water wells	Thain Well Co.	$325,000	$97,756	$227,244
12	Other		$23,692,000	$16,341	$23,675,659
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41
42
43
44
45
46
47
48
49
50
51
52
53
		SUBTOTAL	$125,000,000	$26,114,901	$98,885,099
STATE OF SOUTH DAKOTA
SS.
COUNTY OF BROOKINGS
The undersigned being first duly sworn, each for himself, as General Contractor and Borrower, deposes and says that the foregoing are the names of all parties having contracts or subcontracts for specified portions of the work on said property and building or material entering into the construction thereof, and the amounts due and to become due to each of said parties, that the items mentioned include all labor and material required to complete said buildings according to plans and specifications, that there are no other contracts outstanding; and that there is nothing due or to become due to any person for material, labor or other work of any kind done upon said building other than as above stated.
The undersigned further deposes and says that no increase in the cost of construction will be made under any circumstances without furnishing information on same to the DISBURSING AGENT with additional deposits to cover such increase; that, in the event of any such increase, no orders or claims will be made to said company until such information and additional deposits shall have been completed; that the purpose of said statement is to induce said company to pay out the proceeds of a loan of $75,000,000.00 secured by a mortgage on said property; and that, upon payment of the specific unpaid items listed herein, the undersigned General Contractor hereby agrees to waive all claims of priority to said mortgage and both parties herein will save said company harmless as to any claims of priority of lien for any labor or material, furnished or to be furnished, for completion of construction.
/s/ CHAD HATCH

US BioEnergy

The foregoing instrument was acknowledged before me this 11 day of November, 2005 by Angela M. Burns

NOTARY STAMP

/s/ Angela M. Burns

Signature of Notary Public
exp. 12/10/09

12

AMENDMENT NO. 1 TO AMENDED AND RESTATED
FIRST SUPPLEMENT TO MASTER LOAN AGREEMENT
          This Amendment No. 1 to Amended and Restated First Supplement to Master Loan Agreement (this “Amendment”) is effective as of July 31, 2006, between US Bio Albert City, LLC, an Iowa limited liability company, as borrower (the “Borrower”), and AgStar Financial Services, PCA, as lender (the “Lender”).
RECITALS
          Each of the parties hereto entered into that certain Amended and Restated First Supplement to Master Loan Agreement, dated as of January 24, 2006 (the “Supplement”). Each of the parties hereto is also a party to that certain Master Loan Agreement, dated as of November 15, 2005, as amended by Amendment No. 1 thereto, effective as of July 31, 2006 (as so amended and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).
          The Borrower has requested that the Lender amend certain provisions of the Supplement to provide for the Refunding Loan (as hereinafter defined), all as more fully described herein, and the Lender has agreed to grant such amendments upon the terms and conditions set forth herein.
AGREEMENT
          NOW, THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:
          Section 1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned thereto in the Supplement as amended by this Amendment.
          Section 2. Amendments. Subject to the terms and conditions set forth herein, the Supplement is hereby amended as follows:
               (a) Section 1 of the Supplement is hereby amended by adding, in appropriate alphabetical order, the new definition of “Refunding Loan” to such section:
“Refunding Loan” means the loan from the Lender to the Borrower in the amount of $30,367,176 or such lesser amount as requested by the Borrower and pursuant to the terms and conditions of this First Supplement. The Refunding Loan shall be deemed to be part

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of the Construction Loan for all purposes of this First Supplement and the MLA.
               (b) Section 2 of the Supplement is hereby amended by adding to the end of such section the following:
     Notwithstanding anything in the MLA, this First Supplement or any Related Document to the contrary, the Lender agrees to make the Refunding Loans to the Borrower on any Business Day from and after July 31, 2006; provided that notice is given by the Borrower to the Lender before 12:00 Noon (Minneapolis, MN time) on a Business Day which is at least three (3) Business Days prior to the date such Refunding Loan is to be made. Such notice will specify the amount of the Refunding Loan (which shall not exceed $30,367,176), the date the Refunding Loan is to be made and the account in which the proceeds of such Loan are to be deposited. The amount so requested from the Lender shall be made available to the Borrower subject to satisfaction of the conditions set forth below in this Section 2 (and no other conditions contained in the MLA, the First Supplement or any Related Document), by (i) the Lender depositing the same in same day funds in an account of the Borrower or (ii) the Lender wire transferring such funds to a Person designated by the Borrower in writing. The making of the Refunding Loan shall be subject to the satisfaction of following conditions precedent as of the date the Refunding Loan is made:
     (a) Representations and Warranties. All of the representations and warranties of the Borrower contained in the Loan Agreement and in each other Loan Document shall be true and correct in all material respects as though made on and as of such date.
     (b) Notice of Borrowing. The Borrower shall have submitted to the Lender a notice of borrowing for the Refunding Loan which notice of borrowing shall be executed by the Borrower and shall contain representations by the Borrower as follows: (1) the Loan shall be in balance immediately after giving effect to the making of the Refunding Loan and (2) lien waivers have been obtained for all Project Costs outstanding as of such date (in excess of $3,000), as of the date of such notice.
     (c) No Defaults. The Borrower is not in default under the terms of the MLA, the Related Documents or any other agreement to which the Borrower is a party and which relates to the construction of the Project.

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     (d) Loan in Balance. The Loan shall be in balance as required by the provisions of Section 13(d) of the Supplement.
     (e) Government Action. No license, permit, permission or authority necessary for the construction of the Project has been revoked or challenged by or before any Governmental Authority.
               (c) Section 3 of the Supplement is hereby amended by adding to the first sentence of such section at the end of such sentence, immediately before the period, the following:
; provided, that the proceeds of the Refunding Loan may be used to pay a distribution to US BioEnergy Corporation
          (d) Section 13(a) of the Supplement is hereby amended by amending and restating such section in its entirety to read as follows:
Disbursements of the Construction Loan will be made by the Lender in the manner provided in the Disbursing Agreement; provided, however, that the disbursement of the proceeds of the Refunding Loan shall not be subject to the Disbursing Agreement. Subject to Section 13(b) below and other than disbursements of the proceeds of the Refunding Loan, all disbursements will be made by wire transfer of such funds to the deposit account of the Disbursing Agent in the amount of each Draw Request which is approved pursuant to the Disbursing Agreement. All Construction Loan funds (other than the proceeds of the Refunding Loan) will be considered to have been advanced to and received by the Borrower upon, and interest on such funds will be payable by the Borrower from and after, their deposit in such deposit account. The proceeds of the Refunding Loan shall be deposited in the account notified by the Borrower to the Lender.
          Section 3. Conditions to Effectiveness of this Amendment. This Amendment shall become effective as of the date hereof upon the satisfaction of the conditions precedent that the Lender shall have received, on or before the date hereof, executed counterparts of this Amendment, duly executed by each of the parties hereto, and an executed Consent of Guarantor in the form attached hereto as Exhibit A, duly executed by the Guarantor.
          Section 4. Representations and Warranties. The Borrower hereby represents to the Lender that, after giving effect to this Amendment:
               (a) All of the representations and warranties of the Borrower contained in the Loan Agreement and in each other Loan Document are true and correct in all material respects as though made on and as of the date hereof.

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               (b) As the date hereof, no Event of Default has occurred and is continuing under the Loan Agreement.
          Section 5. Miscellaneous.
               (a) Effect; Ratification. The amendments set forth herein are effective solely for the purposes set forth herein and shall be limited precisely as written, and shall not be deemed to (i) be a consent to, or an acknowledgment of, any amendment, waiver or modification of any other term or condition of the Supplement or (ii) prejudice any right or remedy which the Lender may now have or may have in the future under or in connection with the Supplement, as amended hereby, or any other instrument or agreement referred to therein. Each reference in the Supplement to “this Supplement,” “this First Supplement,” “this Agreement,” “herein,” “hereof” and words of like import and each reference in the Loan Agreement and the other Loan Documents to (i) the “Supplement” shall include the Supplement, as amended hereby and (ii) the “First Supplement” shall mean the Supplement, as amended hereby.
               (b) Loan Documents. This Amendment is a Loan Document executed pursuant to the Loan Agreement and shall be construed, administered and applied in accordance with the terms and provisions thereof.
               (c) Counterparts. This Amendment may be executed in any number of counterparts, each such counterpart constituting an original and all of which when taken together shall constitute one and the same instrument.
               (d) Severability. Any provision contained in this Amendment which is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions of this Amendment in that jurisdiction or the operation, enforceability or validity of such provision in any other jurisdiction.
               (e) GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA.
               (f) WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT TO WHICH IT IS A PARTY OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.
(Signature Page Follows)

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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

US BIO ALBERT CITY, LLC,

as Borrower

By:	/s/ CHAD D. HATCH

Name:	Chad Hatch
Title:	Vice President

AGSTAR FINANCIAL SERVICES, PCA,

as Lender

By:	/s/ MARK D. SCHMIDT

Name:	Mark D. Schmidt
Title:	Vice President

EXHIBIT A
Consent of Guarantor
     The undersigned, US BioEnergy Corporation, hereby (i) consents to the modifications to (A) the Master Loan Agreement dated as of November 15, 2005 pursuant to that certain Amendment No. 1 and Waiver to Master Loan Agreement effective as of July 31, 2006 between US Bio Albert City, LLC (the “Borrower”) and AgStar Financial Services, PCA (the “Lender”) and (B) the Amended and Restated First Supplement dated as of January 24, 2006 pursuant to that certain Amendment No. 1 to Amended and Restated First Supplement to Master Loan Agreement effective as of July 31, 2006 between the Borrower and the Lender and (ii) acknowledges and agrees that the obligations of the undersigned contained in that certain Continuing Guaranty made as of November 15, 2005 by the undersigned for the benefit of the Lender are, and shall remain, in full force and effect.

US BIOENERGY CORPORATION

By:	/s/ CHAD HATCH

Name:	Chad Hatch

Title:	VP

3

SECOND SUPPLEMENT
TO THE MASTER LOAN AGREEMENT
(REVOLVING LOAN)
THIS SECOND SUPPLEMENT TO THE MASTER LOAN AGREEMENT (this “Second Supplement”), dated as of November 15, 2005, is between AGSTAR FINANCIAL SERVICES, PCA (the “Lender”) and US BIO ALBERT CITY, LLC, an Iowa limited liability company (the “Borrower”), and supplements that certain Master Loan Agreement, dated as of even date herewith, between the Lender and the Borrower (as the same may be amended, modified, supplemented, extended or restated from time to time, the “MLA”).
1. Definitions. As used in this Supplement, the following terms shall have the following meanings. Capitalized terms used and not otherwise defined in this Supplement shall have the meanings attributed to such terms in the MLA. Terms not defined in either this Supplement or the MLA shall have the meanings attributed to such terms in the Uniform Commercial code, as enacted in the State of Minnesota and as amended from time to time.
     “Availability Date” shall have the meaning specified in Section 5 of this Supplement.
     “Eligible Accounts Receivable” means all unpaid Accounts, net of any credits, except the following shall not in any event be deemed Eligible Accounts:
(a) That portion of Accounts unpaid 30 days or more after the invoice date:
(b) That portion of Accounts that is disputed or subject to a claim of offset or a contra account;
(c) That portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by any Borrower to the customer;
(d) Accounts owed by any unit of government, whether foreign or domestic except Incentive Payments will be considered a part of Eligible Accounts as defined in this Agreement;
(e) Accounts owed by an account debtor located outside the United States;
(f) Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;
(g) Accounts owed by a shareholder, Guarantor, Affiliate, officer or employee of any Borrower;
(h) Accounts not subject to a duly perfected security interest in the Lender’s favor or which are subject to any lien, security interest or claim in favor of any Person other than the Lender, including, without limitation, any payment or performance bond;
(i) That portion of Accounts that has been restructured, extended, amended or modified;

1

(j) That portion of Accounts that constituted advertising, finance charges, service charges or sales or excise taxes; and
(k) Accounts, or portions thereof, otherwise deemed ineligible by the Lender, in its sole discretion, exercised reasonably.
“Eligible Inventory” means all inventory held for ultimate sale or lease, or which has been or will be supplied under contracts of service, or which are raw materials, work in process, or materials used or consumed in the Borrower’s business and that has been specifically identified and accepted by the Lender, excluding all of the following inventory:
(a)	Covered by documents of title, instruments, or chattel paper when these documents, instruments and paper are not owned and held by the Borrower or are subject to competing claims, liens or encumbrances.

(b)	Intended to be sold outside of the ordinary course of business.

(c)	Consigned, sold or leased to others or on consignment or lease from others or subject to a bailment.

(d)	Subject to a competing claim, lien or encumbrance.

(e)	Paid for in advance with progress payments or any other sums to the Borrower in anticipation of the sale and delivery of inventory.

(f)	Obsolete or unusable in the ordinary course of business.

(g)	Inventory of work in progress.

(h)	Inventory that the Lender, in its sole discretion, disqualifies as Eligible Inventory.
“Borrowing Base” means, at any time, the lesser of: (a) $6,500,000.00; or (b) commencing sixty days after start-up of operations, the sum of: (i) 75% of Borrower’s Eligible Accounts Receivable; plus (ii) 75% of Borrower’s Eligible Inventory.
“Borrowing Base Certificate” means the certificate in the form of Exhibit A attached hereto properly completed and duly executed by an authorized officer of the Borrower.
“Incentive Payments” means any and all federal or state governmental subsidies, payments, transfers or other benefits, whether now or hereafter established, received by the Borrower in any fiscal year aged less than 120 days.
“Maximum Rate” shall have the meaning specified in Section 8 of this Supplement.
“Monthly Payment Date” means the first (1st) day of each calendar month.
“Outstanding Credit” means, at any time of determination, the aggregate amount of Advances then outstanding.
“Outstanding Revolving Advance” means the total Outstanding Credit under this Supplement and the Revolving Note.
“Request for Advance” shall have the meaning specified in Section 6(a) of this Supplement.

2

“Revolving Advance” means an advance under this Supplement and the Revolving Note.
“Revolving Loan” shall have the meaning specified in Section 2 of this Supplement.
“Revolving Commitment” shall have the meaning specified in Section 2 of this Supplement.
“Revolving Loan Maturity Date” shall have the meaning specified in Section 2 of this Supplement.
“Revolving Loan Termination Date” shall have the meaning specified in Section 2 of this Supplement.
“Unused Commitment Fee” shall have the meaning specified in Section 6(d) of this Supplement.
     2. Revolving Loan Commitment. On the terms and conditions set forth in the MLA and this Second Supplement, Lender agrees to make one or more advances (collectively, the “Revolving Loan”) to the Borrower, during the period beginning on the Construction Loan Maturity Date (as defined in Section 5 of this Second Supplement) and ending on the Business Day immediately preceding the Revolving Loan Maturity Date (as hereinafter defined in this Section 2) (the “Revolving Loan Termination Date”), in an aggregate principal amount outstanding at any one time not to exceed $6,500,000.00 (the “Revolving Loan Commitment”) provided, however, that at no time shall the Outstanding Revolving Advance exceed the Borrowing Base. The Revolving Loan Commitment shall expire at 12:00 noon Central time on the first (1st) anniversary of the Availability Date (the “Revolving Loan Maturity Date”). Subject to Section 7 of this Second Supplement, under the Revolving Loan Commitment amounts borrowed and repaid or prepaid may be reborrowed at any time prior to and including the Termination Date.
     3. Purpose. The purposes for which advances under the Loan may be used are for general corporate and operating purposes of the Borrower and its subsidiaries, including closing costs and fees associated with the Revolving Loan. The Borrower agrees that the proceeds of

3

the Loan are to be used only for the purposes set forth in this Section 3.
     4. Repayment of the Revolving Loan. The Borrower will pay interest on the Revolving Loan on the first (1st) day of each month, commencing on the first (1st) Monthly Payment Date following the date on which the first Advance is made on the Revolving Loan, and continuing on each Monthly Payment Date thereafter until the Revolving Loan Maturity Date. On the Revolving Loan Maturity Date, the amount of the then unpaid principal balance of the Revolving Loan and any and all other amounts due and owing hereunder or under any other Loan Document relating to the Revolving Loan will be due and payable. If any Payment Date is not a Business Day, then the principal installment then due shall be paid on the next Business Day and shall continue to accrue interest until paid.
     5. Availability. Subject to the provisions of the MLA and this Second Supplement, during the period commencing on the date on which all conditions precedent to the initial advance under the Revolving Loan are satisfied (the “Availability Date”) and ending on the Termination Date, advances under the Revolving Loan will be made as provided in this Second Supplement.
     6. Making the Advances.
          (a) Revolving Advances. Each Revolving Advance shall be made, on notice from the Borrower (a “Request for Advance”) to the Lender delivered before 12:00 Noon (Minneapolis, Minnesota time) on a Business Day which is at least three (3) Business Days prior to the date of such Revolving Advance specifying the amount of such Revolving Advance, provided that, no Revolving Advance shall be made while an Event of Default exists or if the interest rate for such LIBOR Rate Accounts would exceed the Maximum Rate. Any Request for Advance applicable to a Revolving Advance received after 12:00 Noon (Minneapolis, Minnesota time) shall be deemed to have been received and be effective on the next Business Day. The amount so requested from the Lender shall, subject to the terms and conditions of this Second Supplement, be made available to the Borrower by: (i) depositing the same, in same day funds, in an account of the Borrower; or (ii) wire transferring such funds to a Person or Persons designated by the Borrower in writing.
          (b) Requests for Advances Irrevocable. Each Request for Advance shall be irrevocable and binding on the Borrower and the Borrower shall indemnify the Lender against any loss or expense it may incur as a result of any failure to borrow any Advance after a Request for Advance (including any failure resulting from the failure to fulfill on or before the date specified for such Advance the applicable conditions set forth in Article III of this Second Supplement), including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of the liquidation or reemployment of deposits or other funds

4

acquired by the Lender to fund such Advance when such Advance, as a result of such failure, is not made on such date.
          (c) Minimum Amounts. Each Revolving Advance shall be in a minimum amount equal to $50,000.00.
          (d) Unused Commitment Fee. In addition to the underwriting and participation fees payable on the Closing Date, Borrower agrees to pay to the Lender an Unused Commitment Fee on the average daily unused portion of such Lender’s commitment under the Revolving Loan from the Construction Loan Maturity Date until the Revolving Loan Maturity Date at the rate of 0.25% per annum, payable in arrears in quarterly installments payable on the first (1st) day of each third month after the Construction Loan Maturity Date.
          (e) Conditions Precedent to All Advances. The Lender’s obligation to make each Advance under the Revolving Note shall be subject to the terms, conditions and covenants set forth in the MLA and this Second Supplement, including, without limitation, the following further conditions precedent:
               (i) Completion of Project. The Project shall have been completed per the Plans and Specifications and a Completion Certificate shall have been obtained;
               (ii) Repayment of Construction Loan. All obligations of the Borrower’s for the Construction Loan shall have been paid in full;
               (iii) Representations and Warranties. The representations and warranties set forth in the MLA and this Second Supplement are true and correct in all material respects as of the date of the request for any Advance, except as disclosed in writing to the Lender, to the same extent and with the same effect as if made at and as of the date thereof except as disclosed in writing to the Lender;
               (iv) No Defaults. The Borrower is not in default under the terms of the MLA, the Related Documents or any other Material Contracts to which the Borrower is a party and which relates to the construction of the Project or the operation of the Borrower’s business;
               (v) Government Action. No license, permit, permission or authority necessary for the construction or operation of the Project has been revoked or challenged by or before any Governmental Authority; and
               (vi) Marketing Agreements. The Borrower has executed marketing agreements for all ethanol and DDGs to be produced at the Project and provided Lender with collateral assignments of all such agreements in form and content which is satisfactory to Lender and its counsel and acknowledged by the non-Borrower party to all such agreements.
     7. Letters of Credit.

5

          (a) Commitment to Issue. The Borrower may request Revolving Advances by the Lender, and the Lender, subject to the terms and conditions of this Second Supplement, may, in its sole discretion, issue letters of credit for any Borrower’s account (such letters of credit, being hereinafter referred to collectively as the “Letters of Credit”); provided, however, that:
               (i) the aggregate amount of outstanding Letter of Credit Liabilities shall not at any time exceed the amount of $3,000,000.00;
               (ii) the sum of the outstanding Letters of Credit plus the Outstanding Revolving Advances shall not at any time exceed the Borrowing Base.
          (b) Letter of Credit Request Procedure. The Borrower shall give the Lender irrevocable prior notice (effective upon receipt) on or before 3:00 P.M. (Minneapolis, Minnesota time) on the Business Day three Business Days prior to the date of the requested issuance of a Letter of Credit specifying the requested amount, expiry date and issuance date of each Letter of Credit to be issued and the nature of the transactions to be supported thereby. Any such notice received after 3:00 P.M. (Minneapolis, Minnesota time) on a Business Day shall be deemed to have been received and be effective on the next Business Day. Each Letter of Credit shall be in the form of Exhibit B to this Supplement, have an expiration date that occurs on or before the Revolving Loan Maturity Date, shall be payable in U.S. dollars, must be satisfactory in form and substance to the Lender, and shall be issued pursuant to such documentation as the Lender may require, including, without limitation, the Lender’s standard form letter of credit request and reimbursement Second Supplement; provided that, in the event of any conflict between the terms of such Second Supplement and the other Loan Documents, the terms of the other Loan Documents shall control.
          (c) Letter of Credit Fees. The Borrower shall pay to the Lender for (i) all fees, costs, and expenses of the Lender arising in connection with any Letter of Credit, including the Lender’s customary fees for amendments, transfers, and drawings on Letters of Credit and (ii) on the date of the issuance of the Letter of Credit, and at the anniversary date of issuance of such Letter of Credit, an issuance fee equal to two and one-half (2.5%) percent, on an annualized basis, of the maximum amount available to be drawn under the Letter of Credit.
          (d) Funding of Drawings. Upon receipt from the beneficiary of any Letter of Credit of any demand for payment or other drawing under such Letter of Credit, the Issuer shall promptly notify the Borrower as to the amount to be paid as a result of such demand or drawing and the respective payment date. Any notice pursuant to the forgoing sentence shall specify the amount to be paid as a result of such demand or drawing and the respective payment date.
          (e) Reimbursements. After receipt of the notice delivered pursuant to clause (d) of this section with respect to a Letter of Credit, the Borrower shall be irrevocably and unconditionally obligated to reimburse the Lender for any amounts paid by the Lender upon any demand for payment or drawing under the applicable Letter of Credit, without presentment, demand, protest, or other formalities of any kind other than the notice required by clause (d) of this section. Such reimbursement shall occur no later than 3:00 P.M. (Minneapolis, Minnesota time) on the date of payment under the applicable Letter of Credit if the notice under clause (d) of this section is received by 2:00 P.M. (Minneapolis, Minnesota time) on such date or by

6

11:00 A.M. (Minneapolis, Minnesota time) on the next Business Day, if such notice is received after 2:00 P.M. (Minneapolis, Minnesota time). All payments on the Reimbursement Obligations (including any interest earned thereon) shall be made to the Lender for the account of the Lender in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim.
          (f) Reimbursement Obligations Absolute. The Reimbursement Obligations of the Borrower under this Second Supplement shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever and the Borrower hereby waives any defense to the payment of the Reimbursement Obligations based on any circumstance whatsoever, including, without limitation, in any case, the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit or any other Loan Document; (ii) any amendment or waiver of or any consent to departure from any Loan Document; (iii) the existence of any claim, set-off, counterclaim, defense, or other rights which any Borrower or any other Person may have at any time against any beneficiary of any Letter of Credit, the Lender or any other Person, whether in connection with any Loan Document or any unrelated transaction; (iv) any statement, draft, or other documentation presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) payment by the Lender under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or (vi) any other circumstance whatsoever, whether or not similar to any of the foregoing; provided that Reimbursement Obligations with respect to a Letter of Credit may be subject to avoidance by a Borrower if the Borrower proves in a final non-appealable judgment that it was damaged and that such damage arose directly from the Lender’s willful misconduct or gross negligence in determining whether the documentation presented under the Letter of Credit in question complied with the terms thereof.
          (g) Issuer Responsibility. Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Lender, nor any of its respective officers or directors shall have any responsibility or liability to the Borrower or any other Person for: (a) the failure of any draft to bear any reference or adequate reference to any Letter of Credit, or the failure of any documents to accompany any draft at negotiation, or the failure of any Person to surrender or to take up any Letter of Credit or to send documents apart from drafts as required by the terms of any Letter of Credit, or the failure of any Person to note the amount of any instrument on any Letter of Credit, each of which requirements, if contained in any Letter of Credit itself, it is agreed may be waived by the Lender; (b) errors, omissions, interruptions, or delays in transmission or delivery of any messages; (c) the validity, sufficiency, or genuineness of any draft or other document, or any endorsement(s) thereon, even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid, insufficient, fraudulent, or forged or any statement therein is untrue or inaccurate in any respect; (d) the payment by the Lender to the beneficiary of any Letter of Credit against presentation of any draft or other document that does not comply with the terms of the Letter of Credit; or (e) any other circumstance whatsoever in making or failing to make any payment under a Letter of Credit. The Lender may accept documents that appear on

7

their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
     8. Interest Rate. Subject to the provisions of Sections 6 and 9 of this Second Supplement, the Revolving Loan shall bear interest at a rate equal to the LIBOR Rate plus 325 basis points. The computation of interest, amortization, maturity and other terms and conditions of the Revolving Loan shall be as provided in the Revolving Note, provided, however, in no event shall the applicable rate exceed the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received under applicable state or federal laws (the “Maximum Rate”).
     9. Default Interest. In addition to the rights and remedies set forth in the MLA: (i) if the Borrower fails to make any payment to Lender when due (including, without limitation, any purchase of equity of Lender when required), then at Lender’s option in each instance, such obligation or payment shall bear interest from the date due to the date paid at 2% per annum in excess of the rate of interest that would otherwise be applicable to such obligation or payment; (ii) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at Lender’s option in each instance, the unpaid balances of the Revolving Loan shall bear interest from the date of the Event of Default or such later date as Lender shall elect at 2% per annum in excess of the rate(s) of interest that would otherwise be in effect on the Revolving Loan under the terms of the Revolving Note; (iii) after the maturity of the Revolving Loan, whether by reason of acceleration or otherwise, the unpaid principal balance of the Revolving Loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 2% per annum in excess of the rate of interest that would otherwise be in effect on the Revolving Loan under the terms of the Revolving Note. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.
     10. Late Charge. If any payment of principal or interest due under this Supplement or the Revolving Note is not paid within ten (10) days of the due date thereof, the Borrower shall, in addition to such amount, a late charge equal to five percent (5%) of the amount of such payment.
     11. Changes in Law Rendering Certain LIBOR Rate Loans Unlawful. In the event that any change in any applicable law (including the adoption of any new applicable law) or any change in the interpretation of any applicable law by any judicial, governmental or other regulatory body charged with the interpretation, implementation or administration thereof, should make it (or in the good-faith judgment of the Lender should raise a substantial question as to whether it is) unlawful for the Lender to make, maintain or fund LIBOR Rate Loans, then:

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(a) the Lender shall promptly notify each of the other parties hereto; and (b) the obligation of the Lender to make LIBOR rate loans of such type shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness. During the period of any suspension, Lender shall make loans to Borrower that are deemed lawful and that as closely as possible reflect the terms of the MLA.
     12. Payments and Computations.
          (a) Method of Payment. Except as otherwise expressly provided herein, all payments of principal, interest, and other amounts to be made by the Borrower under the Loan Documents shall be made to the Lender in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim, not later than 2:00 P.M. (Minneapolis, Minnesota time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower shall, at the time of making each such payment, specify to the Lender the sums payable under the Loan Documents to which such payment is to be applied and in the event that the Borrower fail to so specify or if an Event of Default exists, the Lender may apply such payment and any proceeds of any Collateral to the Loan Obligations in such order and manner as it may elect in its sole discretion, subject to Section 12(c).
          (b) Application of Funds. Apply all payments received by it to the Borrower’s obligations to Lender in such order and manner as Lender may elect in its sole discretion; provided that any payments received from any guarantor or from any disposition of any collateral provided by such guarantor shall only be applied against obligations guaranteed by such guarantor.
          (c) Payments on a Non-Business Day. Whenever any payment under any Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and fees, as the case may be.
          (d) Proceeds of Collateral. All proceeds received by the Lender from the sale or other liquidation of the Collateral when an Event of Default exists shall first be applied as payment of the accrued and unpaid fees and expenses of the Lender hereunder and then to all other unpaid or unreimbursed Loan Obligations (including reasonable attorneys’ fees and expenses) owing to the Lender and then any remaining amount of such proceeds shall be applied to the unpaid amounts of Loan Obligations, until all the Loan Obligations have been paid and satisfied in full or cash collateralized. After all the Loan Obligations (including without limitation, all contingent Loan Obligations) have been paid and satisfied in full, all Commitments terminated and all other obligations of the Lender to the Borrower otherwise satisfied, any proceeds of Collateral shall be delivered to the Person entitled thereto as directed by the Borrower or as otherwise determined by applicable law or applicable court order.
          (e) Computations. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days lapsed over

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a year of 365 or 366 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.
     13. Maximum Amount Limitation. Anything in this MLA, this Second Supplement, or the other Loan Documents to the contrary notwithstanding, Borrower shall not be required to pay unearned interest on the Revolving Note or any of the Loan Obligations, or ever be required to pay interest on the Revolving Note or any of the Loan Obligations at a rate in excess of the Maximum Rate, if any. If the effective rate of interest which would otherwise be payable under the MLA, this Supplement, the Revolving Note, or any of the other Loan Documents would exceed the Maximum Rate, if any, then the rate of interest which would otherwise be contracted for, charged, or received under the MLA, this Supplement, the Revolving Note, or any of the other Loan Documents shall be reduced to the Maximum Rate, if any. If any unearned interest or discount or property that is deemed to constitute interest (including, without limitation, to the extent that any of the fees payable by Borrower for the Loan Obligations to the Lender under the MLA, this Supplement, the Revolving Note, or any of the other Loan Documents are deemed to constitute interest) is contracted for, charged, or received in excess of the Maximum Rate, if any, then such interest in excess of the Maximum Rate shall be deemed a mistake and canceled, shall not be collected or collectible, and if paid nonetheless, shall, at the option of the holder of the Revolving Note, be either refunded to the Borrower, or credited on the principal of the Revolving Note. It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable law, all calculations of the rate of interest or discount contracted for, charged or received by the Lender under the Revolving Note, or under any of the Loan Documents, that are made for the purpose of determining whether such rate exceeds the Maximum Rate applicable to the Lender, if any, shall be made, to the extent permitted by applicable laws (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full terms of the Advances evidenced by the Revolving Note, and any renewals thereof all interest at any time contracted for, charged or received by Lender in connection therewith. This section shall control every other provision of all agreements among the parties to the MLA pertaining to the transactions contemplated by or contained in the Loan Documents, and the terms of this section shall be deemed to be incorporated in every Loan Document and communication related thereto.
     14. Lender Records. All advances and all payments or prepayments made thereunder on account of principal or interest may be evidenced by the Lender in accordance with its usual practice in an account or accounts evidencing such advances and all payments or prepayments thereunder from time to time and the amounts of principal and interest payable and paid from time to time thereunder; in any legal action or proceeding in respect of the Notes, the entries made in such account or accounts shall be prima facie evidence of the existence and amounts of all advances and all payments or prepayments made thereunder on account of principal or interest. Lender shall provide monthly statements of such entries to Borrower for the purpose of confirming the accuracy of such entries.
     15. Mandatory Prepayments or Collateralization. The Borrowers shall, within five (5) days following the earlier of the delivery of each Borrowing Base Certificate hereof or the day upon which such Borrowing Base Certificate was due, either (i) prepay the Advances in the amount, if any, by which the Outstanding Credit on the date of prepayment under this Section 15

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exceeds the Borrowing Base at such time, together with accrued interest to the date of such prepayment on the amount prepaid, or (ii) pledge and assign to the Lender additional collateral acceptable to the Lender, in the Lender’s sole discretion, and deliver all documentation that the Lender, in its sole discretion, may require in connection with such pledge and assignment and the perfection of a first-priority security interest in such additional collateral, so that the Borrowing Base plus the value assigned by the Lender, in its sole discretion, to such additional collateral equals or exceeds the Outstanding Credit.
     16. Loan Payments. During the continuance of an Event of Default, the Lender may deduct any obligations due or any other amounts due and payable by the Borrower under the Loan Documents from any accounts maintained with the Lender.
     17. Reporting Requirements. In addition to the reporting requirements under Section 5.01(c) in the MLA, the Borrower will furnish to the Lender as soon as available and in any event within 30 days after the end of each month (or at such other times or with such greater frequency as is requested by the Lender), a duly completed Borrowing Base Certificate, setting forth the Borrowing Base as of the last day of such month calculated based upon collateral value criteria and advance rates which do not exceed those set forth in the Borrowing Base Certificate, and including such other information, representation and warranties contemplated therein, certified by the appropriate authorized officer of the Borrower.
     18. Compensation. Upon the request of the Lender, the Borrower shall pay to the Lender such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate it for any loss, cost, or expense (excluding loss of anticipated profits incurred by it) as a result of: (i) any payment, prepayment, or conversion of a LIBOR rate loan for any reason on a date other than the last day of the Interest Period for such Loan; or (ii) any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in the MLA or this Supplement to be satisfied) to borrow, extend, or prepay a LIBOR rate loan on the date for such borrowing, extension, or prepayment specified in the relevant notice of borrowing, extension or prepayment under this Agreement.
     Such indemnification may include any amount equal to the excess, if any, of: (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrower, convert or extend to the last day of the applicable Interest Period (or in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such loan as provided for herein; over (b) the amount of interest (as reasonably determined by the Lender) which would have accrued to the Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market. The covenants of the Borrower set forth in this section shall survive the repayment of the Revolving Loan and other obligations under the Loan Documents hereunder.
     19. Security. The Borrower’s obligations hereunder and, to the extent related thereto, the MLA, shall be secured as provided in the MLA.

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IN WITNESS WHEREOF, the parties have caused this Second Supplement to the Master Loan Agreement to be executed by their duly authorized officers as of the date shown above.

US BIO ALBERT CITY, LLC an Iowa limited liability company

By:	/s/ CHAD D. HATCH

Name:	Chad D. Hatch
Title:	Vice President and Treasurer

AGSTAR FINANCIAL SERVICES, PCA an United States corporation

By:	/s/ MARK SCHMIDT

Mark Schmidt
Its Vice President

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EXHIBIT A
BORROWING BASE CERTIFICATE
Detailed Calculation
Date:                      ____,______

1	Accounts Receivable:
	___________________ (ethanol)	$
	___________________ (DDGs)	$
	Other	$
	Other	$
	Total	$
	Deduct Ineligible Accounts	$
(31 days or more from invoice date)
	Deduct Ineligible Accounts	$
(as determined by Bank)
	Eligible Accounts Receivable	$
	Multiply by Borrowing Base Factor		75.00%
	Accounts Receivable Loan Availability			$

2	Corn and Distiller’s Dried Grain (current value)
	Ending Corn Inventory	$
	Ending DDGs Inventory	$
Total Inventory
	Multiply by Borrowing Base Factor		75.00%
	Corn Inventory Loan Availability			$

3	Ethanol Inventories (lower of cost or market)
	Ending Fuel Ethanol Inventory	$
	Ending Denaturant Inventory	$
	Ending AA Enzyme Inventory	$
	Ending GA Enzyme Inventory	$
Other Inventory
	Total Inventory	$
	Multiply by Borrowing Base Factor		75.00%
	Inventory Loan Availability			$

4	Total Borrowing Base (Totals from #1, #2, & #3)			$

5	Outstanding Loan Balance (as of month end)	$

6	Margin (Line 4 minus Line 5)			$

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EXHIBIT B
FORM OF LETTER OF CREDIT
IRREVOCABLE STANDBY LETTER OF CREDIT NO. ________
(Date)

(Beneficiary)
Ladies and Gentlemen:
At the request of US Bio Albert City, LLC,                     , Albert City, IA                     , we hereby establish our Irrevocable Standby Letter of Credit in your favor in the amount of $ ___ U.S. dollars.
We undertake that drawings under this Letter of Credit will be honored upon presentation of your draft drawn on AgStar Financial Services, PCA, at 1921 Premier Drive, Mankato, Minnesota 56002-4249 and the original of this Letter of Credit prior to the expiration date set forth herein. All drafts submitted to Agstar Financial Services, PCA must indicate the number and date of this credit.
This Letter of Credit expires on                     , but will automatically renew on each anniversary date of                      for an additional one (1) year if you have not received by registered mail notification of our intention not to renew sixty (60) days prior to the original expiration date and each subsequent expiration date. However, in no event will this Letter of Credit be extended beyond                    . Unless AgStar is notified of an address to the contrary the notification will be sent to                                                             .
Except as expressly stated herein, this undertaking is not subject to any conditions or qualification. The obligation of AgStar Financial Services, PCA, under this Letter of Credit shall be the individual obligation of AgStar Financial Services, PCA, and in no way contingent upon reimbursement with respect thereto.
This credit is subject to the Uniform Customs and Practice for Documentary Credits, 1993 Version, of the International Chamber of Commerce or any successor publication.
Sincerely,
AGSTAR FINANCIAL SERVICES, PCA
Mark Schmidt

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